THIS PROSPECTUS SUPPLEMENT RELATES TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IS SUBJECT TO COMPLETION OR AMENDMENT.

                                                Filed pursuant to Rule 424(b)(5)
                                                    Registration Number 33-62451

                             SUBJECT TO COMPLETION
                                JANUARY 26, 1996

PROSPECTUS SUPPLEMENT                                                     [LOGO]
(To Prospectus Dated December 4, 1995)

7,000,000 DECS-SM-
(DEBT EXCHANGEABLE FOR COMMON STOCK-SM-)

U S WEST, INC.
     % EXCHANGEABLE NOTES DUE               , 1999

(SUBJECT TO EXCHANGE INTO SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, OF FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.)

The principal amount of each of the     % Exchangeable Notes  Due              ,
1999 (each, a "DECS"), of U S WEST, Inc., a Delaware corporation ("U S WEST"), being offered hereby will be $ (the last sale price of the common stock, par value $.01 per share (the "FSA Holdings Common Stock"), of Financial Security Assurance Holdings Ltd., a New York corporation ("FSA Holdings"), on
            ,  1996, as reported on the  New York Stock Exchange Composite Tape)
(the "Initial Price"). The DECS will mature on              , 1999. Interest  on
the  DECS, at the  rate of     % of  the principal amount  per annum, is payable
quarterly on          ,          ,                and               ,  beginning
        , 1996. DECS are not subject to redemption or any sinking fund prior to maturity.

At maturity (including as a result of acceleration or otherwise), the principal amount of each DECS will be mandatorily exchanged by U S WEST into a number of shares of FSA Holdings Common Stock (or, at U S WEST's option under the circumstances described herein, the cash equivalent) at the Exchange Rate (as defined herein). The Exchange Rate is equal to, subject to certain adjustments,
(a) if the Maturity Price per share of FSA Holdings Common Stock is greater than
or  equal to $    per share of  FSA Holdings Common Stock,         shares of FSA
Holdings Common Stock per DECS, (b) if the Maturity Price is less than $ but is greater than the Initial Price, a fractional share of FSA Holdings Common Stock per DECS so that the value thereof at the Maturity Price equals the Initial Price and (c) if the Maturity Price is less than or equal to the Initial Price, one share of FSA Holdings Common Stock per DECS. The "Maturity Price" means the average Closing Price (as defined herein) per share of FSA Holdings Common Stock on the 20 Trading Days (as defined herein) immediately prior to maturity, except as otherwise described herein. Accordingly, the value of the FSA Common Stock to be received by holders of the DECS (or the cash equivalent) at maturity will not necessarily equal the principal amount thereof. The DECS will be unsecured obligations of U S WEST ranking pari passu with all of its other unsecured and unsubordinated indebtedness. FSA Holdings will have no obligations with respect to the DECS. See "Description of the DECS."

SEE "RISK FACTORS RELATING TO DECS" BEGINNING ON PAGE S-3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS.

Attached hereto as Appendix A and included as part of this Prospectus Supplement is a prospectus of FSA Holdings relating to the shares of FSA Holdings Common Stock that may be received by holders of DECS at maturity. The FSA Holdings Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "FSA".

For a discussion of certain United States federal income tax consequences for holders of DECS, see "Certain United States Federal Income Tax Considerations."

"DECS" and "Debt Exchangeable for Common Stock" are service marks of Salomon Brothers Inc.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING

PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
---------------------------------------------------------------------------------------

                                         PRICE TO       UNDERWRITING   PROCEEDS TO
                                         PUBLIC(1)      DISCOUNT       U S WEST(1)(2)
Per DECS...............................  $              $              $
Total (3)..............................  $              $              $
---------------------------------------------------------------------------------------

(1)  Plus accrued interest,  if any, from                 , 1996  to the date of
    delivery.
(2) Before deducting expenses payable by U S WEST, estimated at $      .
(3) U S WEST has granted to the Underwriters a 30-day option to purchase up to an aggregate of 1,050,000 additional DECS at the Price to Public, less Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public,
    Underwriting Discount  and Proceeds  to U  S WEST  will be  $              ,
    $         and $         , respectively. See "Plan of Distribution."

The DECS are offered subject to receipt and acceptance by the Underwriters, to prior sales and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the DECS will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of The
Depository Trust Company, on or about             , 1996.

SALOMON BROTHERS INC
                          DONALDSON, LUFKIN & JENRETTE
                                 SECURITIES CORPORATION

                                                                 LEHMAN BROTHERS

The date of this Prospectus Supplement is             , 1996.

On November 1, 1995, as part of the Recapitalization Plan described herein under "Recent Development," U S WEST changed its state of incorporation from Colorado to Delaware through the merger of U S WEST, Inc., a Colorado corporation and U S WEST's predecessor ("U S WEST Colorado"), with and into U S WEST, with U S WEST continuing as the surviving corporation. As used herein, unless the context otherwise requires, references to "U S WEST" shall refer to U S WEST and U S WEST Colorado, its Colorado predecessor.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DECS AND THE FSA HOLDINGS COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE (WITH RESPECT TO THE FSA HOLDINGS COMMON STOCK) IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         RISK FACTORS RELATING TO DECS

    As described in more detail below, the trading price of the DECS may vary considerably prior to maturity (including by acceleration or otherwise, "Maturity") due to, among other things, fluctuations in the market price of FSA Holdings Common Stock and other events that are difficult to predict and beyond U S WEST's control.

COMPARISON TO OTHER DEBT SECURITIES; RELATIONSHIP TO FSA HOLDINGS COMMON STOCK

    The terms of the DECS differ from those of ordinary debt securities in that the value of the FSA Holdings Common Stock (or cash equivalent thereof) that a holder of the DECS will receive upon mandatory exchange of the principal amount thereof at Maturity (the "Amount Receivable at Maturity") is not fixed, but is based on the market price of the FSA Holdings Common Stock as specified in the Exchange Rate (as defined under "Description of the DECS"). There can be no assurance that the Amount Receivable at Maturity will be equal to or greater than the principal amount of the DECS. For example, if the Maturity Price of the FSA Holdings Common Stock is less than the Initial Price, the Amount Receivable at Maturity will be less than the principal amount paid for the DECS, in which case an investment in DECS would result in a loss.

    In addition, the opportunity for equity appreciation afforded by an investment in the DECS is less than the opportunity for equity appreciation afforded by an investment in FSA Holdings Common Stock because the Amount Receivable at Maturity will only exceed the principal amount of such DECS if the Maturity Price exceeds the Threshold Appreciation Price (as defined under "Description of the DECS"), which represents an appreciation of % of the Initial Price. Moreover, holders of the DECS will only be entitled to receive upon exchange at Maturity % of any appreciation of the value of FSA Holdings Common Stock in excess of the Threshold Appreciation Price. Because the market price of the FSA Holdings Common Stock is subject to market fluctuations, the Amount Receivable at Maturity may be more or less than the principal amount of the DECS.

    It is impossible to predict whether the price of FSA Holdings Common Stock will rise or fall. Trading prices of FSA Holdings Common Stock will be influenced by FSA Holdings's operational results and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the stock exchange on which FSA Holdings Common Stock is traded and the market segment of which FSA Holdings is a part. See the prospectus relating to FSA Holdings and to FSA Holdings Common Stock attached hereto as Appendix A and included as part of this Prospectus Supplement. Trading prices of FSA Holdings Common Stock also may be influenced if U S WEST or another principal shareholder of FSA Holdings hereafter issues securities with terms similar to those of the DECS or otherwise transfers shares of FSA Holdings Common Stock. As of the date hereof, a wholly owned subsidiary of U S WEST held an aggregate of 15,856,910 shares of FSA Holdings Common Stock, 7,000,000 shares of which (8,050,000 shares if the Underwriters' over-allotment option is exercised in full) U S WEST may deliver to holders of the DECS at Maturity.

DILUTION OF FSA HOLDINGS COMMON STOCK

    The Amount Receivable at Maturity is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and certain other actions of FSA Holdings that modify its capital structure. See "Description of the DECS -- Dilution Adjustments; Reorganization Events." Such Amount Receivable at Maturity may not be adjusted for other events, such as offerings of FSA Holdings Common Stock for cash or in connection with acquisitions, that may adversely affect the price of FSA Holdings Common Stock and, because of the relationship of such Amount Receivable at Maturity to the price of FSA Holdings Common Stock, such other events may adversely affect the trading price of the DECS. There can be no assurance that FSA Holdings will not make offerings of FSA Holdings Common Stock or take such other action in the future or as to the amount of such offerings, if any. In addition, until such time, if any, as U S WEST shall deliver shares of FSA Holdings Common Stock to holders of the DECS at Maturity thereof, holders of the DECS will not be entitled to any rights with respect to FSA Holdings Common Stock (including, without limitation, voting rights and the rights to receive any dividends or other distributions in respect thereof).

NO OBLIGATION ON THE PART OF FSA HOLDINGS WITH RESPECT TO THE DECS

    FSA Holdings has no obligations with respect to the DECS or the Amount Receivable at Maturity, including any obligation to take the needs of U S WEST or of holders of the DECS into consideration for any reason. FSA Holdings will not receive any of the proceeds of the offering of the DECS made hereby and is not responsible for, and has not participated in, the determination of the time of, prices for or quantities of DECS to be issued or the determination or calculation of the Amount Receivable at Maturity. FSA Holdings is not involved with the administration or trading of the DECS and has no obligations with respect to the Amount Receivable at Maturity.

POSSIBLE ILLIQUIDITY OF THE SECONDARY MARKET

    It is not possible to predict how the DECS will trade in the secondary market or whether such market will be liquid or illiquid. DECS are novel and innovative securities and there is currently no secondary market for the DECS. The DECs will not be listed or traded on any securities exchange or trading market. Accordingly, pricing information for the DECS may be difficult to obtain and the liquidity of the DECS may be limited. The Underwriters currently intend, but are not obligated, to make a market in the DECS. There can be no assurance that a secondary market will develop or, if a secondary market does develop, that it will provide the holders of the DECS with liquidity or that it will continue for the life of the DECS.

UNCERTAINTY OF FEDERAL INCOME TAX CONSEQUENCES

    No statutory, judicial or administrative authority directly addresses the characterization of the DECS or instruments similar to the DECS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the DECS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the DECS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under "Certain United States Federal Income Tax Considerations."

                                 U S WEST, INC.

    U S WEST is a diversified global communications company engaged in the telecommunications, cable, wireless communications and multimedia content and services businesses. U S WEST conducts its businesses through two groups: the U S WEST Communications Group (the "Communications Group") and the U S WEST Media Group (the "Media Group").

    The Communications Group provides telecommunications services to more than 25 million residential and business customers in the states of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming (collectively, the "Communications Group Region"). Such services include local telephone services, exchange access services and certain long distance services, as well as various new services, including Caller ID, voice messaging and high-speed data networking services. The Communications Group also provides customer premise equipment and certain communications services to business customers and governmental agencies both inside and outside the Communications Group Region.

    The Media Group is comprised of (i) cable and telecommunications network businesses outside the Communications Group Region and internationally, (ii) domestic and international wireless communications network businesses and (iii) domestic and international multimedia content and services businesses. The Media Group's cable and telecommunications businesses include domestic cable and telecommunications businesses and investments outside of the Communications Group Region, including U S WEST's cable systems in the Atlanta, Georgia metropolitan area and its interest in Time Warner Entertainment Company, L.P., and international cable and telecommunications investments, including U S WEST's interest in TeleWest plc, the largest provider of combined cable and telecommunications services in the United Kingdom. The Media Group provides domestic wireless communications products and services, including cellular services, to a rapidly growing customer base. U S WEST and AirTouch Communications, Inc. ("AirTouch") have entered into Phase I of a cellular joint venture pursuant to which their domestic cellular properties will receive centralized services from a Wireless Management Company on a contract basis. Upon consummation of Phase II of the joint venture, the domestic cellular properties of U S WEST and AirTouch will be combined to form the third largest cellular company in the United States. The Media Group also provides wireless communications services internationally through Mercury One-2-One, the world's first Personal Communications Service, in the United Kingdom. The Media Group's multimedia content and services businesses develop and package content and information services, including telephone directories, database marketing and other interactive services in domestic and international markets. The Media Group also includes the businesses of U S WEST's capital assets segment, including U S WEST's interest in FSA Holdings.

                               RECENT DEVELOPMENT

    On November 1, 1995, U S WEST created two classes of common stock that are intended to reflect separately the performance of the Communications Group and the Media Group and changed the state of incorporation of U S WEST from Colorado to Delaware (the "Recapitalization Plan"). The Recapitalization Plan was effected in accordance with the terms of an Agreement and Plan of Merger, dated August 17, 1995, between U S WEST Colorado and U S WEST pursuant to which (i) U S WEST Colorado was merged with and into U S WEST, with U S WEST continuing as the surviving corporation and (ii) each outstanding share of Common Stock, without par value, of U S WEST Colorado was converted into one share of U S WEST Communications Group Common Stock, par value $.01 per share, of U S WEST, which is intended to reflect separately the performance of the Communications Group, and one share of U S WEST Media Group Common Stock, par value $.01 per share, of U S WEST, which is intended to reflect separately the performance of the Media Group.

    The Recapitalization Plan was approved by U S WEST Colorado's shareholders at a special meeting held on October 31, 1995. Implementation of the Recapitalization Plan has not resulted in the transfer of any assets from U S WEST or any of its subsidiaries or altered the legal nature of U S WEST's obligations to its creditors. Creditors of U S WEST, including the holders of the DECS, will continue to benefit from the cash flow of the subsidiaries comprising both the Communications Group and the Media Group, subject to the satisfaction of obligations by such subsidiaries.

    The Recapitalization Plan is not expected to have any adverse impact on U S WEST's credit rating. However, as part of its growth strategy, U S WEST from time to time engages in discussions regarding acquisitions. U S WEST may fund any such acquisitions, if consummated, with internally generated funds, debt or equity. The incurrence of indebtedness to fund such acquisitions and/or the assumption of indebtedness in connection with such acquisitions could result in a downgrading of U S WEST's credit rating and, as a result, have an adverse effect upon the market value of the DECS.

                   FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

    FSA Holdings, through its indirect wholly owned subsidiary, Financial Security Assurance Inc. ("FSA"), is primarily engaged in the business of providing financial guaranty insurance on asset-backed securities and municipal bonds. FSA was the first insurance company organized to insure asset-backed obligations and has been a leading insurer of asset-backed obligations (based on number of transactions insured) since its inception in 1985. FSA expanded the focus of its business in 1990 to include financial guaranty insurance of municipal obligations.

    FSA's underwriting policy is to insure asset-backed and municipal obligations that would otherwise be investment grade without the benefit of FSA's insurance. The asset-backed obligations insured by FSA are generally issued in structured transactions and are backed by pools of assets such as residential mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. The municipal obligations insured by FSA consist primarily of general obligation bonds that are supported by the issuers' taxing power and special revenue bonds and other special obligations of state and local governments that are supported by the issuers' ability to impose and collect fees and charges for public services or specific projects. Financial guaranty insurance written by FSA guarantees payment when due of scheduled payments on an issuer's obligation. In the case of a payment default on an insured obligation, FSA is generally required to pay the principal, interest or other amounts due in accordance with the obligation's original payment schedule or, at its option, to pay such amounts on an accelerated basis.

    FSA Holdings' business strategy is to remain a leading insurer of asset-backed obligations and to become a more prominent insurer of municipal obligations. FSA Holdings expects to continue to emphasize a diversified insured portfolio characterized by insurance of both asset-backed and municipal obligations, with a broad geographic distribution and a variety of revenue sources and transaction structures.

    In December 1995, FSA Holdings acquired Capital Guaranty Corporation ("Capital Guaranty") in a merger transaction in which Capital Guaranty became a direct wholly owned subsidiary of FSA Holdings (the "Merger"). Capital Guaranty, through its wholly owned subsidiary, Capital Guaranty Insurance Company ("CGIC"), provided financial guaranty insurance on municipal bonds. In connection with the Merger, CGIC, whose principal business is now as a reinsurer of policies written by FSA, changed its name to "Financial Security Assurance of Maryland Inc."

    For the nine months ended September 30, 1995, FSA had gross premiums written of $78.3 million, of which 46% related to insurance of municipal obligations and 54% related to insurance of asset-backed obligations. At September 30, 1995, FSA had net insurance in force of $52.5 billion, of which 59% represented insurance on municipal obligations and 41% represented insurance on asset-backed obligations. As of September 30, 1995, pro forma net insurance in force would have been $71.7 billion, of which 70% represented insurance on municipal obligations and 30% represented insurance on asset-backed obligations.

    At September 30, 1995, FSA Holdings and its subsidiaries had total assets of $1,137.3 million, an increase of 5.9% from December 31, 1994, and shareholders' equity of $608.6 million, an increase of 11.6% from December 31, 1994. After giving pro forma effect to the Merger as if it had occured as of September 30, 1995, total assets would have been $1,463.2 million and shareholders' equity would have been $751.4 million. For a summary of the results of FSA Holdings for the three months and year ended December 31, 1995, see "Recent Developments" in the prospectus of FSA Holdings attached hereto as Appendix A.

    For additional information about FSA Holdings and Capital Guaranty, see the prospectus of FSA Holdings attached hereto as Appendix A. FSA Holdings is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The prospectus of FSA Holdings attached hereto as Appendix A incorporates the 1994 Annual Reports on Form 10-K of FSA Holdings and Capital Guaranty, the Quarterly Reports on Form 10-Q of FSA Holdings and Capital Guaranty for the quarters ended March 31, June 30 and September 30, 1995, the Current Reports on Form 8-K, dated August 18, 1995 and December 20, 1995, of FSA Holdings, the Current Reports on Form 8-K, dated August 22, 1995 and December 20, 1995, of Capital Guaranty, the description of the FSA Holdings Common Stock contained in FSA Holdings' Registration Statement on Form 8-A, declared effective on May 6, 1994, and all documents filed by FSA Holdings pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of such prospectus and prior to the termination of this DECS offering. Such documents may be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at its regional offices and at the offices of the NYSE, on which the FSA Holdings Common Stock is listed. Such documents, without exhibits, also may be obtained by writing to the Secretary of FSA Holdings, Financial Security Assurance Holdings Ltd., 350 Park Avenue, New York, New York 10022 (telephone number (212) 826-0100). See "Available Information" and "Incorporation of Certain Documents by Reference" in the prospectus of FSA Holdings attached hereto as Appendix A.

                 RELATIONSHIP BETWEEN U S WEST AND FSA HOLDINGS

    A  wholly  owned  subsidiary  of  U  S  WEST  currently  owns  approximately
15,856,910 shares of FSA Holdings Common Stock (50.3% of the outstanding FSA Holdings Common Stock) and has the right to vote 13,962,970 shares of FSA Holdings Common Stock (41.7% of the voting power of the outstanding equity of FSA Holdings). In addition, four of the directors of FSA Holdings are officers of U S WEST or its affiliates. FSA Holdings is operated as a corporation independent from U S WEST, and while U S WEST may have some influence over FSA Holdings, U S WEST does not consider that its ownership of FSA Holdings Common Stock affords it the power to control the management of FSA Holdings. Moreover, because U S WEST is not required to retain its current holdings of shares of FSA Holdings Common Stock in connection with the DECS or otherwise and may sell some or all of such shares from time to time, there can be no assurance that U S WEST will have any influence over the actions and decisions taken and made by FSA Holdings. A principal shareholder of FSA Holdings has a right of first offer with respect to the shares of FSA Holdings Common Stock which may be delivered by U S WEST at Maturity. In the event such shareholder exercises such option, U S WEST may be required to deliver cash at Maturity. For a description of certain relationships between U S WEST and FSA Holdings, see "Certain Relationships and Related Transactions" in the prospectus of FSA Holdings attached hereto as Appendix A.

    In connection with the offering of the DECS, FSA Holdings has agreed to indemnify U S WEST against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and to pay the expenses of U S WEST incurred in connection therewith. FSA Holdings has no obligations with respect to the DECS. See "Risk Factors Relating to DECS -- No Obligation on the Part of FSA Holdings with Respect to the DECS."

                                 CAPITALIZATION

    The following table sets forth the unaudited consolidated capitalization of U S WEST at September 30, 1995, and as adjusted to reflect the application of the estimated net proceeds from the sale of the DECS (assuming the Underwriters' over-allotment option is not exercised) and the sale of certain securities by U S WEST and its affiliates subsequent to September 30, 1995. See "Use of Proceeds." The table should be read in conjunction with U S WEST's consolidated financial statements and notes thereto included in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                                 AT SEPTEMBER 30, 1995
                                                              ----------------------------
                                                              ACTUAL (1)   AS ADJUSTED (1)
                                                              ----------   ---------------
                                                                 (DOLLARS IN MILLIONS)
Short-term borrowings.......................................   $ 3,640     $       (2)
                                                              ----------   ---------------
                                                              ----------   ---------------
Long-term borrowings:
  Debentures, notes and other...............................   $ 5,144     $       (2)
  DECS......................................................     --
                                                              ----------   ---------------
Total long-term borrowings..................................   $ 5,144     $       (2)
                                                              ----------   ---------------
Company obligated mandatorily redeemable preferred
 securities of subsidiary trust holding solely company
 guaranteed debentures......................................   $   600     $
                                                              ----------   ---------------
Preferred stock subject to mandatory redemption.............   $    51     $
                                                              ----------   ---------------
Common shareholders' equity:
    Common shares -- no par, 2,000,000,000 authorized;
     471,650,698 outstanding................................   $ 8,161     $
    Cumulative deficit......................................      (223)
    LESOP guarantee.........................................      (157)
    Foreign currency translation adjustment.................       (17)
                                                              ----------   ---------------
Total common shareholders' equity...........................   $ 7,764     $       (3)
                                                              ----------   ---------------
Total capitalization........................................   $13,559     $       (2)(3)
                                                              ----------   ---------------
                                                              ----------   ---------------

------------------------
(1) Does not give effect to the 10,164,480 shares of common stock, without par value, of U S WEST Colorado ("Common Stock") that were issuable at September 30, 1995 upon exercise of exercisable options under U S WEST's stock option plans or the 9,633,826 shares of Common Stock that were issuable upon conversion of Liquid Yield Option Notes due 2011 of U S WEST outstanding at September 30, 1995.

(2) Gives effect to (i) the issuance by U S WEST Capital Funding, Inc. on October 6, 1995 of $300 million of 6 3/4% Notes Due October 1, 2005, (ii) the issuance by U S WEST Communications, Inc. on October 13, 1995 of $250 million of 6 3/8% Notes due 2002 and $250 million of 7 1/4% Debentures due 2035, (iii) the issuance by U S WEST Capital Funding, Inc. on October 27, 1995 of $250 million of 6.31% Notes Due November 1, 2005, (iv) the issuance by U S WEST Communications, Inc. on November 10, 1995 of $250 million of 7.20% Debentures due 2026, (v) the issuance by U S WEST Communications, Inc. on November 21, 1995 of $250 million of 6.125% Notes due November 21, 2000, (vi) the issuance by U S WEST Communications, Inc. on November 27, 1995 of Swiss Francs 150 million of 4 1/8% Bonds due 2001, (vii) the issuance by U S WEST Capital Funding, Inc. between November 9, 1995 and of an aggregate of $ million of medium-term notes bearing interest ranging from % to % and (viii) the issuance by U S WEST on December 11, 1995 of 5,430,800 7.625% Exchangeable Notes Due December 15, 1998, and the application of the net proceeds thereof to the reduction of short-term borrowings.

(3) The Recapitalization Plan has not affected the total common shareholders' equity or the total capitalization of U S WEST.

                             SUMMARY FINANCIAL DATA

    The summary financial data below should be read in conjunction with the financial statements and notes thereto included in U S WEST's Annual Report on Form 10-K for the year ended December 31, 1994 and Form 10-Q for the nine months ended September 30, 1995. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. The summary financial data at December 31, 1990, 1991, 1992, 1993 and 1994 and for each of the five years ended December 31, 1994 are derived from the consolidated financial statements of U S WEST which have been audited by Coopers & Lybrand L.L.P., independent certified public accountants. See "Experts" in the accompanying Prospectus. The summary financial data at September 30, 1994 and 1995 and for the nine months ended September 30, 1994 and 1995 are derived from the unaudited consolidated financial statements of U S WEST, which have been prepared on the same basis as U S WEST's audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods.

                                                                                                                 NINE MONTHS ENDED
                                                                              YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                                                    -------------------------------------------  ------------------
                                                                     1990     1991     1992     1993     1994     1994      1995
                                                                    -------  -------  -------  -------  -------  -------  ---------
                                                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
FINANCIAL DATA
Sales and other revenues..........................................  $ 9,369  $ 9,528  $ 9,823  $10,294  $10,953  $ 8,114  $   8,686
Income from continuing operations (1).............................    1,145      840    1,076      476    1,426    1,017        973
Net income (loss) (2).............................................    1,199      553     (614)  (2,806)   1,426    1,017        964
Total assets......................................................  $22,160  $23,375  $23,461  $20,680  $23,204  $21,388  $  24,761
Total debt (3)....................................................    5,147    5,969    5,430    7,199    7,938    7,251      8,784
Shareholders' equity..............................................    9,240    9,587    8,268    5,861    7,382    6,724      7,764
Earnings per common share (continuing operations) (1).............     2.97     2.09     2.61     1.13     3.14     2.25       2.06
Earnings (loss) per common share..................................     3.11     1.38    (1.49)   (6.69)    3.14     2.25       2.04
Return on common shareholders' equity (4).........................     13.7%     5.7%    14.4%   --        21.6%    21.0%      16.8%
Percentage of debt to total capital (3)...........................     35.8%    38.4%    39.6%    55.1%    51.8%    51.9%      51.1%
Capital expenditures (3)..........................................  $ 2,217  $ 2,425  $ 2,554  $ 2,441  $ 2,820  $ 1,958  $   2,183
OPERATING DATA
EBITDA (5)........................................................  $ 3,889  $ 3,920  $ 3,963  $ 4,228  $ 4,559  $ 3,443  $   3,713
Telephone network access lines in service (thousands).............   12,562   12,935   13,345   13,843   14,336   14,175     14,670
Billed access minutes of use (millions)...........................   38,832   41,701   44,369   48,123   52,275   38,719     42,489
Cellular subscribers..............................................  219,000  300,000  415,000  601,000  968,000  821,000  1,269,000
Cable television basic subscribers served.........................    --       --       --       --     486,000  481,000    517,000
Employees.........................................................   65,469   65,829   63,707   60,778   61,505   61,167     61,123
Number of common shareholders.....................................  935,530  899,082  867,773  836,328  816,099  823,971    790,692
Weighted average common shares outstanding (thousands)............  386,012  401,332  412,518  419,365  453,316  451,037    470,076
------------------------------
(1)  1993 income  from  continuing operations  was  reduced by  a  restructuring charge  of  $610  ($1.46  per  share) and  $54  ($.13  per  share)  for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates. 1991 income from continuing operations was reduced  by a  restructuring  charge  of  $230  ($.57  per  share).  1994  income  from continuing operations includes a gain of $105 ($.23 per share) on the  sale
     of   24.4  percent  of   U  S  WEST's  joint   venture  interest  in  cable
     television/telephone   operations   in   the   United   Kingdom   (TeleWest
     Communications  plc), a  gain of $41  ($.09 per share)  on the sale  of U S
     WEST's paging unit  and a  gain of  $51 ($.11 per  share) on  the sales  of certain rural telephone exchanges. 1994 first nine months income includes a gain on the sales of rural telephone exchanges of $31 ($0.07 per share) and a gain on the sale of paging operations of $41 ($.09 per share). 1995 first nine  months  income  includes  a  gain on  the  sales  of  rural telephone exchanges of  $70  ($0.14  per  share) and  expenses  associated  with  the
     Recapitalization Plan of $10 ($0.02 per share).
(2)  1992  income  includes  a  charge  of  $1,793  ($4.35  per  share)  for the cumulative effect of change in  accounting principles. 1993 net income  was reduced  by  extraordinary  charges of  $3,123  ($7.45 per  share)  for the discontinuance of Statement of Financial Accounting Standards ("SFAS")  No.
     71  and $77 ($.18 per share) for the early extinguishment of debt. 1993 net income also includes  a charge  of $120  ($.28 per  share) for  U S  WEST's decision  to discontinue the operations of its capital assets segment. 1995 first nine months income  includes an extraordinary loss  of $9 ($0.02  per share)  for  the  early  extinguishment  of  debt.  Discontinued operations provided net  income (loss)  of  $54 ($.14  per  share), $(287)  ($.71  per share),  $103 ($.25 per share) and $38 ($.09 per share) in 1990, 1991, 1992 and 1993, respectively.
(3)  Capital expenditures,  debt and  the percentage  of debt  to total  capital exclude discontinued operations.
(4)  1992  return  on  shareholders'  equity  is  based  on  income  before  the cumulative effect  of  change  in accounting  principles.  1993  return  on shareholders'  equity is not presented.  Return on shareholders' equity for fourth quarter  1993  was 19.9  percent  based on  income  from  continuing operations.
(5)  Earnings  before interest, taxes, depreciation and amortization ("EBITDA").
     EBITDA excludes gains on sales  of assets, restructuring charges and  other income. U S WEST considers EBITDA an important indicator of the operational strength  and performance of its businesses. EBITDA, however, should not be considered as an alternative to operating or net income as an indicator  of the performance of U S WEST's businesses or as an alternative to cash flows from  operating  activities  as  a  measure  of  liquidity,  in  each  case determined in accordance with generally accepted accounting principles.

                        PRICE RANGE AND DIVIDEND HISTORY
                          OF FSA HOLDINGS COMMON STOCK

    FSA Holdings Common Stock has been traded on the NYSE under the symbol "FSA" since May 1994. The following table sets forth the high and low sales prices for the FSA Holdings Common Stock for the calendar quarters indicated as reported on the NYSE consolidated transaction system.

                                                                   SALES PRICES
                                                               --------------------    DIVIDENDS
                                                                 HIGH        LOW        PAID
                                                               --------    --------    ------
1994
  May 6 -- June 30..........................................   $ 22 5/8    $ 20        $0.00
  Third Quarter.............................................     22 1/2      20         0.08
  Fourth Quarter............................................     22 3/4      18 3/4     0.08
1995
  First Quarter.............................................   $ 21 5/8    $ 19        $0.08
  Second Quarter............................................     25 1/2      21 1/2     0.08
  Third Quarter.............................................     27 3/4      24 1/4     0.08
  Fourth Quarter............................................     27          24 1/2     0.08
1996
  First Quarter (through January 25, 1996)..................   $ 25 1/2    $ 24

    As of January 23, 1996, there were 134 holders of record of FSA Holdings Common Stock and 31,502,025 shares of FSA Holdings Common Stock outstanding.

    For a recent sales price of the FSA Holdings Common Stock, see the cover page of this Prospectus Supplement. See also "Price Range of Common Stock and Dividends" in the prospectus of FSA Holdings attached hereto as Appendix A.

    U S WEST makes no representation as to the amount of dividends, if any, that FSA Holdings will pay in the future. In any event, holders of the DECS will not be entitled to receive any dividends that may be payable on the FSA Holdings Common Stock until such time as U S WEST, if it so elects, delivers FSA Holdings Common Stock at Maturity of the DECS, and then only with respect to dividends having a record date on or after the date of delivery of such FSA Holdings Common Stock. See "Description of the DECS."

                                USE OF PROCEEDS

    The net proceeds to be received by U S WEST from sales of the DECS will be used for general corporate purposes, including the reduction of short-term and long-term borrowings and other business opportunities.

                            DESCRIPTION OF THE DECS

    The following description of the particular terms of the DECS supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

    The DECS are a series of Debt Securities (as defined in the Prospectus), to be issued under an indenture dated as of November 13, 1995, as supplemented by the First Supplemental Indenture, dated as of December 6, 1995, and the Second
Supplemental Indenture, dated as of          , 1996 (the indenture, dated as  of
November 13, 1995, as supplemented from time to time, the "Indenture"), between U S WEST and The First National Bank of Chicago, as Trustee (the "Trustee").

    The DECS will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of U S WEST. The aggregate number of DECS to be issued will be 7,000,000 plus such additional number of DECS as may be issued pursuant to the over-allotment option granted by U S WEST to the
Underwriters (see "Plan of Distribution").  The DECS will mature  on           ,
1999. In the future U S WEST may issue additional Debt Securities or other securities with terms similar to those of the DECS.

    Each DECS, which will be  issued with a principal  amount of $       ,  will
bear  interest at the annual rate of     % of the principal amount per annum (or
$    per annum) from          ,  1996, or from the most recent Interest  Payment
Date (as defined below) to which interest has been paid or provided for until the principal amount thereof is exchanged at Maturity pursuant to the terms of
the DECS. Interest on the DECS will be payable quarterly in arrears on         ,
        ,          and          , commencing          , 1996 (each, an "Interest
Payment Date"), to the persons in whose names the DECS are registered at the close of business on the last day of the calendar month immediately preceding such Interest Payment Date, provided that interest payable at Maturity shall be payable to the person to whom the principal is payable. Interest on the DECS will be computed on the basis of a 360-day year of twelve 30-day months. If an Interest Payment Date falls on a day that is not a Business Day (as defined below), the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment.

    At Maturity (including as a result of acceleration or otherwise), the principal amount of each DECS will be mandatorily exchanged by U S WEST into a number of shares of FSA Holdings Common Stock at the Exchange Rate (as defined below). The "Exchange Rate" is equal to, (a) if the Maturity Price (as defined below) per share of FSA Holdings Common Stock is greater than or equal to $
per share of  FSA Holdings  Common Stock (the  "Threshold Appreciation  Price"),
      shares of FSA Holdings Common Stock per DECS, (b) if the Maturity Price is less than the Threshold Appreciation Price but is greater than the Initial Price, a fractional share of FSA Holdings Common Stock per DECS so that the value thereof (determined at the Maturity Price) is equal to the Initial Price and (c) if the Maturity Price is less than or equal to the Initial Price, one share of FSA Holdings Common Stock per DECS. ACCORDINGLY, THE VALUE OF THE FSA HOLDINGS COMMON STOCK TO BE RECEIVED BY HOLDERS OF THE DECS (OR, AS DISCUSSED BELOW, THE CASH EQUIVALENT TO BE RECEIVED IN LIEU OF SUCH SHARES) AT MATURITY WILL NOT NECESSARILY EQUAL THE PRINCIPAL AMOUNT OF SUCH DECS. The numbers of shares of FSA Holdings Common Stock per DECS specified in clauses (a) and (c) above of the Exchange Rate definition are hereinafter referred to as the "Share Components". Any shares of FSA Holdings Common Stock delivered by U S WEST to the holders of the DECS that are not affiliated with FSA Holdings shall be free of any transfer restrictions and the holders of the DECS will be responsible for the payment of any and all brokerage costs upon the subsequent sale of such shares. No fractional shares of FSA Holdings Common Stock will be issued at
Maturity as provided under "-- Fractional Shares" below. Although it is U S WEST's current intention to deliver shares of FSA Holdings Common Stock at Maturity, U S WEST may at its option deliver cash, in lieu of delivering such shares of FSA Holdings Common Stock, except where such delivery would violate applicable state law. The amount of cash deliverable in respect of each DECS shall be equal to the product of the number of shares of FSA Holdings Common Stock otherwise deliverable in respect of such DECS on the date of Maturity multiplied by the Maturity Price. In the event U S WEST elects to deliver cash in lieu of shares at Maturity, it will be obligated to deliver cash to all holders of DECS except those holders with respect to whom it has determined delivery of cash may violate applicable state law and as to whom it will deliver shares of FSA Holdings Common Stock. On
or prior to the seventh  Business Day prior to           ,  1999, U S WEST  will
notify The Depository Trust Company and the Trustee and publish a notice in a daily newspaper of national circulation stating whether the principal amount of each DECS will be exchanged for shares of FSA Holdings Common Stock or cash; provided, however, that if U S WEST intends to deliver cash, U S WEST shall have the right, as a condition to delivery of such cash, to require certification as to the domicile and residency of each beneficial holder of DECS. Notwithstanding the foregoing, (i) in the case of certain dilution events, the Exchange Rate will be subject to adjustment and (ii) in the case of certain reorganization events, the consideration received by holders of DECS at Maturity will be cash or other property. See "-- Dilution Adjustments; Reorganization Events" below.

    A principal shareholder of FSA Holdings has a right of first offer with respect to the shares of FSA Common Stock which may be delivered by U S WEST at Maturity. In the event such shareholder exercises such option, U S WEST may be required to deliver cash at Maturity.

    The "Maturity Price" is defined as the average Closing Price per share of FSA Holdings Common Stock on the 20 Trading Days immediately prior to (but not including) the date of Maturity; provided, however, that if there are not 20 Trading Days for the FSA Holdings Common Stock following the 60th calendar day immediately prior to, but not including, the date of maturity, "Maturity Price" shall be defined as the market value per share of FSA Holdings Common Stock as of Maturity as determined by a nationally recognized investment banking firm retained for such purpose by U S WEST. The "Closing Price" of any security on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of such security (regular way) on the NYSE on such date or, if such security is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed, or if such security is not so listed on a United States national or regional securities exchange, as reported by the NASDAQ National Market, or, if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization. A "Trading Day" is defined as a day on which the security the Closing Price of which is being determined (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security. "Business Day" means any day that is not a Saturday, a Sunday or a day on which the NYSE, banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.

    For illustrative purposes only, the following chart shows the number of shares of FSA Holdings Common Stock or the amount of cash that a holder of DECS would receive for each DECS at various Maturity Prices. The table assumes that there will be no adjustments to the Exchange Rate described under "-- Dilution Adjustments; Reorganization Events" below. There can be no assurance that the Maturity Price will be within the range set forth below. Given the Initial Price of $ per DECS and the Threshold Appreciation Price of $ , a DECS holder would receive at Maturity the following number of shares of FSA Holdings Common Stock or amount of cash (if U S WEST elects to pay the DECS in cash):

MATURITY PRICE OF   NUMBER OF SHARES OF
  FSA HOLDINGS         FSA HOLDINGS
  COMMON STOCK         COMMON STOCK        AMOUNT OF CASH
-----------------  ---------------------  ----------------

    Interest on the DECS will be payable, and delivery of FSA Holdings Common Stock (or, at the option of U S WEST, its cash equivalent) in exchange for the DECS at Maturity will be made upon surrender of such DECS, at the office or agency of U S WEST maintained for such purposes; provided, however, that payment of interest may be made at the option of U S WEST by check mailed to the persons in whose names the DECS are registered at the close of business on the last day of the calendar month immediately preceding the relevant Interest Payment Date. See "-- Book-Entry System." Initially such office will be the principal corporate trust office of First Chicago Trust Company of New York, 14 Wall Street, 8th Fl, New York, NY 10005.

    The DECS will be transferable at any time or from time to time at the aforementioned office. No service charge will be made to the holder for any such transfer except for any tax or governmental charge incidental thereto.

    The Indenture does not contain any restriction on the ability of U S WEST to sell, pledge or convey all or any portion of the FSA Holdings Common Stock held by it or its subsidiaries, and no such shares of FSA Holdings Common Stock will be pledged or otherwise held in escrow for use at Maturity of the DECS. Consequently, in the event of a bankruptcy, insolvency or liquidation of U S WEST or its subsidiaries, the FSA Holdings Common Stock, if any, owned by U S WEST or its subsidiaries will be subject to the claims of the creditors of U S WEST or its subsidiaries, respectively. In addition, as described herein, U S WEST will have the option, exercisable in its sole discretion, to satisfy its obligations pursuant to the mandatory exchange for the principal amount of each DECS at Maturity by delivering to holders of the DECS either the number of shares of FSA Holdings Common Stock specified above or cash in an amount equal to the product of such number of shares multiplied by the Maturity Price. In the event of such a sale, pledge or conveyance, a holder of the DECS may be more likely to receive cash in lieu of FSA Holdings Common Stock. As a result, there can be no assurance that U S WEST will elect at Maturity to deliver FSA Holdings Common Stock or, if it so elects, that it will use all or any portion of its current holdings of FSA Holdings Common Stock to make such delivery. Consequently, holders of the DECS will not be entitled to any rights with respect to FSA Holdings Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions in respect thereof) until such time, if any, as U S WEST shall have delivered shares of FSA Holdings Common Stock to holders of the DECS at Maturity thereof.

DILUTION ADJUSTMENTS; REORGANIZATION EVENTS

    The Exchange Rate is subject to adjustment if FSA Holdings shall (i) pay a stock dividend or make a distribution with respect to FSA Holdings Common Stock in shares of such stock, (ii) subdivide or split its outstanding shares of FSA Holdings Common Stock, (iii) combine its outstanding shares of FSA Holdings Common Stock into a smaller number of shares, (iv) issue by reclassification (other than a reclassification upon a Reorganization Event, described in the following paragraph) of its shares of FSA Holdings Common Stock any shares of common stock of FSA Holdings, (v) issue rights or warrants to all holders of FSA Holdings Common Stock entitling them to subscribe for or purchase shares of FSA Holdings Common Stock at a price per share less than the market price of the FSA Holdings Common Stock (other than rights to purchase FSA Holdings Common Stock pursuant to a plan for the reinvestment of dividends or interest) or (vi) pay a dividend or make a distribution to all holders of FSA Holdings Common Stock of evidences of its indebtedness or other assets (excluding any dividends or distributions referred to in clause (i) above, any shares of common stock issued pursuant to a reclassification referred to in clause (iv) above or any cash dividends other than any Extraordinary Cash Dividends (as defined below)) or issue to all holders of FSA Holdings Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (v) above). In the case of the events referred to in clauses (i), (ii),
(iii) and (iv) above, the Exchange Rate shall be adjusted by adjusting each of the Share Components of the Exchange Rate in effect immediately prior to such event so that a holder of any DECS shall be entitled to receive, upon mandatory exchange of the principal amount of such DECS at Maturity pursuant to either Share Component of the Exchange Rate, the number of shares of FSA Holdings Common Stock (or, in the case of a reclassification referred to in clause (iv) above, the number of shares of other common stock of FSA Holdings issued pursuant thereto) which such holder of such DECS would have owned or been entitled to receive immediately following such event had such DECS been exchanged pursuant to either Share Component of the Exchange Rate immediately prior to such event or any record date with respect thereto. In the case of the event referred to in clause (v) above, the Exchange Rate shall be adjusted by multiplying each of the Share Components of the Exchange Rate in effect immediately prior to the date of issuance of the rights or warrants referred to in clause (v) above, by a fraction, of which the numerator shall be the number of shares of FSA Holdings Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of FSA Holdings Common Stock offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be the number of shares of FSA Holdings Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of FSA Holdings Common Stock which the aggregate offering price of the total number of shares of FSA Holdings Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the market price (determined as the average Closing Price per share of FSA Holdings Common Stock on the 20 Trading Days immediately prior to the date such rights or warrants are issued; provided, however, that if there are not 20 Trading Days for the FSA Holdings Common Stock occurring later than the 60th calendar day immediately prior to, but not including, such date, such market price shall be determined as the market value per share of FSA Holdings Common Stock as of such date as determined by a nationally recognized investment banking firm retained for such purpose by U S WEST), which shall be determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such market price. To the extent that shares of FSA Holdings Common Stock are not delivered after the expiration of such rights or warrants, the Exchange Rate shall be readjusted to the Exchange Rate which would then be in effect had such adjustments for the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of FSA Holdings Common Stock actually delivered. In the case of the event referred to in clause (vi) above, the Exchange Rate shall be adjusted by multiplying each of the Share Components of the Exchange Rate in effect on the record date with respect to such dividend or distribution referred to in clause (vi) above, by a fraction of which the numerator shall be the market price per share of the FSA Holdings Common Stock on the record date for the determination of stockholders entitled to receive the dividend or distribution referred to in clause (vi) above (such market price being determined as the average Closing Price per share of FSA Holdings Common Stock on the 20 Trading Days immediately prior to such record date; provided, however, that if there are not 20 Trading Days for the FSA Holdings Common Stock occurring later than the 60th calendar day immediately prior to, but not including, such record date, such market price shall be determined as the market value per share of FSA Holdings Common Stock as of such record date as determined by a nationally recognized investment banking firm retained for such purpose by U S WEST), and of which the denominator shall be such market price per share of FSA Holdings Common Stock less the fair market value (as determined by the Board of Directors of U S WEST, whose determination shall be conclusive, and described in a resolution adopted with respect thereto) as of such record date of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights or warrants applicable to one share of FSA Holdings Common Stock. An "Extraordinary Cash Dividend" means, with respect to any one-year period, all cash dividends on the FSA Holdings Common Stock during such period to the extent such dividends exceed on a per share basis 10% of the average Closing Prices of the FSA Holdings Common Stock over such period (less any such dividends for which a prior adjustment to the Exchange Rate was previously made). All adjustments to the Exchange Rate will be calculated to the nearest 1/10,000th of a share of FSA Holdings Common Stock (or, if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment in the Exchange Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment. If an adjustment is made to the Exchange Rate pursuant to clauses
(i), (ii), (iii), (iv), (v) or (vi) above, an adjustment shall also be made to the Maturity Price solely to determine which of clauses (a), (b) or (c) of the Exchange Rate definition will apply at Maturity. The required adjustment to the Maturity Price shall be made at Maturity by multiplying the Maturity Price by the number or fraction determined pursuant to the Exchange Rate adjustment procedure described above. In the case of the reclassification of any shares of FSA Holdings Common Stock into any shares of common stock of FSA Holdings other than FSA Holdings Common Stock, such shares of common stock shall be deemed shares of FSA Holdings Common Stock solely to determine the Maturity Price and to apply the Exchange Rate at Maturity. Each such adjustment to the Exchange Rate and the Maturity Price shall be made successively.

    In the event of (A) any consolidation or merger of FSA Holdings, or any surviving entity or subsequent surviving entity of FSA Holdings (an "FSA
Holdings Successor"), with or into another entity (other than a merger or consolidation in which FSA Holdings is the continuing corporation and in which the FSA Holdings Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of FSA Holdings or another corporation), (B) any sale, transfer, lease or conveyance to another corporation of the property of FSA Holdings or any FSA Holdings Successor as an entirety or substantially as an entirety, (C) any statutory exchange of securities of FSA Holdings or any FSA Holdings Successor with another corporation (other than in connection with a merger or acquisition) or
(D) any liquidation, dissolution or winding up of FSA Holdings or any FSA Holdings Successor (any such event, a "Reorganization Event"), each holder of DECS will receive at Maturity, in lieu of shares of FSA Holdings Common Stock, as described above, cash in an amount equal to (a) if the Transaction Value (as defined below) is greater than or equal to the Threshold Appreciation Price, multiplied by the Transaction Value, (b) if the Transaction Value is less than the Threshold Appreciation Price but greater than the Initial Price, the Initial Price and (c) if the Transaction Value is less than or equal to the Initial Price, the Transaction Value. "Transaction Value" means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of FSA Holdings Common Stock, (ii) for any property other than cash or securities received in any such Reorganization Event, an amount equal to the market value at Maturity of such property received per share of FSA Holdings Common Stock as determined by a nationally recognized independent investment banking firm retained for this purpose by U S WEST and (iii) for any securities received in any such Reorganization Event, an amount equal to the average Closing Price per share of such securities on the 20 Trading Days immediately prior to Maturity multiplied by the number of such securities received for each share of FSA Holdings Common Stock; provided, however, that in the case of clause (iii), if there are not 20 Trading Days for such securities occurring later than the 60th calendar day immediately prior to, but not including, the date of Maturity, Transaction Value means the market value per share of such securities as of Maturity as determined by a nationally recognized independent investment banking firm retained for such purpose by U S WEST. Notwithstanding the foregoing, in lieu of delivering cash as provided above, U S WEST may at its option deliver an equivalent value of securities or other property received in such Reorganization Event, determined in accordance with clause (ii) or (iii) above, as applicable. If U S WEST elects to deliver securities or other property, holders of the DECS will be responsible for the payment of any and all brokerage and other transaction costs upon the sale of such securities or other property. The kind and amount of securities into which the DECS shall be exchangeable after consummation of such transaction shall be subject to adjustment as described in the immediately preceding paragraph following the date of consummation of such transaction.

    No adjustments will be made for certain other events, such as offerings of FSA Holdings Common Stock by FSA Holdings for cash or in connection with acquisitions.

    U S WEST is required, within ten Business Days following the occurrence of an event that requires an adjustment to the Exchange Rate or the occurrence of a Reorganization Event (or, in either case, if U S WEST is not aware of such occurrence, as soon as practicable after becoming so aware), to provide written notice to the Trustee and to each holder of DECS of the occurrence of such event including a statement in reasonable detail setting forth the method by which the adjustment to the Exchange Rate or change in the consideration to be received by holders of DECS following the Reorganization Event was determined and setting forth the revised Exchange Rate or consideration, as the case may be; provided, however, that, in respect of any adjustment to the Maturity Price, such notice will only disclose the factor by which the Maturity Price is to be multiplied in order to determine which clause of the Exchange Rate definition will apply at Maturity.

FRACTIONAL SHARES

    No fractional shares of FSA Holdings Common Stock will be issued if U S WEST exchanges the DECS for shares of FSA Holdings Common Stock. If more than one DECS shall be surrendered for exchange at one time by the same holder, the number of full shares of FSA Holdings Common Stock which shall be delivered upon exchange, in whole or in part, as the case may be, shall be computed on the basis of the aggregate number of DECS so surrendered at maturity. In lieu of any fractional share otherwise issuable in respect of all DECS of any holder which are exchanged at Maturity, such holder shall be entitled to receive an amount in cash equal to the value of such fractional share at the Maturity Price.

REDEMPTION

    The DECS are not subject to redemption prior to Maturity and do not contain sinking fund or other mandatory redemption provisions. The DECS are not subject to payment prior to the date of Maturity at the option of the holder.

BOOK-ENTRY SYSTEM

    It is expected that the DECS will be issued in the form of one or more global securities (the "Global Securities") deposited with The Depository Trust Company (the "Depositary") and registered in the name of a nominee of the Depositary.

    The Depositary has advised U S WEST and the Underwriter as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. The Depositary was created to hold securities of persons who have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of certificates. Such participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the Depositary's book-entry system also is available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Upon the issuance of a Global Security, the Depositary or its nominee will credit the respective DECS represented by such Global Security to the accounts of participants. The accounts to be credited shall be designated by the Underwriter. Ownership of beneficial interests in the Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary or its nominee for such Global Securities. Ownership of beneficial interests in such Global Securities by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the DECS for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such Global Securities will not be entitled to have the DECS registered in their names, will not receive or be entitled to receive physical delivery of the DECS in definitive form and will not be considered the owners or holders thereof under the Indenture.

    Payment of principal of and any interest on the DECS registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security. None of U S WEST, the Trustee, any Paying Agent
or any securities registrar for the DECS will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    U S WEST expects that the Depositary, upon receipt of any payment of principal or interest in respect of a permanent Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. U S WEST also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

    A Global Security may not be transferred except as a whole by the Depositary to a nominee or a successor of the Depositary. If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by U S WEST within ninety days, U S WEST will issue DECS in definitive registered form in exchange for the Global Security representing such DECS. In addition, U S WEST may at any time and in its sole discretion determine not to have any DECS represented by one or more Global Securities and, in such event, will issue DECS in definitive form in exchange for all of the Global Securities representing the DECS. Further, if U S WEST so specifies with respect to the DECS, an owner of a beneficial interest in a Global Security representing DECS may, on terms acceptable to U S WEST and the Depositary for such Global Security, receive DECS in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of DECS represented by such Global Security equal in number to that represented by such beneficial interest and to have such DECS registered in its name.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is based upon the advice of U S WEST's counsel, Weil, Gotshal & Manges LLP, as to certain of the material U.S. federal income tax consequences that may be relevant to a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States and an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source (any of the foregoing, a "U.S. person") who is the beneficial owner of a DECS (a "U.S. Holder"). All references to "holders" (including U.S. Holders) are to beneficial owners of the DECS. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this Prospectus Supplement (or in the case of certain Treasury regulations now in proposed form), all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

    This summary addresses the U.S. federal income tax consequences to holders who are initial holders of the DECS and who will hold the DECS and, if applicable, FSA Holdings Common Stock as capital assets. This summary does not address all aspects of federal income taxation that may be relevant to a particular holder in light of his or its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the DECS as part of a "straddle", "hedge", "conversion transaction", "synthetic security", or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

    No statutory, judicial or administrative authority directly addresses the characterization of the DECS or instruments similar to the DECS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the DECS are not certain and counsel to U S WEST is unable to render any opinion with respect to such tax consequences. No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the DECS and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE DECS SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE DECS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

    Pursuant to the terms of the Indenture, U S WEST and all holders of the DECS will be obligated to treat the DECS as a unit (the "Unit") consisting of (i) an exchange note ("Exchange Note") which is a debt obligation with a fixed principal amount unconditionally payable at Maturity equal to the principal amount of the DECS, bearing interest at the stated interest rate of the DECS, and (ii) a forward purchase contract (the "Purchase Contract") pursuant to which the holder agrees to use the principal payment due on the Exchange Note to purchase at Maturity the FSA Holdings Common Stock which the holder is entitled to receive at that time (subject to U S WEST's right to deliver cash in lieu of the FSA Holdings Common Stock). The Indenture will require that a U.S. Holder include currently in income payments denominated as interest that are made with respect to the DECS, in accordance with such holder's method of accounting.

    Pursuant to the agreement to treat the DECS as a Unit, a holder will be required to allocate the purchase price of the DECS between the two components of the Unit (the Exchange Note and the Purchase Contract) on the basis of their relative fair market values. The purchase price so allocated will generally constitute the tax basis for each component. Pursuant to the terms of the Indenture, U S WEST and the holders agree to allocate the entire purchase price of the DECS to the Exchange Note. Upon the sale or other disposition of a DECS, a U.S. Holder generally will be required to allocate the amount realized between the two components of the DECS on the basis of their then relative fair market values. A U.S. Holder will recognize gain or loss with respect to each component equal to the difference between the amount realized on the sale or other disposition for each such component and the U.S. Holder's tax basis in such component. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the DECS for more than one year at the time of disposition.

    At maturity, pursuant to the agreement to treat the DECS as a Unit, on the repayment of the Exchange Note, a U.S. Holder will recognize long-term capital gain or loss equal to any differences between its tax basis and the principal amount of the Exchange Note. (In general, a holder who purchases the DECS for the Initial Price and therefore has allocated all of its purchase price to the Exchange Note should not have gain or loss on repayment because its tax basis will equal the principal amount.) If U S WEST delivers FSA Holdings Common Stock, a U.S. Holder will recognize no additional gain or loss on the exchange, pursuant to the Purchase Contract, of the principal payment due on the Exchange Note for the FSA Holdings Common Stock. However, a U.S. Holder will recognize additional gain or loss (which will be short-term capital gain or loss rather than long-term capital gain or loss) with respect to cash received in lieu of fractional shares. The amount of such gain or loss recognized by a U.S. Holder will be equal to the difference between the cash received and the portion of the principal amount of the Exchange Note allocable to fractional shares. A U.S. Holder will have a tax basis in such stock equal to the principal amount of the Exchange Note less the amount of the portion of the principal amount of the Exchange Note allocable to the fractional shares and will realize capital gain or loss upon the sale or disposition of such stock. Alternatively, at Maturity, if U S WEST pays the DECS in cash, a U.S. Holder will have capital gain or loss equal to any difference between the principal amount of the Exchange Note and the amount of cash received from U S WEST.

    Due to the absence of authority as to the proper characterization of the DECS, no assurance can be given that the IRS will accept or that a court will uphold the characterization and tax treatment described above. Proposed Treasury regulations issued in 1994 with respect to "contingent payment" debt instruments (the "Proposed Regulations") would provide for a different tax result under some circumstances for instruments with characteristics similar to the DECS, but the Proposed Regulations would be effective only for instruments issued 60 days or more after publication as final regulations. Under the Proposed Regulations, the amount of interest included in a holder's taxable income for any year would generally be determined by projecting the amounts of contingent payments and the yield on the instrument. Taxable interest income would be measured with reference to the projected yield, which might be less than or greater than the stated interest rate under the instrument. In the event that the amount of an actual contingent payment differed from the projected amount of that payment, the difference would generally increase or reduce taxable interest income, or create a loss. Because of their prospective effective date, the Proposed Regulations, if finalized in their current form, would not apply to the DECS. In addition, it is unclear whether the IRS would view a single instrument that has "principal" that is entirely contingent as debt for U.S. federal income tax purposes.

    Even in the absence of regulations applicable to the DECS, the DECS may be characterized in a manner that results in tax consequences different from those reflected in the agreement and described above, including treating the DECS as a single instrument or treating the Purchase Contract element of the DECS as itself the combination of a forward contract and one or more options. Under alternative characterizations of the DECS, it is possible, for example, that (i) gain may be treated as ordinary income, instead of capital gain, (ii) a U.S. Holder may be taxable upon the receipt of FSA Holdings Common Stock with a value in excess of the principal amount of the Exchange Note, rather than upon the sale of such stock, or (iii) all or part of the interest income on the Exchange Note may be treated as nontaxable, increasing the gain (or decreasing the loss) at Maturity or disposition of the DECS (or disposition of the FSA Holdings Common Stock).

    The Revenue Reconciliation Act of 1993 added Section 1258 to the Internal Revenue Code, which may require certain holders of the DECS who have entered into hedging transactions or offsetting positions with respect to the DECS to recognize ordinary income rather than capital gain upon the disposition of the DECS. In addition, if the DECS is hedged, or is itself a hedge, the timing of income for the DECS may be affected. Holders should consult their tax advisors regarding the applicability of this legislation to an investment in the DECS.

NON-UNITED STATES PERSONS

    In the case of a holder of the DECS that is not a U.S. person, payments made with respect to the DECS should not be subject to U.S. withholding tax; PROVIDED that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the DECS by a holder that is not a U.S. person will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    A holder of the DECS may be subject to information reporting and to backup withholding at a rate of 31 percent of certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

PROPOSED LEGISLATION

    On December 7, 1995, the Clinton administration, as part of its budget proposal, proposed a series of changes to the tax law. One of the proposals would deny interest deductions to the issuer of a debt instrument issued after December 7, 1995 which is payable, or at the option of the issuer or a related party may be payable, in stock of the issuer or related party. U S WEST does not believe that FSA Holdings is a related party to it within the meaning of the proposed legislation. However, there can be no assurance that if any legislation ultimately is enacted, it will not be applicable to the DECS. If such legislation is applicable to the DECS, the interest deduction attributable to the DECS would be disallowed. U S WEST does not believe that disallowance of such interest deduction would have any material adverse effect on U S WEST. In any event, the proposed legislation would not affect the tax consequences to a holder of DECS.

                              PLAN OF DISTRIBUTION

    Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") among FSA Holdings, U S WEST and the Underwriters, for whom Salomon Brothers Inc ("Salomon"), Donaldson, Lufkin & Jenrette Securities Corporation and Lehman Brothers Inc. are acting as representatives, U S WEST has agreed to sell to the Underwriters, and the Underwriters have agreed to purchase, the aggregate number of DECS set forth opposite their names below:

                                                                                    NUMBER OF
UNDERWRITERS                                                                          DECS
---------------------------------------------------------------------------------  -----------
Salomon Brothers Inc.............................................................
Donaldson, Lufkin & Jenrette Securities Corporation..............................
Lehman Brothers Inc..............................................................
                                                                                   -----------
  Total..........................................................................    7,000,000
                                                                                   -----------
                                                                                   -----------

    In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the DECS offered hereby if any of the DECS are purchased.

    U S WEST has been advised by the Underwriters that they propose to offer the DECS directly to the public initially at the public offering price set forth on the cover of this Prospectus Supplement and to certain dealers at such prices less a concession not in excess of $ per DECS. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per DECS to other dealers. After the initial public offering, such public offering price and such concession and reallowance may be changed.

    U S WEST and FSA Holdings have agreed not to offer for sale, sell or contract to sell, or otherwise dispose of, or announce the offering of, without the prior written consent of Salomon, any shares of FSA Holdings Common Stock or any securities convertible into or exchangeable for, or warrants to acquire, FSA Holdings Common Stock for a period of 180 days after the date of this Prospectus Supplement; provided, however, that such restriction shall not affect the ability of (i) U S WEST, FSA Holdings or their respective subsidiaries to take any such actions in connection with the offering of the DECS made hereby or any exchange at Maturity pursuant to the terms of the DECS, (ii) FSA Holdings to take any such actions in connection with any employee stock option plan, stock ownership plan or dividend reinvestment plan of FSA Holdings in effect at the date of this Prospectus Supplement or (iii) U S WEST to lend shares of FSA Holdings Common Stock pursuant to the terms of the Securities Loan Agreement (as defined herein).

    In connection with the Offering made hereby, U S WEST or an affiliate thereof (referred to herein as the "Lender"), and Salomon intend to enter into a Securities Loan Agreement (the "Securities Loan Agreement") which provides that, subject to certain restrictions and with the agreement of the Lender, Salomon may from time to time borrow, return and reborrow shares of FSA Holdings Common Stock from the Lender (the "Borrowed Securities"); PROVIDED, HOWEVER, that the number of Borrowed Securities at any time may not exceed 1,600,000 shares, subject to adjustment to provide antidilution protection. The Securities Loan Agreement is intended to facilitate market-making activity in the DECS by Salomon. Salomon may from time to time borrow shares of FSA Holdings Common Stock under the Securities Loan Agreement to settle short sales of FSA Holdings Common Stock entered into by Salomon to hedge any long position in the DECS resulting from its market-making activities. Such sales will be made on the NYSE or in the over-the-counter market at market prices prevailing at the time of sale or at prices related to such market prices. Market conditions will dictate the extent and timing of Salomon's market-making transactions in the DECS and the consequent need to borrow shares of FSA Holdings Common Stock. The availability of shares of FSA Holdings Common Stock under the Securities Loan Agreement, if any, at any time is not assured and any such availability does not assure market-making activity with respect to the DECS and any market-making actually engaged in by Salomon may cease at any time. The foregoing description of the Securities Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Securities Loan Agreement, a copy of which is filed as an exhibit to the Registration Statement of which the accompanying Prospectus forms a part.

    U S WEST has granted to the Underwriters an option, exercisable for the 30-day period after the date of this Prospectus Supplement, to purchase up to an additional 1,050,000 DECS from U S WEST, at the same price per DECS as the initial DECS to be purchased by the Underwriters. The Underwriters may exercise such option only for the purpose of covering over-allotments, if any, incurred in connection with the sale of DECS offered hereby. To the extent that the Underwriters exercise such option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the same proportion of the DECS as the number of DECS to be purchased and offered by such Underwriter in the above table bears to the total number of initial DECS to be purchased by the Underwriters.

    The DECS will be a new issue of securities with no established trading market. The DECS will not be listed or traded on any securities exchange or trading market. The Underwriters intend to make a market in the DECS, subject to applicable laws and regulations. However, the Underwriters are not obligated to do so and any such market-making may be discontinued at any time at the sole discretion of the Underwriters without notice. Accordingly, no assurance can be given as to the liquidity of such market.

    The Underwriting Agreement provides that U S WEST and FSA Holdings will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

    The Underwriters have from time to time performed various investment banking and financial advisory services for U S WEST, FSA Holdings and their affiliates, for which customary compensation has been received.

                                 LEGAL OPINIONS

    The validity of the DECS will be passed upon for U S WEST by Weil, Gotshal & Manges LLP and for the Underwriters by Cleary, Gottlieb, Steen & Hamilton. Certain tax matters with respect to the DECS also will be passed upon by Weil, Gotshal & Manges LLP.

                                                                       [LOGO]
PROSPECTUS

$500,000,000

U S WEST, INC.

DEBT SECURITIES

U S WEST, Inc. ("U S WEST"), a Delaware corporation, from time to time may offer its notes, debentures, or other debt securities (the "Debt Securities"). The Debt Securities offered pursuant to this Prospectus may be issued in one or more series and will be limited to $500,000,000 aggregate public offering price.

Certain specific terms of the particular series of Debt Securities will be set forth in a supplement to this Prospectus (the "Prospectus Supplement") which will be delivered together with this Prospectus, including, where applicable, the specific designation, aggregate principal amount, denomination, maturity, premium, if any, the rate (which may be fixed or variable), time and method of calculating payment of interest, if any, the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, optional or mandatory redemption and sinking fund provisions, if any, conversion, exercise or exchange provisions, if any, and any other specific terms in respect of the offering and sale of the Debt Securities.

The Debt Securities may be offered and sold through one or more underwriters, directly by U S WEST, or through dealers or agents. The names of any underwriters, dealers or agents involved in the distribution of the Debt Securities in respect of which this Prospectus is being delivered, and any applicable discounts, commissions or allowances, will be set forth in the applicable Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for any underwriters, dealers or agents. Unless otherwise provided in the Prospectus Supplement relating thereto, the Debt Securities will not be listed on any securities exchange.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

THE DATE OF THIS PROSPECTUS IS DECEMBER 4, 1995.

    The Debt Securities will be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If agents or any dealers or underwriters are involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Debt Securities.

    No dealer, salesperson or any other individual has been authorized by U S WEST to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus or any accompanying Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of U S WEST since the date hereof.

                            ------------------------

    U S WEST was incorporated in 1995 under the laws of the State of Delaware in order to effect the Recapitalization Plan described herein under "Recent Development." As part of the Recapitalization Plan, U S WEST changed its state of incorporation from Colorado to Delaware on November 1, 1995 through the merger of U S WEST, Inc., a Colorado corporation and U S WEST's predecessor ("U S WEST Colorado"), with and into U S WEST, with U S WEST continuing as the surviving corporation. As used herein, unless the context otherwise requires, references to "U S WEST" shall refer to U S WEST and U S WEST Colorado, its Colorado predecessor.

                             AVAILABLE INFORMATION

    U S WEST is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information concerning U S WEST can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning U S WEST may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, the securities exchanges on which shares of U S WEST's common stock are listed.

    U S WEST has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") relating to the Debt Securities under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the
Commission. For further information, reference is hereby made to the Registration Statement, which is available for inspection and copying as set forth above. Statements contained in this Prospectus or a Prospectus Supplement as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents which have been filed by U S WEST with the Commission (File No. 1-8611) are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1994, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995 and (iii) Current Reports on Form 8-K dated January 19, 1995, April 10, 1995, April 18, 1995, May 23, 1995 (as amended by Forms 8-K/A filed on July 12, 1995 and August 24, 1995), June 20, 1995, July 28, 1995, September 22, 1995,
September 28, 1995, October 6, 1995, October 27, 1995 and November 2, 1995.

    All documents filed by U S WEST pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date any such document is filed.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a Prospectus Supplement (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    U S WEST WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS WHICH ARE INCORPORATED BY REFERENCE HEREIN, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, U S WEST, INC., 7800 EAST ORCHARD ROAD, ENGLEWOOD, COLORADO 80111 (TELEPHONE NUMBER
(303) 793-6500).

                            ------------------------

                                 U S WEST, INC.

    U S WEST is a diversified global communications company engaged in the telecommunications, cable, wireless communications and multimedia content and services businesses. U S WEST conducts its businesses through two groups: the U S WEST Communications Group (the "Communications Group") and the U S WEST Media Group (the "Media Group"). U S WEST has its principal executive offices at 7800 East Orchard Road, Englewood, Colorado 80111 (telephone number (303) 793-6500).

    The Communications Group provides telecommunications services to more than 25 million residential and business customers in the states of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming (collectively, the "Communications Group Region"). Such services include local telephone services, exchange access services and certain long distance services, as well as various new services, including Caller ID, voice messaging and high-speed data networking services. The Communications Group also provides customer premise equipment and certain communications services to business customers and governmental agencies both inside and outside the Communications Group Region.

    The Media Group is comprised of (i) cable and telecommunications network and businesses outside the Communications Group Region and internationally, (ii) domestic and international wireless communications network businesses and (iii) domestic and international multimedia content and services businesses. The Media Group's cable and telecommunications businesses include domestic cable and telecommunications businesses and investments outside of the Communications Group Region, including U S WEST's cable systems in the Atlanta, Georgia metropolitan area and its interest in Time Warner Entertainment Company, L.P., and international cable and telecommunications investments, including U S WEST's interest in TeleWest plc, the largest provider of combined cable and telecommunications services in the United Kingdom. The Media Group provides domestic wireless communications products and services, including cellular services, to a rapidly growing customer base. U S WEST and AirTouch Communications, Inc. have entered into Phase I of a cellular joint venture pursuant to which their domestic cellular properties will receive centralized services from a Wireless Management Company on a contract basis. The Media Group also provides wireless communications services internationally through Mercury One-2-One, the world's first Personal Communications Service, in the United Kingdom. The Media Group's multimedia content and services businesses develop and package content and information services, including telephone directories, database marketing and other interactive services in domestic and international markets.

                               RECENT DEVELOPMENT

    On November 1, 1995, U S WEST created two classes of common stock that are intended to reflect separately the performance of the Communications Group and the Media Group and changed the state of incorporation of U S WEST from Colorado to Delaware (the "Recapitalization Plan"). The Recapitalization Plan was effected in accordance with the terms of an Agreement and Plan of Merger, dated as of August 17, 1995, between U S WEST Colorado and U S WEST, pursuant to which
(i) U S WEST Colorado was merged with and into U S WEST, with U S WEST continuing as the surviving corporation and (ii) each outstanding share of Common Stock, without par value, of U S WEST was converted into one share of U S WEST Communications Group Common Stock, par value $.01 per share, of U S WEST, which is intended to reflect separately the performance of the Communications Group, and one share of U S WEST Media Group Common Stock, par value $.01 per share, of U S WEST, which is intended to reflect separately the performance of the Media Group.

    The Recapitalization Plan was approved by U S WEST Colorado's shareholders at a special meeting held on October 31, 1995. Implementation of the Recapitalization Plan has not resulted in the transfer of any assets from U S WEST or any of its subsidiaries or altered the legal nature of U S WEST's obligations to its creditors, including its obligations under the Debt Securities. Creditors of U S WEST, including the holders of the Debt Securities, will continue to benefit from the cash flow of the subsidiaries comprising both the Communications Group and the Media Group, subject to the satisfaction of obligations by such subsidiaries. The Recapitalization Plan is not expected to have any adverse impact on U S WEST's credit rating.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges from continuing operations of U S WEST for the periods indicated. For the purpose of calculating this ratio, earnings consist of income before income taxes and fixed charges. Fixed charges include interest on indebtedness (excluding discontinued operations) and the portion of rentals representative of the interest factor.

                                                        NINE MONTHS ENDED
               YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
-----------------------------------------------------  --------------------
  1990       1991       1992       1993       1994       1994       1995
---------  ---------  ---------  ---------  ---------  ---------  ---------
     4.07       3.11       3.85       2.38       4.85       4.88       4.02

                                USE OF PROCEEDS

    Unless otherwise specified in the Prospectus Supplement, U S WEST will apply the net proceeds from the sale of the Debt Securities to its general funds to be used for general corporate purposes, including the reduction of short-term and long-term borrowings and other business opportunities.

                         DESCRIPTION OF DEBT SECURITIES

    The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Debt Securities offered by a Prospectus Supplement, and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such series of Debt Securities.

    The Debt Securities are to be issued under an Indenture (the "Indenture"), dated as of November 13, 1995, between U S WEST and The First National Bank of Chicago, as Trustee (the "Trustee"). The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Debt Securities and the Indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

GENERAL

    The Indenture does not limit the aggregate principal amount of Debt Securities that can be issued thereunder and debt securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by, or pursuant to a resolution of, U S WEST's Board of Directors or by a supplemental indenture. Reference is made to the Prospectus Supplement for the following terms of the particular series of Debt Securities being offered hereby: (i) the title of the Debt Securities of the series; (ii) any limit upon the aggregate principal amount of the Debt Securities of the series;
(iii) the date or dates on which the principal of the Debt Securities of the series will mature; (iv) the rate or rates (or manner of calculations thereof), if any, at which the Debt Securities of the series will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to Debt Securities of the series in registered form, the record date for the interest payable on any interest payment date; (v) the place or places where the principal of and interest, if any, on the Debt Securities of the series will be payable; (vi) any redemption or sinking fund provisions; (vii) if other than the entire principal amount thereof, the portion of the principal amount of Debt Securities of the series which will be payable upon declaration of acceleration of the maturity thereof;
(viii) whether the Debt Securities of the series will be issuable in registered or bearer form or both, any restrictions applicable to the offer, sale or delivery of Debt Securities in bearer form ("bearer Debt Securities"), and whether, and the terms upon which, bearer Debt Securities will be exchangeable for Debt Securities in registered form ("registered Debt Securities") and vice versa; (ix) whether and under what circumstances U S WEST will pay additional amounts on the Debt Securities of the series held by a person who is not a U.S. person (as defined below) in respect of taxes or similar charges withheld or deducted and, if so, whether U S WEST will have the option to redeem such Debt Securities rather than pay such additional amounts; (x) whether the Debt Securities will be denominated or provide for payment in United States dollars or a foreign currency or units of two or more such foreign currencies; (xi) whether the Debt Securities of the series will be convertible into or exchangeable or exercisable for shares of a class of capital stock of U S WEST or any other corporation and the terms and conditions relating thereto; and (xii) any additional provisions or other special terms not inconsistent with the provisions of the Indenture, including any terms which may be required by or advisable under United States laws or regulations or advisable in connection with the marketing of Debt Securities of such series. (Sections 2.01 and 2.02.) To the extent not described herein, principal, premium, if any, and interest will be payable, and the Debt Securities of a particular series will be transferable, in the manner described in the Prospectus Supplement relating to such series.

    Each series of Debt Securities will constitute unsecured and unsubordinated indebtedness of U S WEST and will rank on a parity with U S WEST's other indebtedness. However, since U S WEST is a holding company, the right of U S WEST and, hence, the right of creditors of U S WEST (including the holders of the Debt Securities) to participate in any distribution of the assets of any subsidiaries of U S WEST, whether upon liquidation, reorganization, or otherwise, is subject to prior claims of creditors of the subsidiary, except to the extent that claims of U S WEST itself as a creditor of a subsidiary may be recognized.

    Debt Securities of any series may be issued as registered Debt Securities or bearer Debt Securities or both as specified in the terms of the series. Unless otherwise indicated in the Prospectus Supplement, Debt Securities will be issued in denominations of $1,000 and integral multiples thereof, and bearer Debt Securities will not be offered, sold, resold or delivered to U.S. persons in connection with their original issuance. For purposes of this Prospectus, "U.S. person" means a citizen, national or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or any political subdivision thereof, or an estate or trust which is subject to United States federal income taxation regardless of its source of income.

    To the extent set forth in the Prospectus Supplement, except in special circumstances set forth in the Indenture, interest on bearer Debt Securities will be payable only against presentation and surrender of the coupons for the interest installments evidenced thereby as they mature at a paying agency of U S WEST located outside of the United States and its possessions. (Section 2.05(c).) U S WEST will maintain such an agency for a period of two years after the principal of such bearer Debt Securities has become due and payable. During any period thereafter for which it is necessary in order to conform to United States tax law or regulations, U S WEST will maintain a paying agent outside the United States and its possessions to which the bearer Debt Securities may be presented for payment and will provide the necessary funds therefor to such paying agent upon reasonable notice. (Section 2.04.)

    The general provisions of the Indenture do not afford holders of the Debt Securities protection in the event of a highly-leveraged transaction, reorganization, merger or similar transaction involving U S WEST that may adversely affect holders of the Debt Securities.

    Bearer Debt Securities and the coupons related thereto will be transferable by delivery. (Section 2.08(e).)

    If appropriate, federal income tax consequences applicable to a series of Debt Securities will be described in the Prospectus Supplement relating thereto.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in the form of one or more fully registered global securities (each a "Global Security") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Unless and until it is exchanged for Debt Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

    The specific terms of the depositary arrangements with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. U S WEST anticipates that the following provisions will apply to all depositary arrangements.

    Upon the issuance of a Global Security, the Depositary for such Global Security will credit the accounts held with it with the respective principal amounts of the Debt Securities represented by such Global Security. Such accounts shall be designated by the underwriters or agents with respect to such Debt Securities or by U S WEST if such Debt Securities are offered and sold directly by U S WEST. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary for such Global Security ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or on the records of participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

    Principal, premium, if any, and interest payments on Debt Securities registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither U S WEST, the Trustee for such Debt Securities, any Paying Agent nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    U S WEST expects that the Depositary for a series of Debt Securities issued in the form of a Global Security, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such Debt Securities as shown on the records of such Depositary. U S WEST also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    If a Depositary for a series of Debt Securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by U S WEST within 90 days, U S WEST will issue Debt Securities of such series in definitive form in exchange for the Global Security representing such series of Debt Securities. In addition, U S WEST may at any time and in its sole discretion determine not to have the Debt Securities of a series represented by a Global Security and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security representing such series of Debt Securities. In either instance, an owner of a beneficial interest in a Global Security will be entitled to have Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such

Debt Securities in definitive form. Debt Securities of such series so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

EXCHANGE OF SECURITIES

    To the extent permitted by the terms of a series of Debt Securities authorized to be issued in registered form and bearer form, bearer Debt Securities may be exchanged for an equal aggregate principal amount of registered Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Debt Securities with all unpaid coupons relating thereto, at an agency of U S WEST maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.08(b).) As of the date of this Prospectus, United States Treasury regulations do not permit exchanges of registered Debt Securities for bearer Debt Securities and, unless such regulations are modified, the terms of a series of Debt Securities will not permit registered Debt Securities to be exchanged for bearer Debt Securities.

AMENDMENT AND WAIVER

    Subject to certain exceptions, the Indenture may be amended or supplemented by U S WEST and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by the amendment or supplement (with each series voting as a class), or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such waiver (with each series voting as a class). However, without the consent of each Debt Securityholder affected, an amendment or waiver may not (i) reduce the amount of Debt Securities whose holders must consent to an amendment or waiver; (ii) change the rate of or change the time for payment of interest on any Debt Security; (iii) change the principal of or change the fixed maturity of any Debt Security; (iv) change the terms of any Debt Securities so as to adversely affect the terms on which such Debt Securities are convertible into, or exchangeable or exercisable for, shares of a class of capital stock of U S WEST or any other corporation; (v) waive a default in the payment of the principal of or interest on any Debt Security; (vi) make any Debt Security payable in money other than that stated in the Debt Security; or (vii) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security. (Section 9.02.) The Indenture may be amended or supplemented without the consent of any Debt Securityholder (i) to cure any ambiguity, defect or inconsistency in the Indenture, or the Debt Securities of any series; (ii) to provide for the assumption of all the obligations of U S WEST under the Debt Securities, any coupons related thereto and the Indenture by any corporation in connection with a merger, consolidation, transfer or lease of U S WEST's property and assets substantially as an entirety, as provided for in the Indenture; (iii) to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities; (iv) to make any change that does not adversely affect the rights of any Debt Securityholder; (v) to provide for the issuance of and establish the form and terms and conditions of a series of Debt Securities endorsed thereon or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of Debt Securities; or (vi) to add to the rights of Debt Securityholders. (Section 9.01.)

MERGER

    U S WEST may consolidate with or merge into, or transfer or lease its property and assets substantially as an entirety to, another entity if the successor entity is a corporation and assumes all the obligations of U S WEST under the Debt Securities and any coupons related thereto and the Indenture and if, after giving effect to such transaction, a Default or Event of Default would not occur or be continuing. Thereafter, all such obligations of U S WEST shall terminate. (Sections 5.01 and 5.02.)

EVENTS OF DEFAULT

    The following events are defined in the Indenture as "Events of Default" with respect to a series of Debt Securities: (i) default in the payment of interest on any Debt Security of such series for 90 days; (ii) default in the payment of the principal of any Debt Security of such series; (iii) failure by U S WEST for 90 days after notice to it to comply with any of its other agreements in the Debt Securities of such series, in the Indenture or in any supplemental indenture; and (iv) certain events of bankruptcy or insolvency of U S WEST. (Section 6.01.) If an Event of Default occurs with respect to the Debt Securities of any series and is continuing, the Trustee or the holders of at least 25% in principal amount of all of the outstanding Debt Securities of that series may declare the principal (or, if the Debt Securities of that series are original issue discount Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable. Upon such declaration, such principal (or, in the case of original issue discount Debt Securities, such specified amount) shall be due and payable immediately. (Section 6.02.)

    Securityholders may not enforce the Indenture or the Debt Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debt Securities. (Section 7.01.) Subject to certain limitations, holders of a majority in principal amount of the Debt Securities of each series affected (with each series voting as a class) may direct the Trustee in its exercise of any trust power. (Section 6.05.) The Trustee may withhold from holders of Debt Securities notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. (Section 7.05.)

CONCERNING THE TRUSTEE

    U S WEST and certain of its affiliates maintain banking relationships in the ordinary course of business with the Trustee. In addition, the Trustee and certain of its affiliates serve as trustee, authenticating agent or paying agent with respect to certain debt securities of U S WEST and its affiliates.

                              PLAN OF DISTRIBUTION

DISTRIBUTION OF SECURITIES

    U S WEST may offer and sell the Debt Securities (i) to or through underwriting syndicates represented by managing underwriters, (ii) to or through underwriters without a syndicate, (iii) through dealers, (iv) through agents or
(v) through a combination of any such methods of sale. The Prospectus Supplement with respect to each series of Debt Securities will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price and the net proceeds to U S WEST from such sale, any underwriting discounts, agency fees and other items constituting underwriters' or agents' compensation, the initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers.

    If any underwriters are involved in the offer and sale, the Debt Securities will be acquired by the underwriters and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the accompanying Prospectus Supplement, the obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Securities described in such Prospectus Supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

    The Debt Securities may be offered and sold by U S WEST directly or through an agent or agents designated by U S WEST from time to time. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent or agents will be acting on a best efforts basis for the period of its or their appointment. Any agent participating in the distribution of the Debt Securities may be deemed to be an "underwriter," as that term is defined in the Securities Act, of the Securities so offered and sold. The Securities also may be sold to dealers, at the applicable price to the public set forth in the applicable Prospectus Supplement relating to a particular series of the Securities, who later resell to investors. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act.

    Underwriters, dealers and agents may be entitled, under agreements entered into with U S WEST, to indemnification by U S WEST against certain liabilities, including liabilities under the Securities Act.

    The place and time of delivery for the Debt Securities in respect of which this Prospectus is delivered will be set forth in the accompanying Prospectus Supplement, if appropriate.

DELAYED DELIVERY ARRANGEMENTS

    If so indicated in the Prospectus Supplement, U S WEST will authorize dealers or other persons acting as U S WEST's agents to solicit offers by certain institutions to purchase Debt Securities from U S WEST pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and others, but in all cases such institutions must be approved by U S WEST. The obligations of any purchaser under any such contract will not be subject to any conditions except that (a) the purchaser of the Debt Securities shall not at the time of delivery be prohibited from purchasing such securities under the laws of the jurisdiction to which such purchaser is subject and (b) if the Debt Securities are also being sold to underwriters, U S WEST shall have sold to such underwriters the Debt Securities not sold for delayed delivery. The dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL OPINIONS

    The validity of the Debt Securities will be passed upon by Stephen E. Brilz, Senior Attorney of U S WEST.

                                    EXPERTS

    The consolidated financial statements and the consolidated financial statement schedule included in U S WEST's Annual Report on Form 10-K for the year ended December 31, 1994 are incorporated herein by reference in reliance on the reports of Coopers & Lybrand L.L.P., independent certified public accountants, given upon the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of U S WEST and the combined financial statements of the U S WEST Communications Group and the U S WEST Media Group as of December 31, 1993 and 1994 and for each of the three years in the period ended December 31, 1994 included in the Current Report on Form 8-K of U S WEST, dated September 28, 1995, are incorporated herein by reference in reliance on the reports of Coopers & Lybrand L.L.P., independent certified public accountants, given upon the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of Time Warner Entertainment Company, L.P. as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, which appear in the Current Report on Form 8-K of U S WEST, dated May 23, 1995, as amended by Forms 8-K/ A filed on July 12, 1995 and August 24, 1995, are incorporated herein by reference in reliance on the report of Ernst & Young LLP, independent auditors, given upon the authority of that firm as experts in accounting and auditing.

    The financial statements of Mercury Personal Communications (trading as Mercury One-2-One) as of March 31, 1995, 1994 and 1993 and for each of the three years in the period ended March 31, 1994, which appear in the Current Report on Form 8-K of U S WEST, dated May 23, 1995, as amended by Forms 8-K/A filed on July 12, 1995 and August 24, 1995, are incorporated herein by reference in reliance on the report of Arthur Andersen LLP, independent chartered accountants, given upon the authority of that firm as experts in accounting and auditing.

    The combined financial statements of Georgia Cable Holdings Limited Partnership and Subsidiary Partnerships as of December 31, 1993 and 1992 and for each of the years in the two-year period ended December 31, 1993, which appear in the Current Report on Form 8-K of U S WEST, dated May 23, 1995, as amended by Forms 8-K/A filed on July 12, 1995 and August 24, 1995, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Wometco Cable Corp. and subsidiaries as of December 31, 1993 and 1992 and for each of the years in the two-year period ended December 31, 1993, which appear in the Current Report on Form 8-K of U S WEST, dated May 23, 1995, as amended by Forms 8-K/ A filed on July 12, 1995 and August 24, 1995, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing. The report on the 1993 consolidated financial statements of Wometco Cable Corp. and subsidiaries refers to a change in the method of accounting for income taxes in 1993 to adopt the provisions of Financial Accounting Standards Board FASB No. 109 -- Accounting for Income Taxes.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                                                   APPENDIX A
                         SUBJECT TO COMPLETION
                            JANUARY 26, 1996
PROSPECTUS

                                                                       [LOGO]
7,000,000 SHARES

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

COMMON STOCK
($.01 PAR VALUE)

This Prospectus relates to shares of common stock, par value $.01 per share (the "Common Stock"), of Financial Security Assurance Holdings Ltd., a New York corporation ("FSA Holdings" and, together with its consolidated subsidiaries, the "Company"), which may be delivered by U S WEST, Inc., a Delaware corporation ("U S WEST"), or an affiliate thereof, at U S WEST's option, pursuant to the
terms  of the       % Exchangeable  Notes due                 ,  1999 (the "Debt
Exchangeable for Common Stock-SM-" or "DECS-SM-") of U S WEST. This Prospectus is Appendix A to a Prospectus Supplement and Prospectus of U S WEST relating to the sale of 7,000,000 DECS (the "DECS Prospectus"). See "Prospectus Summary." FSA Holdings will not receive any of the proceeds from the sale of the DECS or delivery thereunder of shares of Common Stock to which this Prospectus relates.

U S WEST has granted the underwriters of the DECS a 30-day option to purchase up to an additional 1,050,000 DECS, which may be exchangeable at their maturity for additional shares of Common Stock. Such option has been granted solely to cover over-allotments, if any.

In connection with market-making activities in the DECS, Salomon Brothers Inc ("Salomon") may, subject to certain limitations, from time to time borrow, return and reborrow up to 1,600,000 shares of Common Stock from U S WEST. See "Plan of Distribution." Salomon is not under any obligation to engage in any market-making transactions with respect to the DECS, and any market-making in the DECS actually engaged in by Salomon may cease at any time.

The Company and U S WEST have agreed not to sell, without the prior written consent of Salomon, any shares of Common Stock or any securities convertible into or exchangeable for Common Stock for a period of 180 days after the date of this Prospectus. See "Plan of Distribution."

The Common Stock is listed for trading on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "FSA". On January 25, 1996, the last reported sale price of the Common Stock on the NYSE Composite Tape was $25.00 per share. See "Price Range of Common Stock and Dividends."

SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is            , 1996.

    FSA HOLDINGS HAS BEEN ADVISED THAT IN CONNECTION WITH THE OFFERING BY U S WEST OF THE DECS, THE UNDERWRITERS OF THE DECS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DECS OR THE COMMON STOCK OF FSA HOLDINGS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NYSE (WITH RESPECT TO THE COMMON STOCK ONLY), IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

    FSA Holdings is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by FSA Holdings may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Room 3190, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, material filed by FSA Holdings can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    FSA Holdings has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed as a part thereof, as permitted by the rules and regulations of the Commission. For further information with respect to FSA Holdings and the Common Stock, reference is hereby made to such Registration Statement, including the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof. The Registration Statement, including the exhibits and schedules filed as a part thereof, may be inspected without charge at the public reference facilities maintained by the Commission as set forth in the preceding paragraph. Copies of these documents may be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed with the Commission (File No. 1-12644) are hereby incorporated by reference in this Prospectus:

    1. FSA Holdings' Annual Report on Form 10-K for the year ended December 31, 1994 (which incorporates by reference certain information from FSA Holdings' Proxy Statement relating to the 1995 Annual Meeting of Shareholders and FSA Holdings' 1994 Annual Report to Shareholders);

    2. FSA Holdings' Quarterly Report on Form 10-Q for the three months ended March 31, 1995;

    3. FSA Holdings' Quarterly Report on Form 10-Q for the three months ended June 30, 1995;

    4.  FSA Holdings' Current Report on Form 8-K dated August 18, 1995;

    5. FSA Holdings' Quarterly Report on Form 10-Q for the three months ended September 30, 1995;

    6. The description of the Common Stock set forth in FSA Holdings' Registration Statement on Form 8-A, declared effective on May 6, 1994, and any amendment or report filed for the purpose of updating such description;

    7.  FSA Holdings' Current Report on Form 8-K dated December 20, 1995;

    8. Annual Report on Form 10-K for the year ended December 31, 1994 of Capital Guaranty Corporation ("Capital Guaranty"), a wholly owned subsidiary of FSA Holdings (which incorporates by reference certain information from Capital Guaranty's Proxy Statement relating to the 1995 Annual Meeting of Shareholders and Capital Guaranty's 1994 Annual Report to Shareholders);

    9. Capital Guaranty's Quarterly Report on Form 10-Q for the three months ended March 31, 1995;

    10. Capital Guaranty's Quarterly Report on Form 10-Q for the three months ended June 30, 1995;

    11. Capital Guaranty's Current Report on Form 8-K dated August 22, 1995;

    12. Capital Guaranty's Quarterly Report on Form 10-Q for the three months ended September 30, 1995; and

    13. Capital Guaranty's Current Report on Form 8-K dated December 20, 1995.

    All documents filed by FSA Holdings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    FSA Holdings hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above other than exhibits to such documents. Requests for such copies should be directed to the Secretary of FSA Holdings, Financial Security Assurance Holdings Ltd., 350 Park Avenue, New York, New York 10022, telephone number (212) 826-0100.

                            ------------------------

    "Debt Exchangeable for Common Stock" and "DECS" are service marks of Salomon Brothers Inc.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. FOR DEFINITIONS OF AND ADDITIONAL INFORMATION CONCERNING CERTAIN TERMS USED IN THIS PROSPECTUS, SEE "GLOSSARY OF INSURANCE TERMS."

                                  THE COMPANY

    FSA Holdings, through its wholly owned subsidiary, Financial Security Assurance Inc. ("FSA"), is primarily engaged in the business of providing financial guaranty insurance on asset-backed securities and municipal bonds. FSA was the first insurance company organized to insure asset-backed obligations and has been a leading insurer of asset-backed obligations (based on number of transactions insured) since its inception in 1985. FSA expanded the focus of its business in 1990 to include financial guaranty insurance of municipal obligations.

    FSA's underwriting policy is to insure asset-backed and municipal obligations that would otherwise be investment grade without the benefit of FSA's insurance. The asset-backed obligations insured by FSA are generally issued in structured transactions and are backed by pools of assets such as residential mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. The municipal obligations insured by FSA consist primarily of general obligation bonds that are supported by the issuers' taxing power and special revenue bonds and other special obligations of state and local governments that are supported by the issuers' ability to impose and collect fees and charges for public services or specific projects. Financial guaranty insurance written by FSA guarantees payment when due of scheduled payments on an issuer's obligation. In the case of a payment default on an insured obligation, FSA is generally required to pay the principal, interest or other amounts due in accordance with the obligation's original payment schedule or, at its option, to pay such amounts on an accelerated basis.

    The Company's business strategy is to remain a leading insurer of asset-backed obligations and to become a more prominent insurer of municipal obligations. The Company expects to continue to emphasize a diversified insured portfolio characterized by insurance of both asset-backed and municipal obligations, with a broad geographic distribution and a variety of revenue sources and transaction structures.

    In December 1995, FSA Holdings acquired Capital Guaranty in a merger transaction in which Capital Guaranty became a direct wholly owned subsidiary of FSA Holdings (the "Merger"). Capital Guaranty, through its wholly owned subsidiary, Capital Guaranty Insurance Company ("CGIC"), provided financial guaranty insurance on municipal bonds. In connection with the Merger, CGIC, whose principal business is now as a reinsurer of policies written by FSA, changed its name to Financial Security Assurance of Maryland Inc. ("FSAM"). Except as otherwise expressly provided, the financial and other information contained in this Prospectus with respect to FSA Holdings and FSA does not give effect to the Merger. For additional information concerning Capital Guaranty, see "Capital Guaranty Corporation," "Selected Financial Information of Capital Guaranty Corporation," and "Incorporation of Certain Documents by Reference."

    For the nine months ended September 30, 1995, FSA had gross premiums written of $78.3 million, of which 46% related to insurance of municipal obligations and 54% related to insurance of asset-backed obligations. At September 30, 1995, FSA had net insurance in force of $52.5 billion, of which 59% represented insurance on municipal obligations and 41% represented insurance on asset-backed obligations. As of September 30, 1995, pro forma net insurance in force would have been $71.7 billion, of which 70% represented insurance on municipal obligations and 30% represented insurance on asset-backed obligations.

    At September 30, 1995, the Company had total assets of $1,137.3 million, an increase of 5.9% from December 31, 1994, and shareholders' equity of $608.6 million, an increase of 11.6% from December 31, 1994. After giving pro forma effect to the Merger as if it had occured as of September 30, 1995, total assets would have been $1,463.2 million and shareholders' equity would have been $751.4 million. See "Recent Developments" for a summary of FSA Holdings' results for the quarter and year ended December 31, 1995.

    The claims-paying ability of FSA is rated "Aaa" by Moody's Investors Service, Inc. ("Moody's") and "AAA" by Standard & Poor's Ratings Services ("S&P"), Nippon Investors Services and S&P (Australia) Pty. Ltd.

    FSA is licensed to engage in the financial guaranty insurance business in all 50 states, the District of Columbia and Puerto Rico. The principal executive offices of FSA Holdings are located at 350 Park Avenue, New York, New York 10022, and its telephone number is (212) 826-0100.

                            THE OFFERING OF THE DECS

    This Prospectus relates to 7,000,000 shares of Common Stock, plus up to an additional 1,050,000 shares solely to cover over-allotments, which may be delivered by U S WEST or an affiliate thereof, at U S WEST's option, pursuant to the terms of the DECS, which are being offered by U S WEST pursuant to the DECS Prospectus. Such 8,050,000 shares of Common Stock are owned by U S WEST Capital Corporation, a wholly owned subsidiary of U S WEST ("USWCC"). The Tokio Marine and Fire Insurance Company, Ltd. ("Tokio Marine") has a right of first offer with respect to all of the shares of Common Stock owned by USWCC, including the shares which may be delivered upon maturity of the DECS. For a description of the relationship between U S WEST and the Company, see "Security Ownership of Certain Beneficial Owners and Management," "Selling Shareholder" and "Certain Relationships and Related Transactions."

             SUMMARY OF SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 OF FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

                                                                                                        NINE MONTHS
                                                  YEARS ENDED DECEMBER 31,                          ENDED SEPTEMBER 30,
                              ----------------------------------------------------------------  ----------------------------
                                 1990        1991      1992 (1)     1993 (2)         1994           1994           1995
                              ----------  ----------  ----------  -------------  -------------  -------------  -------------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                    (UNAUDITED)
INCOME STATEMENT
Gross premiums written......  $  124,266  $  110,727  $  131,131  $   127,409    $   106,449    $    75,144    $    78,331
Net premiums written........     101,100      55,910      78,397       65,006         77,757         53,253         54,917
Net premiums earned.........      39,309      60,510      63,857       63,377         65,754         51,674         50,837
Net realized gains
 (losses)...................        (972)      9,087      29,153       18,292         (3,773)         6,518          1,333
Net investment income.......      31,337      45,059      47,024       47,948         46,592         34,792         36,877
Total revenues..............      70,466     116,967     142,506      127,654        109,350         93,531         91,752
Losses and loss adjustment
 expenses...................         125       9,901      54,623       84,054          3,024          2,270          4,822
Amortization and write-off
 of goodwill................       3,718       3,718       3,718       81,598
Policy acquisition and other
 expenses...................      21,648      32,222      31,323       40,459         28,036         21,925         22,526
Income (loss) before income
 taxes......................      44,975      71,126      52,842     (163,866)        78,290         69,336         64,404
Net income (loss)...........      31,270      52,803      43,457     (124,707)        60,375         52,708         46,561
Earnings (loss) per common
 share......................        1.80        2.40        1.90        (5.44)          2.32           2.03           1.80
Cash dividends per common
 share......................        1.65                    0.26                        0.16           0.08           0.24
SELECTED FINANCIAL RATIOS
GAAP BASIS (3)
Loss ratio..................         0.3%       16.4%       85.5%       132.6%           4.6%           4.4%           9.5%
Expense ratio...............        54.7        46.0        47.3         62.1           40.5           40.3           42.4
Combined ratio..............        55.0%       62.4%      132.8%       194.7%          45.1%          44.7%          51.9%
SAP BASIS(3)
Loss ratio..................         0.4%       18.3%       67.7%         0.7%          28.1%           2.7%           1.7%
Expense ratio...............        36.1        77.6        47.5         52.2           59.1           79.5           49.1
Combined ratio..............        36.5%       95.9%      115.2%        52.9%          87.2%          82.2%          50.8%
BALANCE SHEET
Total investments...........  $  485,754  $  659,880  $  727,455  $   786,723(4) $   747,176(4) $   709,329(4) $   811,365(4)
Prepaid reinsurance
 premiums...................      43,124      71,288      98,225      127,849        121,668        121,891        118,436
Total assets................     711,588     933,550   1,042,362    1,030,587      1,074,316        991,025      1,137,269
Unearned premiums...........     232,621     256,051     297,073      328,165        334,569        324,175        335,367
Total liabilities...........     282,701     361,811     433,166      488,615        528,880        443,115        528,674
Shareholders' equity........     428,887     571,739     609,196      541,972        545,436        547,910        608,595
Book value per common
 share......................       22.24       25.00       26.64        20.95          20.92          20.88          23.74
SELECTED FINANCIAL
 STATISTICS (3)
Gross insurance in force....  $34,091,000 $45,045,000 $52,592,000 $61,290,000    $65,824,000    $62,686,000    $73,924,000
Net insurance in force......  27,537,000  33,447,000  37,334,000   41,667,000     45,825,000     43,040,000     52,546,000
Qualified statutory
 capital....................     291,933     420,326     461,443      454,048        465,787        484,906        495,031
Policyholders' leverage
 ratio......................        94:1        80:1        81:1         92:1           98:1           89:1          106:1
ANALYTICAL DATA
Tangible book value per
 common share (5)(7)........       18.35       21.27       23.07        20.95          20.92          20.88          23.74
Adjusted book value per
 common share (6)(7)........       20.45       26.67       28.98        26.15          26.40          25.91          29.77

------------------------------
(1)Results for full year 1992 were adversely affected by $54.6 million of additional reserves, consisting of case basis reserves for three commercial mortgage transactions insured by FSA and the establishment of the general loss reserve.

(2)Results for the year ended December 31, 1993 were adversely affected by $63.7 million in net incurred losses for three commercial mortgage transactions insured by FSA, $63.0 million of which losses were directly paid by a letter of credit provided by U S WEST (the "U S WEST Letter of Credit"). The payment under the U S WEST Letter of Credit was accounted for under generally accepted accounting principles ("GAAP") as a contribution of capital (net of related tax effect) and the related losses were reflected as an expense in FSA's income statement, while for statutory accounting practices ("SAP") income statement purposes the drawings under the U S WEST Letter of Credit were netted against such losses. Results were also adversely affected by an increase of $20.3 million in the nonspecific general loss reserve of FSA for unidentified losses covering FSA's entire insured portfolio, a write-off of $78.8 million of goodwill, a restructuring charge of $85.4 million resulting from the premium payment by FSA to Commercial Reinsurance Company ("Commercial Re") under FSA's reinsurance agreement with Commercial Re and non-recurring charges of approximately $10.0 million. Gross and net premiums written were reduced due to the cession of $17.9 million of unearned premiums from FSA to Commercial Re under such reinsurance agreement.

(3)These ratios and statistics relate solely to FSA. The GAAP loss ratio is losses and loss adjustment expenses incurred (inclusive of additions to the general loss reserve) divided by net premium earned. The SAP loss ratio is losses and loss adjustment expenses incurred (exclusive of additions to the general loss reserve) divided by net premiums earned. The GAAP expense ratio is underwriting and operating expenses divided by net premiums earned. The SAP expense ratio is underwriting and operating expenses divided by net premiums written. The combined ratio on both a GAAP and SAP basis is the sum of the applicable loss and expense ratios.

(4)Total investments at December  31, 1993 and 1994  and September 30, 1994  and
   1995 included $54.1 million net unrealized gains, $33.7 million net unrealized losses, $26.0 million net unrealized losses and $11.9 million net unrealized gains, respectively. In addition, the balance at December 31, 1993 included $24.3 million of funds withheld from the premium ceded by FSA to Commercial Re, pending deposit of such funds in a trust account satisfying the requirements of applicable insurance law. Total investments at December 31, 1990, 1991 and 1992 were recorded at amortized cost in accordance with GAAP and therefore do not include unrealized gains or losses.

(5)Tangible book value per common share is book value per common share less goodwill per common share.

(6)Adjusted book value per common share, which is tangible book value plus net unearned premium reserve plus the present value of net future installment premiums less deferred acquisition costs less tax effect (in each case, on a per common share basis), is used by management and equity analysts as a measurement of FSA Holdings' and Capital Guaranty's intrinsic value. Adjusted book value per common share is not a substitute for GAAP book value per common share.

(7)Tangible book value per common share and adjusted book value per common share do not include the effect of unrealized gains on investments for the years ended December 31, 1990, 1991 and 1992, which were $0.04, $0.71 and $0.60 per common share, respectively.

        SUMMARY OF SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                 OF FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

                                  (UNAUDITED)

    The following table presents selected unaudited pro forma consolidated financial information for FSA Holdings and Capital Guaranty after giving effect to the Merger. This pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results that would have been obtained if the Merger had been consummated on January 1, 1994 (in the case of income statement items) or September 30, 1995 (in the case of balance sheet items), or that may be obtained in the future. This pro forma data is derived from the Unaudited Pro Forma Consolidated Condensed Financial Statements appearing elsewhere herein and should be read in conjunction with those statements and the notes thereto. See "Unaudited Pro Forma Consolidated Condensed Financial Statements."

                                                                                            NINE MONTHS
                                                                       YEAR ENDED              ENDED
                                                                    DECEMBER 31, 1994    SEPTEMBER 30, 1995
                                                                   -------------------  --------------------
                                                                                  (UNAUDITED)
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA STATEMENT OF OPERATIONS DATA:
Revenues.........................................................     $     136,114         $    112,513
Net Income.......................................................            73,627               57,915
Net Income Per Common Share......................................     $        2.30         $       1.83
Common Shares Used in Calculation of Above per Common Share
 Amount..........................................................            32,054               31,695
                                                                   -------------------          --------
                                                                   -------------------          --------


                                                                   SEPTEMBER 30, 1995
                                                                   -------------------
                                                                       (UNAUDITED)
                                                                     (IN THOUSANDS,
                                                                    EXCEPT PER SHARE
                                                                          DATA)
PRO FORMA BALANCE SHEET DATA:
Assets...........................................................     $   1,463,180
Debt.............................................................            30,000
Shareholders' Equity
  Preferred Stock................................................               700
  Common Stock...................................................           751,426
Book Value per Common Share......................................     $       23.71
Tangible Book Value per Common Share.............................              23.42
Common Shares Used in Calculation of Above Book Value per Common
 Share Amounts...................................................             31,657

                                  RISK FACTORS

ADEQUACY OF LOSS RESERVES

    Like other financial guaranty insurers, FSA does not consider traditional actuarial approaches used in the property/casualty insurance industry to be applicable to the determination of its loss reserves because of the absence of a sufficient number of losses in its financial guaranty insurance activities and in the financial guaranty industry generally to establish a meaningful statistical base. In the municipal area, a relatively small percentage of the total amount of municipal obligations insured by the financial guaranty insurance industry has experienced defaults in payment in recent years. There can be no assurance, however, that these low default rates will be indicative of future rates of default in insured municipal obligations. The statistical base in the asset-backed area is even more limited than in the municipal area. In addition, actual loss rates in the asset-backed area may over time prove to be higher than in the municipal area. Although FSA currently maintains reserves in an amount believed by its management to be sufficient to pay its estimated ultimate liability for losses and loss adjustment expenses with respect to obligations it has insured, there can be no assurance that losses in FSA's insured portfolio will not exceed the loss reserves. Losses from future defaults, depending on their magnitude, could have a material adverse effect on the results of operations and financial condition of FSA Holdings.

CLAIMS-PAYING ABILITY RATINGS

    As is customary in the financial guaranty insurance industry, the rating agencies perform periodic assessments of the credits insured by a financial guaranty insurer to confirm that such insurer continues to meet the requirements of the rating agencies for a triple-A rating of the insurer's claims-paying ability. Although FSA Holdings intends to continue to comply with the criteria of the rating agencies, no assurance can be given that one or more of the rating agencies will not reduce or withdraw its triple-A rating of the claims-paying ability of FSA in the future. FSA's ability to compete with other triple-A rated financial guarantors, and its results of operations and financial condition, would be materially adversely affected by a reduction in its ratings.

MARKET AND OTHER FACTORS

    The demand for financial guaranty insurance depends upon many factors, some of which are beyond the control of FSA.

    While all the major financial guaranty insurers have triple-A claims-paying ability ratings from major rating agencies, the marketplace may from time to time distinguish between financial guarantors on the basis of various factors, including size, insured portfolio concentration and financial performance. These distinctions may result in differentials in trading levels for securities insured by particular financial guarantors which, in turn, may provide a competitive advantage to those financial guarantors with better trading levels. Conversely, various investors may lack additional capacity to purchase securities insured by certain financial guarantors, which may provide a competitive advantage to guarantors with fewer insured obligations outstanding.

    Prevailing interest rate levels affect demand for financial guaranty insurance to the extent that lower interest rates are accompanied by narrower spreads between insured and uninsured obligations. The purchase of insurance during periods of relatively narrower interest rate spreads will generally provide lower cost savings to the issuer than during periods of relatively wider spreads. These lower cost savings generally are accompanied by a corresponding decrease in demand for financial guaranty insurance. However, relatively low interest rate levels may encourage the issuance of new or the refunding of existing debt securities by companies and municipalities, which may increase the demand for financial guaranty insurance.

    Credit quality concerns among investors, especially during times of weak economic conditions, typically result in an increase in demand for financial guaranty insurance. During such times, investors generally prefer to purchase higher rated investments, including those that achieve higher ratings through financial guaranty insurance.

    The perceived financial strength of financial guaranty insurers also affects demand for financial guaranty insurance. Should a major financial guaranty insurer, or the industry generally, have its claims-paying ability rating lowered, or suffer for some other reason a deterioration in investor confidence, demand for financial guaranty insurance would be adversely affected.

    In addition, the financial guaranty insurance industry has historically been and will continue to be subject to the direct and indirect effects of governmental regulation, including changes in tax laws affecting insurance on asset-backed and municipal obligations. No assurance can be given that future legislative or regulatory changes will not adversely affect FSA's business.

COMPETITION AND INDUSTRY CONCENTRATION

    FSA faces competition from both other providers of third party credit enhancement and alternatives to third party credit enhancement. The majority of asset-backed and municipal obligations are sold without third party credit enhancement. Accordingly, each transaction proposed to be insured by FSA must generally compete against an alternative execution which does not employ third party credit enhancement. FSA also faces competition from other monoline primary financial guaranty insurers, primarily AMBAC Indemnity Corporation ("AMBAC"), Capital Markets Assurance Corporation ("CapMAC"), Connie Lee Insurance Company ("Connie Lee"), Financial Guaranty Insurance Company ("FGIC") and MBIA Insurance Corp. ("MBIA"). Traditional credit enhancers such as bank letter of credit providers and mortgage pool insurers also provide significant competition to FSA as providers of credit enhancement for asset-backed obligations. While actions by securities rating agencies in recent years have significantly reduced the number of triple-A rated banks that can offer a product directly competitive with FSA's triple-A guaranty, and recently implemented risk-based capital guidelines applicable to banks have generally increased costs associated with letters of credit that compete directly with financial guaranty insurance, bank letter of credit providers and other credit enhancement, such as cash collateral accounts, provided by banks, continue to provide significant competition to FSA.

SUBSTANTIAL VOTING CONTROL

    Immediately after giving effect to the consummation of the Merger, voting control of FSA Holdings was held 41.6% by USWCC, 20.9% by Fund American Enterprises Holdings, Inc. ("Fund American") and 5.7% by Tokio Marine (together, the "Substantial Shareholders"). Each of the Substantial Shareholders has the ability to exercise significant influence over the policies and corporate actions of FSA Holdings. For further information, see "Security Ownership of Certain Beneficial Owners and Management." Shareholders of FSA Holdings do not have cumulative voting rights with respect to the election of directors and, accordingly, any shareholder or group of shareholders holding shares representing in excess of 50% of the voting shares outstanding of FSA Holdings would by itself have the power to elect the entire board of directors of FSA Holdings.

HOLDING COMPANY STRUCTURE

    The operations of FSA Holdings are conducted through FSA. Accordingly, FSA Holdings' financial condition and results of operations are dependent upon FSA, whose ability to declare and pay dividends to FSA Holdings is dependent upon FSA's financial condition, results of operations, cash requirements and other related factors and is also subject to restrictions contained in the insurance laws and regulations of New York and other states. See "Price Range of Common Stock and Dividends," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Insurance Regulatory Matters -- Dividend Restrictions."

SHARES ELIGIBLE FOR FUTURE SALE

    At January 24, 1996, the three largest shareholders of FSA Holdings, USWCC, Fund American and Tokio Marine, together owned approximately 64.3% of the Common Stock outstanding. U S WEST has the right to cause the delivery of 7,000,000 shares of Common Stock owned by USWCC (plus 1,050,000 shares solely to cover over-allotments) pursuant to the terms of the DECS. All of the shares of Common Stock owned by USWCC, Fund American and Tokio Marine will continue to be tradeable in the open market subject to the volume limitations, manner of sale and notice requirements of Rule 144 under the Securities

Act or, without such requirements or limitations through the exercise of registration rights available under agreements with FSA Holdings. See "Certain Relationships and Related Transactions -- Registration Rights Agreement."

    Sales of substantial amounts of Common Stock in the public or private market, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock.

IMPACT OF THE DECS ON THE MARKET FOR THE COMMON STOCK

    It is not possible to predict accurately how or whether any market that develops for the DECS will influence the market for the Common Stock. For example, the price of the Common Stock could become more volatile and could be depressed by investors' anticipation of the potential distribution into the market of substantial additional amounts of Common Stock upon the maturity of the DECS, by possible sales of Common Stock by investors who view the DECS as a more attractive means of equity participation in FSA Holdings and by hedging or arbitrage trading activity that may develop involving the DECS and the Common Stock.

                              RECENT DEVELOPMENTS

    Set forth below is a summary of FSA Holdings' results for the three months and years ended December 31, 1994 and 1995. In view of the short period between the date of the Merger, December 20, 1995, and the year-end, December 31, 1995 has been considered the date of the Merger for accounting purposes. As a result, the accounting for the Merger had no effect on the Statement of Operations Data presented in this section, except for the recording of the $15.4 million general reserve provision discussed below. The Merger affected the Balance Sheet Data presented in this section by increasing total investments by $276,030 thousand, prepaid insurance premiums by $16,739 thousand, total assets by $329,379 thousand, unearned premiums by $126,047 thousand, total liabilities by $186,572 thousand, shareholders' equity by $142,807 thousand, and by decreasing book value per share by $0.26 per share; however, adjusted book value per common share increased by $0.20 per common share (see note 6 of the "Summary of Selected Consolidated Financial Information of Financial Security Assurance Holdings Ltd."). (All of these amounts include the effect of providing the $15.4 million general reserve provision discussed below).

                                                                   THREE MONTHS ENDED          YEAR ENDED
                                                                      DECEMBER 31,            DECEMBER 31,
                                                                  ---------------------  ----------------------
                                                                     1994       1995        1994        1995
                                                                  ----------  ---------  ----------  ----------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net premiums earned.............................................  $   14,080  $  18,510  $   65,754  $   69,347
Net investment income...........................................      11,800     12,088      46,592      48,965
Net realized gains..............................................     (10,291)     3,787      (3,773)      5,120
Total revenues..................................................      15,819     35,521     109,350     127,273
Policy acquisition and other expenses...........................       6,111      8,047      28,036      30,573
Income before income taxes......................................       8,954     10,638      78,290      75,042
Net income......................................................       7,667      8,477      60,375      55,038
Earnings per common share.......................................        0.29       0.33        2.32        2.13

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                       --------------------------
                                                                                           1994          1995
                                                                                       ------------  ------------
                                                                                         (DOLLARS IN THOUSANDS,
                                                                                         EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Total investments....................................................................  $    747,176  $  1,110,742
Prepaid reinsurance premiums.........................................................       121,668       136,248
Total assets.........................................................................     1,074,316     1,492,962
Unearned premiums....................................................................       334,569       466,597
Notes Payable........................................................................                      30,000
Total liabilities....................................................................       528,880       715,015
Shareholders' equity.................................................................       545,436       777,947
Book value per common share..........................................................         20.92         24.67

RESULTS OF OPERATIONS

  THREE MONTHS AND THE YEAR ENDED DECEMBER 31, 1995 VERSUS THE PRIOR YEAR

    Net income for the fourth quarter of 1995 was $18.5 million before a one-time charge of $10.0 million, or $0.39 per share. The one-time charge reflected an increase to FSA's general loss reserve consistent with FSA's established reserving methodology, to provide for the CGIC insured portfolio in the Merger. CGIC did not maintain a general reserve.

    Reported net income for the fourth quarter was $8.5 million, or $0.33 per share, compared with $7.7 million, or $0.29 per share, for the same period in 1994. For the year, net income was $55.0 million, or $2.13 per share, compared with $60.4 million, or $2.32 per share in 1994. Both the quarter and the year-to-date earnings results were also affected by higher regular additions to FSA's general loss reserve and by an increase in the effective tax rate on investment income caused by a repositioning of FSA Holdings' investment portfolio.

    On December 20, 1995, Capital Guaranty merged with a subsidiary of FSA Holdings. In connection with such Merger, CGIC, the principal operating subsidiary of Capital Guaranty, changed its name to FSAM and became a subsidiary of FSA. The Merger provided for each Capital Guaranty share to be exchanged for
0.6716 share of Common Stock and cash of $5.69. FSA Holdings issued in the aggregate 6,051,661 shares of Common Stock. The aggregate cash consideration was $51.3 million, or approximately 25% of the total merger consideration. The purchase price, including transaction costs, was approximately $208.6 million.

    In the fourth quarter of 1995, FSA (excluding CGIC) insured bonds totaling $4.6 billion, a 52.1% increase over the same period in 1994. The fourth quarter asset-backed component rose 60.4% to $2.4 billion. For the year ended December 31, 1995, FSA insured $15.2 billion of securities, a 52.6% increase over 1994, and the asset-backed portion was $9.8 billion, up 76.9%. For the year ended December 31, 1995, FSA and CGIC, combined, insured bonds totaling $18.6 billion, of which $8.7 billion were municipal.

    In the municipal bond market, total-market new issuance was approximately $49.5 billion in the fourth quarter of 1995 and $156.2 billion for the year ended December 31, 1995, representing an increase of 36% and a decline of 5% from the respective 1994 levels. Industry insured volume in the primary market was approximately $24.5 billion for the quarter, an increase over the $13.9 billion insured in 1994. For the year ended December 31, 1995, insured volume was up approximately 11% to $68.1 billion.

    In the fourth quarter of 1995, FSA insured $2.2 billion par of municipal bonds, as compared with $1.5 billion in the same period of 1994. CGIC insured $0.7 billion of municipal bonds in the fourth quarter, compared with $0.9 billion in the same period of 1994. For the year ended December 31, 1995, FSA insured $5.4 billion of municipal bonds (21.9% more than in 1994), of which $3.4 billion were U.S. municipal new issues, representing approximately 5% of 1995 insured municipal new-issue volume. The remainder were secondary-market issues or were issued by non-U.S. municipalities or government entities. CGIC insured $3.3 billion of municipal bonds in 1995, including $2.9 billion of U.S. municipal new issues, representing approximately 4% of the total number of new issue long-term municipal bonds.

    The present value ("PV") of gross premiums originated (which includes the present value of installment premiums) in the fourth quarter and full-year of 1995 was $43.6 million and $139.1 million, respectively. The asset-backed portion of fourth quarter PV premiums written grew 110.5% to $23.0 million as compared with the same period of 1994, primarily because of higher volume. The municipal portion was $20.6 million in the fourth quarter of 1995. In the fourth quarter of 1994, FSA's municipal PV premiums written were $21.5 million.

    Net income was reduced by the one-time charge associated with the increase to FSA's general loss reserve of $10.0 million, net of taxes, or $0.39 per share, provided by FSA Holdings in order to establish reserves for the CGIC insured portfolio consistent with FSA's reserving methodology. Included in the $8.5 million of net income for the fourth quarter was the contribution from refundings and prepayments totalling $2.1 million, or $0.09 per share, and the contribution from capital gains was $2.5 million, or $0.10 per share.

    Fourth quarter operating net income (which excludes the impact of capital gains or losses) adjusted for the provision to the general loss reserve for CGIC was $16.0 million, or $0.63 per share, in 1995 and $14.4 million, or $0.55 per share, in 1994. The increase in the quarter's operating net income relative to the prior year was due to an increase in the contribution from refundings and prepayments of $0.06 per share, and a $0.02 per share increase in core net income (operating net income less the after-tax effect of refundings and prepayments). Full-year operating net income declined 4.1% to $60.3 million and operating earnings per share declined 3.0% to $2.34 when compared with 1994. The year-to-year reduction in operating net income was caused by lower contributions from refundings and prepayments of $0.2 million and a decline in core net income.

    Fourth quarter core net income, which excludes refundings and prepayments as well as realized capital gains or losses, was $13.9 million ($0.54 per share), 1.3% higher than in the fourth quarter of 1994, when core net income was $13.7 million ($0.52 per share). Full year 1995 core net income declined 4.2% versus the prior year's result of $53.7 million, or $2.08 per share. Full year core net income declined primarily because of higher additions to FSA's general loss reserve and a higher effective tax rate on investment income.

    Fourth quarter net premiums earned rose 31.5% to $18.5 million due to the higher level of refundings and prepayments in the fourth quarter of 1995 of $4.4 million, in comparison with $1.1 million in the fourth quarter of 1994. Refundings and prepayments contributed $2.1 million and $0.6 million to fourth quarter net income in the respective years. Net premiums earned for full-year 1995 were $69.3 million, a 5.5% increase from the $65.8 million earned in 1994. Refundings and prepayments contributed $6.6 million and $6.8 million to net income for 1995 and 1994, respectively.

    Net investment income for the fourth quarter of 1995 was $12.1 million, an increase of 2.5% over the result in 1994. Capital gains were $3.8 million in the fourth quarter of 1995, an increase of $14.1 million from the $10.3 million in capital losses recognized in the fourth quarter of 1994.

    Net investment income for 1995 was $49.0 million, up 5.1% when compared with the same period in 1994. Consistent with FSA Holdings' emphasis on total return rather than current income, FSA Holdings repositioned its portfolio, primarily during the first half of the year, through the sale of long-dated tax-exempt securities and purchase of shorter-dated taxable securities. As a result, FSA Holdings realized $5.1 million in capital gains for the year 1995, compared with $3.8 million of capital losses for 1994, and FSA Holdings' effective tax rate on investment income (excluding the effects of capital gains and losses) rose to 21.9% for 1995 from 14.4% for 1994. The after-tax total return for the investment portfolio during 1995 was 11.6%.

    Total policy acquisition and other operating expenses (total operating expenses) for the fourth quarter of 1995 were $8.0 million, up from $6.1 million in the fourth quarter of 1994. Total operating expenses for 1995 were higher than in the same period in 1994 due to higher amortization of deferred acquisition costs and increased accruals for performance plan payouts, which are based on FSA Holdings' growth in adjusted book value per share. Total operating expenses for 1995 were $30.6 million, up from $28.0 million for the same period in 1994.

    Fourth quarter core losses and loss adjustment expenses were $1.4 million in 1995 and $0.8 million in 1994, reflecting additions to the general loss reserve in both years. Full-year 1995 core losses and loss adjustment expenses were $6.3 million, compared with $3.0 million in 1994. In December 1995, FSA Holdings recognized a one-time charge of $15.4 million to increase FSA's general loss reserve to provide for the CGIC insured portfolio in a manner consistent with FSA's reserving methodology. Also in December 1995, FSA reclassified $9.7 million from the general loss reserve to case reserves associated predominantly with certain residential mortgage and timeshare receivables transactions. At December 31, 1995, FSA's unallocated general loss reserve totaled $31.8 million.

                                USE OF PROCEEDS

    All of the shares of Common Stock to which this Prospectus relates may be delivered by U S WEST, at its option, pursuant to the terms of the DECS, which are being offered by U S WEST pursuant to the DECS Prospectus. FSA Holdings will not receive any of the proceeds from the sale of the DECS or delivery thereunder of the shares of Common Stock to which this Prospectus relates.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

    The following table sets forth for the calendar quarters indicated the high and low sales prices for the Common Stock, as reported in the NYSE consolidated transaction system, and the dividends paid per share since May 1994. Prior to May 1994, the Common Stock was not publicly traded.

                                             SALES PRICES
                                         --------------------    DIVIDENDS
                                           HIGH        LOW        PAID
                                         --------    --------    ------
1994
  May 6 -- June 30...................... $ 22 5/8    $ 20        $0.00
  Third Quarter.........................   22 1/2      20         0.08
  Fourth Quarter........................   22 3/4      18 3/4     0.08
1995
  First Quarter......................... $ 21 5/8    $ 19         0.08
  Second Quarter........................   25 1/2      21 1/2     0.08
  Third Quarter.........................   27 3/4      24 1/4     0.08
  Fourth Quarter........................   27          24 1/2     0.08
1996
  First Quarter (through January 25,
   1996)................................ $ 25 1/2      24

    As of January 23, 1996, there were 134 holders of record of the Common Stock and 31,502,025 shares outstanding.

    The amount of dividends payable in the future will be reviewed periodically by the Board of Directors in light of the Company's earnings, financial condition and capital and other cash requirements. It is the policy of the Board of Directors that FSA Holdings retain an adequate portion of its earnings to support the growth of its business. There is no requirement or assurance that dividends will be paid.

    Most of the operations of FSA Holdings are conducted through FSA. FSA's ability to declare and pay dividends to Capital Guaranty, which in turn declares and pays dividends to FSA Holdings, is dependent upon FSA's financial condition, results of operations, cash requirements and other related factors and is also subject to restrictions contained in the insurance laws and related regulations of New York and other states. See "Insurance Regulatory Matters -- Dividend Restrictions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    FSA Holdings will ordinarily be required to withhold United States federal income taxes in the amount of 30% of any dividends paid to non-United States shareholders not otherwise subject to United States federal income taxation, unless a tax treaty between the United States and the country of the shareholder's residence provides for withholding at a reduced rate.

        UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION

BUSINESS OPERATIONS OF FSA HOLDINGS FOLLOWING THE MERGER

    In connection with the Merger, FSA took a number of corporate actions, the effect of which was to replace Financial Security Assurance International Inc. ("FSAI") with FSAM (formerly CGIC) in the corporate structure of the FSA group of companies as a subsidiary of FSA, parent of Financial Security Assurance of Oklahoma, Inc., and participant in the intercompany pooling agreement among the domestic FSA insurance companies. Such transactions having been completed in December 1995, FSAI is now an inactive company with no outstanding insurance or reinsurance obligations, retaining the minimum capital necessary to maintain its insurance licenses and intended for sale to a third party in 1996. The principal business of FSAM going forward will be to serve as a reinsurer of policies issued by FSA or reinsured by FSA from unaffiliated third parties.

    FSA Holdings remains headquartered in New York and now has the benefit of a significant west coast presence through its San Francisco office, the former office of Capital Guaranty. The San Francisco office will be staffed to underwrite transactions in coordination with the New York office. In line with the plan established by FSA Holdings, the majority of the cost savings associated with the Merger are expected to be brought about by the reduction in personnel associated with the elimination of duplicative staff from the accounting, information systems, marketing and human resource functions. FSA Holdings expects to utilize its current staff levels in New York to support these functions. In addition, but to a lesser extent, the Merger is also expected to reduce the costs associated with redundant legal and surveillance functions. These reductions in personnel are also expected to reduce related overhead costs such as premises, equipment and similar costs.

    The preceding cost savings will result in the reduction of $0.5 million of policy acquisition costs and $2.5 million in other operating costs as reflected in the pro forma consolidated condensed statement of operations for the nine months ended September 30, 1995.

    As a result of the reduction in personnel, FSA Holdings expects to establish a reserve of $4.7 million to cover severance costs. The majority of these costs are expected to be paid within a year after the effective time of the Merger.

    FSA Holdings and Capital Guaranty both have an accounting policy which establishes case basis loss reserves when, in management's opinion, the likelihood of a future loss on a specific transaction is probable and determinable at the balance sheet date. In addition, FSA Holdings establishes a general loss reserve which is calculated by applying a loss factor to the net par outstanding over the term of such insured obligations and discounting the result at risk-free rates. FSA Holdings then establishes case basis reserves out of the general loss reserve as necessary. FSA Holdings' accounting policy requires a provision to increase its general loss reserve when business is written directly, assumed through reinsurance or acquired. Therefore, FSA Holdings applied FSA's general reserve methodology to CGIC's insured portfolio, and incurred a $15.4 million pre-tax charge for losses and loss adjustment expenses. It is management's belief that, over time, the two methodologies would result in similar total losses, but the timing of loss recognition would be different.

    The pro forma investment portfolio was approximately $1,073 million at September 30, 1995. This balance has been reduced by the payment of $51.3 million to stockholders of Capital Guaranty and $4.2 million of estimated transaction costs incurred in connection with the Merger.

FINANCIAL STATEMENTS

    The following pro forma consolidated condensed financial statements reflect the Merger of Capital Guaranty with a subsidiary of FSA Holdings. The Merger will be accounted for as a "purchase" of Capital Guaranty by FSA Holdings under GAAP. As such, FSA Holdings will record goodwill for the excess of the cost to acquire Capital Guaranty over the sum of the amounts assigned to Capital Guaranty's identifiable assets acquired less liabilities assumed. The pro forma consolidated condensed financial statements are unaudited and combine the operations of FSA Holdings and Capital Guaranty for the nine months ended

September 30, 1995 and for the year ended December 31, 1994. The pro forma consolidated condensed balance sheet assumes the Merger occurred at September 30, 1995. The pro forma consolidated condensed statements of operations assume the Merger occurred at January 1, 1994.

    The historical financial information of FSA Holdings as of and for the nine months ended September 30, 1995 and for the year ended December 31, 1994 have been derived from the FSA Holdings financial statements which are incorporated herein by reference. The historical financial information of Capital Guaranty as of and for the nine months ended September 30, 1995 and for the year ended December 31, 1994 have been derived from the Capital Guaranty financial statements which are incorporated herein by reference. The pro forma consolidated condensed financial statements should be read in conjunction with the historical financial statements of FSA Holdings and Capital Guaranty incorporated herein by reference. See "Available Information" and "Incorporation of Certain Documents By Reference."

    The unaudited pro forma consolidated condensed financial statements have been included as required by the Commission and are provided for comparative purposes only. As further discussed in the accompanying notes, the pro forma financial statements do not purport to be indicative of the financial position or operating results that would have been achieved had the Merger been consummated as of the dates indicated and should not be construed as representative of future financial position or operating results.

                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1995
                                   UNAUDITED

                                                     HISTORICAL          PRO FORMA
                                              ------------------------  ADJUSTMENTS
                                                  FSA        CAPITAL      INCREASE       NOTE
                                                HOLDINGS     GUARANTY    (DECREASE)   REFERENCE    PRO FORMA
                                              ------------  ----------  ------------  ----------  ------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS
Investments.................................  $    811,365  $  316,214   $  (51,272)     (a)      $  1,072,717
                                                                             (4,200)     (b)
                                                                                610      (c)
Deferred Acquisition Costs..................        99,635      29,203                                 128,838
Prepaid Reinsurance Premiums................       118,436      17,591                                 136,027
Reinsurance Recoverable on Unpaid Losses....        58,212                                              58,212
Other Assets................................        49,621       8,620         (300)     (d)            67,386
                                                                              9,445      (e)
                                              ------------  ----------  ------------              ------------
    TOTAL ASSETS............................  $  1,137,269  $  371,628   $  (45,717)              $  1,463,180
                                              ------------  ----------  ------------              ------------
                                              ------------  ----------  ------------              ------------
LIABILITIES
Unearned Premiums...........................  $    335,367  $  124,526   $                        $    459,893
Losses and Loss Adjustment
 Expenses...................................        97,905                   15,400      (f)           113,305
Debt........................................                    30,000                                  30,000
Other Liabilities...........................        95,402      14,978       (7,572)     (g)           108,556
                                                                              1,000      (h)
                                                                              4,748      (i)
                                              ------------  ----------  ------------              ------------
    TOTAL LIABILITIES.......................  $    528,674  $  169,504   $   13,576               $    711,754
                                              ------------  ----------  ------------              ------------
                                              ------------  ----------  ------------              ------------
SHAREHOLDERS' EQUITY
Preferred Stock.............................  $         20  $       12   $      (12)     (j)      $         20
Common Stock................................           262         879         (879)     (k)               323
                                                                                 61      (l)
Additional Paid in Capital..................       544,946     152,229     (152,229)     (k)           696,929
                                                                            151,983      (l)
Net Unrealized Gain (Loss) on Investments...         7,759       4,106       (4,106)     (k)             7,759
Accumulated Earnings........................        65,970      44,898      (54,908)    (f)(k)          55,960
Deferred Equity Compensation................         3,812                      797      (m)             4,609
Treasury Stock..............................       (14,174)                                            (14,174)
                                              ------------  ----------  ------------              ------------
    TOTAL STOCKHOLDERS' EQUITY..............       608,595     202,124      (59,293)                   751,426
                                              ------------  ----------  ------------              ------------
    TOTAL LIABILITIES AND STOCKHOLDERS'
     EQUITY.................................  $  1,137,269  $  371,628   $  (45,717)              $  1,463,180
                                              ------------  ----------  ------------              ------------
                                              ------------  ----------  ------------              ------------
Per Common Share Data:
Book Value..................................  $      23.74  $    22.39                            $      23.71
Tangible Book Value.........................  $      23.74  $    22.39                            $      23.42
Common Shares Outstanding...................        25,605       8,794                                  31,657

            PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                   UNAUDITED

                                                           HISTORICAL         PRO FORMA
                                                     ----------------------  ADJUSTMENTS
                                                        FSA       CAPITAL      INCREASE       NOTE
                                                     HOLDINGS    GUARANTY     (DECREASE)   REFERENCE    PRO FORMA
                                                     ---------  -----------  ------------  ----------  -----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES
Premiums Earned....................................  $  50,837   $   8,727    $                         $  59,564
Net Investment Income (Loss).......................     36,877      14,196        (2,742)     (n)          48,331
Net Realized Gains.................................      1,333         542                                  1,875
Other Income.......................................      2,705          38                                  2,743
                                                     ---------  -----------  ------------              -----------
    TOTAL REVENUES.................................     91,752      23,503        (2,742)                 112,513
                                                     ---------  -----------  ------------              -----------
EXPENSES
Losses and Loss Adjustment Expenses................      4,822                       600      (o)           5,422
Policy Acquisition Costs...........................     12,413       2,639          (460)     (p)          14,592
Interest Expense...................................                  1,586           255      (q)           1,841
Other Operating Expenses...........................     10,113       3,385           283      (r)          11,300
                                                                                  (2,481)     (s)
                                                     ---------  -----------  ------------              -----------
    TOTAL EXPENSES.................................     27,348       7,610        (1,803)                  33,155
                                                     ---------  -----------  ------------              -----------
INCOME BEFORE INCOME TAXES.........................     64,404      15,893          (939)                  79,358
Provision for Income Taxes.........................     17,843       3,740          (140)     (t)          21,443
                                                     ---------  -----------  ------------              -----------
NET INCOME (LOSS)..................................  $  46,561   $  12,153    $     (799)               $  57,915
                                                     ---------  -----------  ------------              -----------
                                                     ---------  -----------  ------------              -----------
Weighted Average Common Shares Outstanding.........     25,860       8,794           N/A                   31,695
Earnings Per Common Share..........................  $    1.80   $    1.35           N/A                $    1.83

            PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                   UNAUDITED

                                                           HISTORICAL         PRO FORMA
                                                     ----------------------  ADJUSTMENTS
                                                        FSA       CAPITAL      INCREASE       NOTE
                                                     HOLDINGS    GUARANTY     (DECREASE)   REFERENCE    PRO FORMA
                                                     ---------  -----------  ------------  ----------  -----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES
Premiums Earned....................................  $  65,754   $  12,593    $                         $  78,347
Net Investment Income (Loss).......................     46,592      16,655        (3,656)     (n)          59,591
Net Realized Gains (Losses)........................     (3,773)      1,138                                 (2,635)
Other Income.......................................        777          34                                    811
                                                     ---------  -----------  ------------              -----------
    TOTAL REVENUES.................................    109,350      30,420        (3,656)                 136,114
                                                     ---------  -----------  ------------              -----------
EXPENSES
Losses and Loss Adjustment Expenses................      3,024                       850      (o)           3,874
Policy Acquisition Costs...........................     15,057       4,707          (339)     (p)          19,425
Interest Expense...................................                  2,115           340      (q)           2,455
Other Operating Expenses...........................     12,979       4,230           378      (r)          14,525
                                                                                  (3,062)     (s)
                                                     ---------  -----------  ------------              -----------
    TOTAL EXPENSES.................................     31,060      11,052        (1,833)                  40,279
                                                     ---------  -----------  ------------              -----------
INCOME BEFORE INCOME TAXES.........................     78,290      19,368        (1,823)                  95,835
Provision for Income Taxes.........................     17,915       4,679          (386)     (t)          22,208
                                                     ---------  -----------  ------------              -----------
    NET INCOME.....................................  $  60,375   $  14,689    $   (1,437)               $  73,627
                                                     ---------  -----------  ------------              -----------
                                                     ---------  -----------  ------------              -----------
Weighted Average Common Shares Outstanding.........     26,070       8,943           N/A                   32,054
Earnings Per Common Share..........................  $    2.32   $    1.60           N/A                $    2.30

                          NOTES TO UNAUDITED PRO FORMA
                  CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

    The pro forma consolidated condensed financial statements reflect the Merger of Capital Guaranty with a subsidiary of FSA Holdings. The pro forma financial statements assume all shares of Capital Guaranty Common Stock, $.10 par value ("Capital Guaranty Common Stock"), are converted, pursuant to the Merger, into shares of FSA Holdings Common Stock at a per share stock consideration of 0.6716 of a share of FSA Holdings Common Stock (determined based on an average FSA Holdings Common Stock price of $25.775), per share cash consideration of $5.69 and a total cash consideration (the "Total Cash Consideration") of approximately $51.3 million.

    FSA Holdings management's preliminary allocation of the purchase price was based upon the estimated fair value of assets acquired and liabilities assumed. The actual allocation will be based on further studies and valuations as of the effective time of the Merger and will be primarily affected by the impact of market interest rates as of the effective time of the Merger upon the valuation of assets of Capital Guaranty, the effect of the FSA Holdings Common Stock price as of the effective time of the Merger and the accrual at the effective time of the Merger of estimated costs to eliminate excess office space and equipment and to record the estimated liability for severance and other employee termination costs. The actual adjustments (other than those related to accruals of certain costs at the effective time of the Merger described above) are not, at the present time, expected to be significantly different; however, there can be no assurance that significant differences will not arise.

    With the exception of Items (c), (f) and (o) described below, the pro forma consolidated condensed financial statements do not include adjustments to conform the accounting policies of Capital Guaranty to those followed by FSA Holdings. The nature and extent of additional adjustments, if any, will be based upon further study and analysis and would not be expected to affect significantly the pro forma financial results.

    The  following  describes  the  pro  forma  adjustments  reflected  in   the
accompanying pro forma consolidated condensed financial statements:

        (a) To adjust for the Total Cash Consideration paid to holders of Capital Guaranty Common Stock.

        (b) To record the direct out-of-pocket costs of the Merger.

        (c) To mark-to-market Capital Guaranty's held to maturity investment portfolio to conform to FSA Holdings' accounting policy which classifies all its securities as held for sale.

        (d) To record the furniture, fixtures and equipment of Capital Guaranty at fair value.

        (e) To record goodwill for the excess of the cost to acquire Capital Guaranty over the sum of the amounts assigned to identifiable assets acquired less liabilities assumed.

        (f) At the effective time of the Merger, FSA Holdings applied its general reserve methodology to CGIC's insured portfolio, which will require it to incur a $15.4 million pre-tax charge for losses and loss adjustment expenses.

        (g) To record the deferred and current tax liability accounts for all acquisition adjustments with the exception of goodwill and out-of-pocket costs of the acquisition.

        (h) To establish a reserve for contingent state income tax liabilities. It is estimated that the contingency will be settled within twelve months with goodwill being adjusted for the outcome. FSA Holdings does not believe that the ultimate liability will exceed $1.0 million.

        (i) To record estimated liability for severance and other employee costs expected to result from the Merger.

        (j)  To reflect the redemption of the Capital Guaranty Preferred Stock.

        (k) To eliminate Capital Guaranty's stockholders' equity.

        (l) To record the fair value of FSA Holdings Common Stock (at $25.125 per share) issued to acquire Capital Guaranty Common Stock for $152.0 million (6,051,489 shares of FSA Holdings Common Stock issued for 9,010,811 shares of Capital Guaranty Common Stock at a conversion ratio of

    0.6716). The purchase price, including transaction costs, of $208.6 million was equal to the fair value of Common Stock issued to acquire Capital Guaranty's common stock plus $51.3 million in cash (see note (a)), plus $4.2 million in transaction costs (see note (b)) and $0.8 million for stock options issued (see note (m)).

        (m) To record the excess of the assumed market value ($25.125) over the grant price with respect to the stock options of FSA Holdings to be given to Capital Guaranty employees in exchange for their outstanding Capital Guaranty stock options.

        (n) To reflect the reduction of investment income due to the payment of $51.3 million to shareholders of Capital Guaranty (see note (a)) and $4.2 million of estimated transaction costs (see note (b)) at an assumed interest rate of 6.59% which was FSA Holdings' investment rate in January 1994.

        (o) To  record  the increase  to  FSA's  general loss  reserve  for  new
    business   underwritten  by  CGIC  consistent  with  FSA's  general  reserve methodology.

    Based on FSA Holdings' detailed plans, it is expected that certain costs and expenses of the combined companies will be less than the historical expenses due to the consolidation of certain operations and elimination of duplicative facilities. The estimated expense reductions are primarily related to the elimination of duplicative facilities, equipment, personnel and functions.

    The pro forma pre-tax expense reductions, based on FSA Holdings' detailed plans, are estimated to total $5.8 million, of which $2.7 million is a reduction of policy acquisition costs, for the year ended December 31, 1994 and $4.7 million, of which $2.2 million is a reduction of policy acquisition costs, for the nine months ended September 30, 1995. Adjustments (p), (s) and (t) reflect these estimated cost savings.

        (p) To adjust amortization policy acquisition costs for the reduction in expenses.

        (q) To reflect dividends on the Capital Guaranty Preferred Stock assumed to be outstanding after the Merger.

        (r)  To amortize goodwill over a twenty-five year period.

        (s) To reduce expenses due to elimination of duplicative facilities, personnel and functions net of the effect of costs deferred or amortized.

        (t) To record accrued taxes on all adjustments with the exception of goodwill, amortization and preferred stock dividends.

    Adjusted book value per common share, which is tangible book value plus net unearned premium reserve plus the present value of net future installment premiums less deferred acquisition costs less tax effect (in each case, on a per common share basis), is used by management and equity analysts as a measurement of FSA Holdings' and Capital Guaranty's intrinsic value. Adjusted book value per common share is not a substitute for GAAP book value per common share. At September 30, 1995, the historical adjusted book value per common share was $29.77 for FSA Holdings and $28.13 for Capital Guaranty. The pro forma adjusted book value per common share at September 30, 1995 would have been $29.89.

                 SELECTED CONSOLIDATED FINANCIAL INFORMATION OF
                   FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

    The following table sets forth selected consolidated historical financial information of FSA Holdings and has been derived from and should be read in conjunction with the audited consolidated financial statements of FSA Holdings for each of the five years ended December 31, 1994 and the unaudited interim consolidated financial statements of FSA Holdings for the nine-month periods ended September 30, 1995 and 1994, including the respective notes thereto. See "Available Information" and "Incorporation of Certain Documents by Reference." In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation, have been included in the unaudited interim data. Interim results for the nine months ended September 30, 1995 are not necessarily indicative of results which may be expected for future periods, including the year ending December 31, 1995. The financial information set forth below does not reflect the effects of the consummation in December 1995 of the Merger. See "Capital Guaranty Corporation," "Selected Financial Information of Capital Guaranty Corporation," "Incorporation of Certain Documents by Reference," "Unaudited Pro Forma Consolidated Condensed Financial Information," and "Recent Developments."

                                                                                                              NINE MONTHS
                                                  YEAR ENDED DECEMBER 31,                                 ENDED SEPTEMBER 30,
                           ----------------------------------------------------------------------   -------------------------------
                              1990         1991       1992 (1)       1993 (2)           1994             1994             1995
                           -----------  -----------  -----------  --------------   --------------   --------------   --------------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                          (UNAUDITED)
INCOME STATEMENT
Gross premiums written...  $   124,266  $   110,727  $   131,131  $   127,409      $   106,449      $    75,144      $    78,331
Net premiums written.....      101,100       55,910       78,397       65,006           77,757           53,253           54,917
Net premiums earned......       39,309       60,510       63,857       63,377           65,754           51,674           50,837
Net realized gains
 (losses)................         (972)       9,087       29,153       18,292           (3,773)           6,518            1,333
Net investment income....       31,337       45,059       47,024       47,948           46,592           34,792           36,877
Total revenues...........       70,466      116,967      142,506      127,654          109,350           93,531           91,752
Losses and loss
 adjustment expenses.....          125        9,901       54,623       84,054            3,024            2,270            4,822
Amortization and
 write-off of goodwill...        3,718        3,718        3,718       81,598
Policy acquisition and
 other expenses..........       21,648       32,222       31,323       40,459           28,036           21,925           22,526
Income (loss) before
 income taxes............       44,975       71,126       52,842     (163,866)          78,290           69,336           64,404
Net income (loss)........       31,270       52,803       43,457     (124,707)          60,375           52,708           46,561
Earnings (loss) per
 common share............         1.80         2.40         1.90        (5.44)            2.32             2.03             1.80
Cash dividends per common
 share...................         1.65                      0.26                          0.16             0.08             0.24
SELECTED FINANCIAL RATIOS
GAAP BASIS (3)
Loss ratio...............          0.3%        16.4%        85.5%       132.6%             4.6%             4.4%             9.5%
Expense ratio............         54.7         46.0         47.3         62.1             40.5             40.3             42.4
Combined ratio...........         55.0%        62.4%       132.8%       194.7%            45.1%            44.7%            51.9%
SAP BASIS(3)
Loss ratio...............          0.4%        18.3%        67.7%         0.7%            28.1%             2.7%             1.7%
Expense ratio............         36.1         77.6         47.5         52.2             59.1             79.5             49.1
Combined ratio...........         36.5%        95.9%       115.2%        52.9%            87.2%            82.2%            50.8%
BALANCE SHEET
Total investments........  $   485,754  $   659,880  $   727,455  $   786,723(4)   $   747,176(4)   $   709,329(4)   $   811,365(4)
Prepaid reinsurance
 premiums................       43,124       71,288       98,225      127,849          121,668          121,891          118,436
Total assets.............      711,588      933,550    1,042,362    1,030,587        1,074,316          991,025        1,137,269
Unearned premiums........      232,621      256,051      297,073      328,165          334,569          324,175          335,367
Total liabilities........      282,701      361,811      433,166      488,615          528,880          443,115          528,674
Shareholders' equity.....      428,887      571,739      609,196      541,972          545,436          547,910          608,595
Book value per common
 share...................        22.24        25.00        26.64        20.95            20.92            20.88            23.74
SELECTED FINANCIAL
 STATISTICS (3)
Gross insurance in
 force...................  $34,091,000  $45,045,000  $52,592,000  $61,290,000      $65,824,000      $62,686,000      $73,924,000
Net insurance in force...   27,537,000   33,447,000   37,334,000   41,667,000       45,825,000       43,040,000       52,546,000
Qualified statutory
 capital.................      291,933      420,326      461,443      454,048          465,787          484,906          495,031
Policyholders' leverage
 ratio...................         94:1         80:1         81:1         92:1             98:1             89:1            106:1
ANALYTICAL DATA
Tangible book value per
 common share (5)(7).....  $     18.35  $     21.27  $     23.07  $     20.95      $     20.92      $     20.88      $     23.74
Adjusted book value per
 common share (6)(7).....        20.45        26.67        28.98        26.15            26.40            25.91            29.77

----------------------------------
(1) Results for full year 1992 were adversely affected by $54.6 million of additional reserves, consisting of case basis reserves for three commercial mortgage transactions insured by FSA and the establishment of the general loss reserve.

(2) Results for the year ended December 31, 1993 were adversely affected by $63.7 million in net incurred losses for three commercial mortgage transactions insured by FSA, $63.0 million of which losses were directly paid by a letter of credit provided by U S WEST (the "U S WEST Letter of Credit"). The payment under the U S WEST Letter of Credit was accounted for under GAAP as a contribution of capital (net of related tax effect) and the related losses were reflected as an expense in FSA's income statement, while for SAP income statement purposes the drawings under the U S WEST Letter of Credit were netted against such losses. Results were also adversely affected by an increase of $20.3 million in FSA's general loss reserve for unidentified losses covering FSA's entire insured portfolio, a write-off of $78.8 million of goodwill, a restructuring charge of $85.4 million resulting from the premium payment by FSA to Commercial under FSA's reinsurance agreement with
    Commercial Re and non-recurring charges of approximately $10.0 million. Gross and net premiums written were reduced due to the cession of $17.9 million of unearned premiums from FSA to Commercial Re under such reinsurance agreement.

(3) These ratios and statistics relate solely to FSA. The GAAP loss ratio is losses and loss adjustment expenses incurred (inclusive of additions to the general loss reserve) divided by net premium earned. The SAP loss ratio is losses and loss adjustment expenses incurred (exclusive of additions to the general loss reserve) divided by net premiums earned. The GAAP expense ratio is underwriting and operating expenses divided by net premiums earned. The SAP expense ratio is underwriting and operating expenses divided by net premiums written. The combined ratio on both a GAAP and SAP basis is the sum of the applicable loss and expense ratios.

(4) Total investments at December 31, 1993 and 1994 and September 30, 1994 and 1995 included $54.1 million net unrealized gains, $33.7 million net unrealized losses, $26.0 million net unrealized losses and $11.9 million net unrealized gains, respectively. In addition, the balance at December 31, 1993 included $24.3 million of funds withheld from the premium ceded by FSA to Commercial Re, pending deposit of such funds in a trust account satisfying the requirements of applicable insurance law. Total investments at December 31, 1990, 1991 and 1992 were recorded at amortized cost in accordance with GAAP and therefore do not include unrealized gains or losses.

(5) Tangible book value per common share is book value per common share less goodwill per common share.

(6) Adjusted book value per common share, which is tangible book value plus net unearned premium reserve plus the present value of net future installment premiums less deferred acquisition costs less tax effect (in each case, on a per common share basis), is used by management and equity analysts as a measurement of FSA Holdings' and Capital Guaranty's intrinsic value. Adjusted book value per common share is not a substitute for GAAP book value per common share.

(7) Tangible book value per common share and adjusted book value per common share do not include the effect of unrealized gains on investments for the years ended December 31, 1990, 1991 and 1992, which were $0.04, $0.71 and $0.60 per common share, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MERGER, INITIAL PUBLIC OFFERING AND RESTRUCTURING

    In December 1995, FSA Holdings acquired Capital Guaranty pursuant to the Merger. The Merger consideration consisted of $51.3 million in cash and the issuance of 6,051,489 shares of Common Stock, including shares issued for preferred shares converted after September 30, 1995. The purchase price, including transaction costs, was approximately $208.6 million. As a result of the Merger, Capital Guaranty became a direct, wholly owned subsidiary of FSA Holdings. The financial results set forth below do not give effect to the acquisition of Capital Guaranty. For additional information with respect to Capital Guaranty, see "Recent Developments," "Capital Guaranty Corporation," "Selected Historical Financial Information of Capital Guaranty Corporation" and "Incorporation of Certain Documents by Reference."

    The initial public offering of FSA Holdings (the "IPO") occurred on May 13, 1994, with the sale of 7.5 million common shares listed on the NYSE. Two million of those shares were acquired by Fund American. In September 1994, Fund American purchased 50,000 shares of a class of newly created 7% Series B Cumulative Redeemable Preferred Stock issued by U S WEST and obtained options to purchase up to 2,560,607 shares of FSA Holdings' stock from USWCC. Fund American also purchased 2,000,000 shares of FSA Holdings' newly issued, non-dividend paying, voting, ten-year Series A Convertible Redeemable Preferred Stock, which may be converted into an equal number of shares of FSA Holdings' common stock at a conversion price of $29.65 per share (subject, in each case, to anti-dilution). Under a voting trust agreement with USWCC, Fund American obtained voting rights equal to 21.0% of FSA Holdings, which reduced U S WEST's voting rights to 49.8%, at December 31, 1994.

    In contemplation of the IPO, in December 1993, FSA Holdings, through its insurance subsidiary, FSA, significantly reduced its risk of loss from the commercial mortgage transactions previously insured by FSA. By obtaining quota share reinsurance for $1.5 billion of outstanding par, FSA reduced its net par exposure to $0.3 billion. The reinsurance was provided by Commercial Re, an insurance company organized specifically for this purpose and owned by USWCC and Tokio Marine. In connection with the Commercial Re cession, FSA Holdings recognized a special charge of $85.4 million and ceded $17.9 million of its unearned premium for the premium owed to Commercial Re under the reinsurance agreement. Also, FSA Holdings sold 3,000,000 shares of Common Stock to USWCC at $19.68 per share. This capital contribution was used partially to offset the $78.5 million used by FSA Holdings to capitalize Commercial Re and the premium payment under the Commercial Re reinsurance agreement (collectively, the "Restructuring").

    In order to present a more complete comparison of 1993 year-end results with those of 1994, revenue, expense and per-share data affected by the Restructuring are disclosed for the year ended 1993 on both an historical basis and adjusted as if the Restructuring had taken place on January 1, 1993.

RESULTS OF OPERATIONS

    NINE MONTHS ENDED SEPTEMBER 30, 1995 VERSUS NINE MONTHS ENDED SEPTEMBER 30, 1994

    FSA Holdings' 1995 first nine months net income was $46.6 million, compared with $52.7 million for the same period in 1994, a decrease of 11.7%. The decrease was due to the following: (i) refundings were lower in 1995 contributing $4.5 million to net income compared with $6.2 million in 1994; (ii) FSA Holdings increased its general reserve provision by $2.6 million relative to 1994 and (iii) tax rates on investment income increased to 22.3% in 1995 from 13.2% in 1994 as FSA Holdings shifted its focus in managing its investment portfolio from current earnings to long-term total return and repositioned its investment portfolio from long-dated tax-exempt securities into shorter term taxable securities. Therefore, while investment income increased $2.1 million when the first nine months of 1995 is compared with 1994, the increase in tax rates on investment income resulted in an increase of $3.6 million in taxes. As a result of executing this investment strategy, FSA Holdings realized after-tax capital gains for the first nine months in 1995 of $0.9 million compared with after-tax realized capital gains of $4.2 million in the prior year.

    Operating net income (net income less the after-tax effect of net realized capital gains or losses) was $44.3 million for the first nine months of 1995 versus $48.5 million for the comparable period in 1994, a decrease of 8.7%. Core net income (operating net income less the after-tax effect of refundings and prepayments) was $39.7 million for the first nine months of 1995 versus $42.3 million for the comparable period in 1994, a decrease of 6.0%.

    The weighted average number of shares of Common Stock outstanding decreased from 26,044,000 for the first nine months of 1994 to 25,860,000 for the nine months ended September 30, 1995. This decrease was due to repurchases of FSA Holdings' stock to fund various equity-based compensation plans. Earnings per share decreased from $2.03 for the first nine months of 1994 to $1.80 for the same period in 1995.

    Gross premiums written increased 4.2%, to $78.3 million for the first nine months of 1995 from $75.1 million for the first nine months of 1994. Gross PV of premiums written for the first nine months of 1995 also increased by 34.3%, to $95.5 million from the prior year's total of $71.1 million. In the first nine months of 1995, asset-backed gross PV premiums written were up 103.3% to $57.6 million, as business increased in all sectors relative to PV premiums written in the first nine months of 1994 of $28.3 million. For the municipal business, gross PV premiums written in the first nine months decreased 11.4% from $42.8 million in 1994 to $37.9 million in 1995. In the first nine months of 1995, the estimated total market par volume of municipal new issues was $105.4 billion, a decrease of 18% from 1994's level and the par insured by the industry decreased 8.5% to $43.4 billion in 1995.

    Net premiums written were $54.9 million for the first nine months of 1995, an increase of 3.1% when compared with the same period in 1994. Net premiums written increased at a slower pace than gross premiums written due to higher reinsurance cessions than in the previous year.

    Net premiums earned for the first nine months of 1995 were $50.8 million, compared with $51.7 million for the same period in 1994, a decrease of 1.6%. Premiums earned from refundings and prepayments were $9.3 million for the first nine months of 1995 and $13.2 million for the same period in 1994, contributing $4.5 million and $6.2 million to after-tax earnings. Net premiums earned for the period grew 7.8% relative to 1994 when the effects of refundings and prepayments are eliminated. While prepayments may continue throughout the remainder of the year, no assurances can be given that they will continue at the same level that was experienced in the first nine months of 1995.

    Net investment income was $36.9 million for the first nine months of 1995 and $34.8 million for the comparable period in 1994, an increase of 6.0%, and has been affected by a general decline in market interest rate levels and by a higher effective tax rate on investment income. Over the past year, FSA Holdings has repositioned its investment portfolio from long-dated tax-exempt securities into shorter-term taxable securities, resulting in the tax rate on investment income increasing from 13.2% in the first nine months of 1994 to 22.3% in the first nine months of 1995. Net capital gains realized by FSA Holdings were $1.3 million for the first nine months of 1995 as compared with $6.5 million for the same period in 1994. Realized capital gains and losses are the by-product of FSA Holdings' investment strategy and may vary substantially from period to period.

    The provisions for losses and loss adjustment expenses during the first nine months of 1995 and 1994 were $4.8 million and $2.3 million, respectively, representing additions to FSA Holdings' general loss reserve.

    Total policy acquisition and other operating expenses were $22.5 million for the first nine months of 1995 compared with $21.9 million for the same period in 1994, an increase of 2.8%. Eliminating the effect of refundings and prepayments, total policy acquisition and other operating expenses would have increased 10.0% due to higher amortization of deferred acquisition costs and higher compensation costs in 1995.

    Income before income taxes for the first nine months of 1995 was $64.4 million, down from $69.3 million, or 7.1%, for the same period in 1994.

    FSA Holdings' effective tax rate for the first nine months of 1995 was 27.7% compared with 24.0% for the same period in 1994. The increase in effective tax rates was due to taxable interest income contributing a higher proportion of pre-tax income in the first nine months of 1995 compared to the first nine months of 1994.

    YEAR ENDED DECEMBER 31, 1994 VERSUS YEAR ENDED DECEMBER 31, 1993

    Because a large part of FSA's business is in the asset-backed market, where installment premiums are typical, gross premiums written has limited use as an indicator of current-year originations. To gauge more accurately year-to-year changes in originations, management uses the PV of premiums written, which captures both upfront and installment premiums from current originations only. To calculate PV premiums, management estimates the life of each transaction that has installment premiums and discounts the future installment payments at an annual rate of 9.5%, a rate FSA Holdings has used consistently since it began calculating PV premiums.

    Both gross premiums written and gross PV premiums written declined in 1994, primarily because FSA Holdings wrote less municipal bond insurance. Gross premiums written were $106.4 million during 1994, compared with $127.4 million during 1993, a decrease of 16.5%. Gross PV premiums written during 1994 were $103.5 million, versus $130.7 million during 1993, a decrease of 20.8%

    While FSA Holdings' municipal insured par volume was down 40.3% to $4.4 billion, the overall municipal new issue market and the insured portion of this market had even greater declines of 44% each. Gross PV premiums written for the municipal business decreased only 30.1%, to $64.2 million in 1994, as a result of deliberate effort by FSA Holdings to maintain average premium rates rather than reduce prices to increase volume.

    Partially offsetting the decrease in municipal par volume was an increase in FSA Holdings' asset-backed par volume for 1994, which totaled $5.6 billion, up 29.7% from 1993. Asset-backed premiums increased only slightly, however, because premium rates were lower and transactions closed in 1994 generally had shorter average lives. Gross PV premiums written for the asset-backed business were $39.3 million in 1994, an increase of $0.5 million from the prior year.

    Net premiums written were $77.8 million for 1994, compared with $65.0 million for 1993, an increase of 19.6%. Net premiums written for 1993 were reduced $17.9 million by the cession of premiums to Commercial Re in connection with the Restructuring. Adjusting for this cession, net premiums written would have been $82.9 million for 1993, resulting in a decrease in 1994 of 6.2%. The percentage decrease in net premiums written was less than that for gross premiums written due to a reduction in FSA Holdings' need for facultative reinsurance during 1994. FSA Holdings uses facultative reinsurance, in addition to its reinsurance treaties, to comply with internal and external guidelines limiting FSA Holdings' exposure to single risks and portfolio concentrations.

    Net premiums earned for 1994 were $65.8 million, compared with $63.4 million for 1993, an increase of 3.8%. This increase in net premiums earned was primarily due to a greater recognition of premium earnings from refunded and prepaid obligations than occurred in 1993, offset by a reduction during 1994 for the effects of premiums ceded to Commercial Re. Adjusting for this cession, net premiums earned would have been $58.1 million for 1993, resulting in an increase of 13.3% when 1993 is compared with 1994. Net premiums earned from refunded or prepaid obligations were $14.2 million and $10.4 million during 1994 and 1993, respectively, contributing $6.8 million and $5.1 million to net income for the respective periods.

    Net investment income for 1994 was $46.6 million, compared with $47.9 million for 1993. If net investment income were adjusted as of January 1, 1993, to reflect funds utilized in the Restructuring, net investment income for 1993 would have been $42.2 million, and 1994 results would have reflected an increase of 10.5%. Consistent with FSA Holdings' emphasis on total return rather than current income, management repositioned the investment portfolio during 1994 by selling long-dated tax-exempt securities and buying shorter-dated taxable securities. This repositioning caused the following changes: (i) the investment yield decreased from an average yield of 6.53% for 1993 to an average yield of 6.50% for 1994 as FSA Holdings shortened the duration of its portfolio; (ii) FSA Holdings realized capital losses of $3.8 million during 1994, compared with capital gains of $18.3 million for 1993; and (iii) FSA Holdings' operating effective tax rate (excluding the effect of capital gains and losses, losses and loss adjustment expenses, and restructuring charges) increased from 19.8% for 1993 to 23.4% for 1994. Investment and cash equivalent balances were $747.2 million at December 31, 1994, versus $786.7 million at December 31, 1993, a decrease of $39.5 million or 5.0%. Because FSA Holdings designated its entire investment portfolio as held for sale, it is required to mark-to-market its investment portfolio, causing the reported investment balance to decline $87.5 million from year-end 1993 to year-end 1994.

    Other income was $0.8 million for 1994, compared with a loss of $2.0 million for 1993, due primarily to a $2.8 million write-down to net realizable value in 1993 of FSA Holdings' interest in the residual cash flow of the assets collateralizing an insured transaction. FSA Holdings had received this interest in connection with the insured transaction.

    Losses and loss adjustment expenses for 1994 were $3.0 million, compared with $84.1 million for 1993. The losses and loss adjustment expenses in 1994 were due to the increase in FSA Holdings' general reserve. Of the $84.1 million in 1993, $63.7 million related to additional case basis reserves for three transactions in FSA Holdings' commercial mortgage portfolio, and the remaining $20.3 million related primarily to an increase in the general reserve to reflect the potential for loss in the commercial mortgage portfolio. The increase to the general reserve attributable to business underwritten in 1993 was $2.6 million.

    Total operating expenses (total expenses less goodwill, restructuring charges and losses and loss adjustment expenses) were $28.0 million for 1994, compared with $40.5 million for 1993. Had the Restructuring been in effect during 1993 and the effects of approximately $7.2 million in non-recurring charges eliminated, total operating expenses would have been $28.5 million. The details of the non-recurring charges in 1993 are discussed in "Results of Operations -- Year Ended December 31, 1993 Versus Year Ended December 31, 1992." Current direct costs (total operating expenses excluding the effects of deferral and amortization of policy acquisition costs, interest expense and ceding commission income) for 1994 were $45.7 million, compared with $55.3 million in 1993, or a decrease of 17.3%. This decrease was due to the $7.2 million in non-recurring charges during 1993 and $3.4 million lower surveillance costs during 1994 as a result of the Restructuring. The percentage of fixed costs (those costs that are unrelated to the acquisition of business, such as the cost of surveillance, accounting, EDP and administration) to total current direct costs decreased to 27.2% for 1994 from 44.0% for 1993, and would have been 38.1% in 1993 excluding the non-recurring charges discussed above. Compensation expenses were $29.6 million and $33.5 million for 1994 and 1993, respectively, representing 64.7% and 60.5%, respectively, of total current direct costs.

    Federal income tax expense increased by $57.1 million, from a $39.2 million federal income tax benefit for 1993 to a $17.9 million federal income tax expense for 1994. The benefit in 1993 was due to the restructuring charge and to loss and loss adjustment expenses. FSA Holdings' effective tax rate was 23.9% in 1993 and 22.9% in 1994.

    YEAR ENDED DECEMBER 31, 1993 VERSUS YEAR ENDED DECEMBER 31, 1992

    Gross premiums written were $127.4 million for 1993, compared with $131.1 million in 1992, a decrease of 2.8%. The amount of gross PV premiums written for 1993 was $130.7 million, versus $136.0 million for 1992, a decrease of 3.9%. These premiums were attributable to $11.7 billion of gross par amount of obligations insured during 1993, compared with $8.8 billion for 1992. Gross PV premiums written for the asset-backed business were $38.8 million in 1993, a decrease of $8.9 million or 18.7% from the prior year. The decrease in asset-backed business was primarily the result of a decrease in the consumer receivables and pooled corporate obligations sectors, partially offset by increases in the residential mortgages and investor-owned utilities sectors. Gross PV premiums written for the municipal business increased 4.0% to $91.8 million for 1993 from $88.3 million for 1992.

    Net premiums written were $65.0 million for 1993, compared with $78.4 million for 1992, a decrease of 17.1%. Net premiums written for 1993 were reduced by $17.9 million due to the cession of premiums under the Commercial Re reinsurance agreement in connection with the Restructuring. Adjusting for this cession, net premiums written would have been $82.9 million for 1993, an increase of 5.7% compared with 1992.

    Net premiums earned for 1993 were $63.4 million, compared with $63.9 million for 1992, a decrease of 0.7%. This decrease in net premiums earned was primarily due to a greater recognition of premium earnings from refunded and prepaid obligations in 1992 and to the premiums ceded under the Commercial Re reinsurance agreement in 1993 in connection with the Restructuring. Adjusting for this cession, net premiums earned would have been $58.1 million for 1993, compared with $57.4 million for 1992, an increase of 1.2%. Net premiums earned from refunded or prepaid obligations were $10.4 million and $13.7 million for 1993 and 1992, respectively.

    Net investment income for 1993 was $47.9 million, compared with $47.0 million for 1992. Investment balances were $774.6 million at December 31, 1993, versus $713.5 million at December 31, 1992, an increase of $61.2 million or 8.6%. However, $54.1 million of this increase was due to FSA Holdings' adoption of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115). Under SFAS No. 115, FSA Holdings designated its entire investment portfolio as held for sale and was required to value it at market. The $54.1 million represented FSA Holdings' net unrealized gains in its investment portfolio at December 31, 1993. In addition, $24.3 million of the premium paid to Commercial Re was retained by FSA Holdings on a funds withheld basis, pending deposit of such funds in a trust account satisfying the requirements of applicable insurance law. The average yield on the investment portfolio decreased from 6.94% for 1992 to 6.53% for 1993. This decrease was due to FSA investing new cash and proceeds from security sales in lower-yielding securities as market rates declined in this period. Net realized capital gains were $18.3 million for the year ended December 31, 1993, compared with $29.2 million for the same period in 1992. The ability of FSA Holdings to continue sustaining significant levels of realized capital gains is dependent upon the general interest rate environment, as well as whether the recognition of capital gains is consistent with FSA Holdings' portfolio management objectives at the time. There is no assurance that realized gains will continue at a level similar to that of recent years. If net investment income were adjusted as of January 1, 1992, to reflect funds used in the Restructuring, net investment income for 1993 and 1992 would have been $42.2 million and $41.1 million, respectively.

    Other income was $2.5 million for 1992, compared with a loss of $2.0 million for 1993, due primarily to a $2.8 million write-down to net realizable value in 1993 of FSA Holdings' interest, received in connection with an insured transaction, in the residual cash flow of the assets collateralizing the insured transaction.

    Losses and loss adjustment expenses for 1993 were $84.1 million, compared with $54.6 million for 1992. Of the $84.1 million, $63.7 million related to additional case basis reserves for three transactions in the commercial mortgage portfolio, and the remaining $20.3 million primarily related to an increase in the general loss reserve to reflect the potential for loss in the commercial mortgage portfolio. Increases to the general loss reserve attributable to business underwritten in 1993 and 1992 were $2.6 million and $1.7 million, respectively. Had the Commercial Re reinsurance agreement been in effect during these periods, losses and loss adjustment expenses would have been $35.3 million and $25.7 million for 1993 and 1992, respectively, resulting from Commercial Re's assumption of losses and loss adjustment expenses. U S WEST, under a letter of credit, paid directly $63.0 million of losses and loss adjustment expenses in 1993. This payment by U S WEST was treated for GAAP purposes as a capital contribution and therefore was shown as losses incurred with an increase (net of tax) of $41.8 million to paid-in capital, thereby protecting FSA Holdings' equity. Net losses and loss adjustment expenses paid, net of the U S WEST letter of credit payments, were $43.4 million in 1993, compared with $6.0 million in 1992.

    Total operating expenses (total expenses less goodwill, restructuring charges and losses and loss adjustment expenses) were $40.5 million for 1993, compared with $31.3 million for 1992, reflecting an increase of 29.2%. The increase in total operating expenses from 1992 to 1993 was primarily the result of a non-recurring pre-tax charge of approximately $7.2 million in 1993 resulting from (i) the acceleration of the amortization of deferred general liquidity facility fees of $2.1 million and $0.2 million of legal fees, (ii) a $2.9 million accrual for salary and related benefits primarily due to a settlement for terminated employees in the FSA Profit Participation Plan, and
(iii) a $2.0 million expense relating to the acceleration of deferred acquisition expenses as a result of the non-recurring charges. Excluding these non-recurring charges, total operating expenses rose 6.4%. Current direct costs (total operating expenses excluding the effects of deferral and amortization of policy acquisition costs, interest expense and ceding commission income) for 1993 were $55.3 million, compared with $52.7 million in 1992, an increase of 4.9%. This increase was primarily due to $2.9 million of increased personnel costs and an increase of $2.1 million in liquidity fees (as part of the non-recurring charges discussed above), partially offset by lower other expenses. The percentage of fixed costs (those costs that are unrelated to the acquisition of business, such as the costs of surveillance, accounting, EDP and administration) to total current direct costs increased from 30.5% for 1992 to 44.0% for 1993 and would have been 38.1% excluding the non-recurring charges discussed above. Compensation expenses were $33.5 million and $30.5 million for 1993 and 1992, respectively, representing 60.5% and 57.9%, respectively, of total current direct costs, excluding the effects of ceding commissions and deferral and amortization of policy acquisition costs. Had the Restructuring been in effect during these periods, total operating expenses would have been $35.7 million and $26.0 million for 1993 and 1992, respectively.

    Federal income tax expense decreased by $48.6 million, from a $9.4 million federal income tax expense for 1992 to a $39.2 million federal income tax benefit for 1993. This decrease was due to lower levels of taxable income in 1993 as a result of increased losses and loss adjustment expenses. FSA Holdings' effective tax rate was 17.8% in 1992 and 23.9% in 1993.

    Net income was $43.5 million for 1992, compared with a net loss of $124.7 million for 1993. The decline was due to $84.1 million of losses and loss adjustment expenses incurred, an $85.4 million restructuring charge and a $78.8 million write-off of goodwill. The foregoing goodwill write-off occurred in connection with U S WEST'S intention to dispose of its interest in FSA Holdings. In June 1993, U S WEST wrote off the remaining goodwill recorded in connection with the acquisition of FSA Holdings to reflect its investment in FSA Holdings at net realizable value. Accordingly, FSA Holdings' financial statements for 1993 reflect a $78.8 million write-off of the goodwill that had represented the excess of the purchase price paid by U S WEST over FSA Holdings' net tangible and identifiable intangible assets at the time of acquisition by U S WEST.

LIQUIDITY AND CAPITAL RESOURCES

    FSA Holdings' consolidated invested assets and cash equivalents at September 30, 1995, net of unsettled securities transactions, was $785.4 million, a 10.8% increase from the December 31, 1994 balance of $708.7 million. This increase is the result of a change in the market value of the investment portfolio, which included an unrealized loss position of $33.4 million at December 31, 1994 and an unrealized gain position of $11.9 million at September 30, 1995, as well as net cash generated from operations.

    Because most operations of FSA Holdings are conducted through FSA, the liquidity of FSA Holdings, both on a short-term basis (less than twelve months) and on a long-term basis (twelve months or longer), will be largely dependent upon the ability of FSA to declare and pay dividends to Capital Guaranty, which in turn declares and pays dividends to FSA Holdings, and upon external financings.

    FSA's ability to pay dividends is dependent upon FSA's financial condition, results of operations, cash requirements and other related factors and is also subject to restrictions contained in the insurance laws and related regulations of New York (the "New York Insurance Law") and other states. Under New York Insurance Law, FSA may declare and distribute dividends from its earned surplus, subject to maintenance of a minimum capital requirement. Approval of the Superintendent of the New York State Insurance Department (the "New York Superintendent") is required if a dividend, together with all dividends declared or distributed by FSA during the preceding twelve months, exceeds the lesser of
(i) 10% of policyholders' surplus shown on its last statement filed with the New York Superintendent or (ii) adjusted net investment income, as defined, for the same period. At December 31, 1994 and September 30, 1995, FSA had $16.9 million and $33.6 million, respectively, available for the payment of dividends over the following 12 months under such limitations. However, as a customary condition for approving the application of Fund American for a change in control of FSA, the prior approval of the New York Superintendent is required for any payment of dividends by FSA to FSA Holdings for a period of two years following such change in control. Such approval was provided for the payment of $17.5 million in dividends by FSA to FSA Holdings in 1994 and $14.0 million during the first nine months of 1995 in the ordinary course of business. At September 30, 1995 and December 31, 1994, FSA Holdings had an investment portfolio of $14.3 million and $17.7 million, respectively.

    The primary use of funds by FSA Holdings is the payment of dividends to its shareholders, which amounted to $4.2 million in 1994 and $6.2 million for the first nine months of 1995. Dividends paid prior to 1994 are not comparable, as FSA Holdings was not publicly held.

    FSA's primary uses of funds are to pay operating expenses and to pay dividends to Capital Guaranty. Capital Guaranty's primary uses of funds are to pay debt service on $30 million of outstanding notes and to pay dividends to FSA Holdings. FSA's funds may also be required in order to satisfy claims under insurance policies in the event of a default by an issuer of an insured obligation and the unavailability or exhaustion of other liquidity sources in the transaction, such as the cash flow and collateral underlying such obligations. FSA seeks to structure asset-backed transactions to address liquidity risks through the addition of other liquidity sources to transactions. The insurance policies issued by FSA provide, in general, that payment of principal, interest and other amounts insured by FSA may not be accelerated by the holder of the obligation but are paid by FSA in accordance with the obligation's original payment schedule or, at FSA's option, on an accelerated basis. These policy provisions prohibiting acceleration of certain claims are mandatory under Article 69 of the New York Insurance Law and serve to reduce FSA's liquidity requirements.

    FSA Holdings believes that FSA's operating liquidity needs, both on a short-term basis and long-term basis, can be funded exclusively from its operating cash flow. FSA has a number of sources of liquidity that it expects to have available to pay claims on a short- and long-term basis: the cash flow from its written premiums, its investment portfolio and the earnings thereon, its lines of credit, its reinsurance arrangements with third-party reinsurers and capital market transactions.

    FSA's investment portfolio, net of unsettled securities transactions, had a market value of approximately $771.0 million and $690.9 million at September 30, 1995 and December 31, 1994, respectively. FSA's portfolio has been classified as available-for-sale. FSA manages its investments with the objectives of preserving its capital and claims-paying ability, maintaining a high level of liquidity and, within these constraints, obtaining a high long-term total return.

    In order to provide additional sources of liquidity to fund claims under policies, FSA has a $150 million credit facility with a syndicate of banks headed by Swiss Bank Corporation, New York Branch, as agent. Principal amounts drawn under this credit facility will mature at the expiration of the facility. Restrictive covenants under this credit facility include requirements that FSA's retained risk in certain business segments not exceed certain percentages of total insurance in force, and that FSA not insure any transaction if doing so would result in the loss of its Triple-A rating. FSA has complied with all covenants under this credit facility. To date, FSA has not borrowed under this credit facility, which will expire in 1998, unless extended.

    In August 1994, FSA entered into a $186.9 million facility agreement with Canadian Global Funding Corporation and Hambros Bank Limited. Pursuant to the agreement, FSA can arrange for Canadian Global Funding Corporation to purchase designated FSA-insured securities. Securities purchased under the agreement must mature on or before August 30, 2004, and must be guaranteed as to principal and interest by FSA. Restrictions on FSA's ability to arrange such financing include requirements that FSA has paid all amounts owed under the agreement and that FSA not be rated below investment grade by Moody's or S&P. As of September 30, 1995, $100.9 million of this facility remained available for the purchase of designated securities.

    Reinsurance arrangements provide a further source of liquidity to FSA. FSA is a party to many reinsurance agreements that include advance claims provisions which require the reinsurer to reimburse FSA in advance for anticipated claims. These advance claims provisions allow FSA to pay the reinsured portion of claims with funds provided by its reinsurers rather than with FSA's own funds.

    FSA may also access liquidity through the capital markets. Insured refundings or refinancings of outstanding insured bonds may be employed in the future in both distress and non-distress situations, including the refunding of defaulted obligations prior to maturity as a means of mitigating or eliminating loss. Such advance refundings permit the refunding issuer to access the capital markets when market conditions are viewed favorably, rather than bear the risk that less favorable market conditions may be present at maturity of the insured obligations. Certain transactions in the commercial mortgage portfolio present a liquidity risk to FSA in that the underlying assets may need to be sold or refinanced by the issuer in order to repay the principal amount of FSA-insured securities at maturity. As a result of the Restructuring, a substantial majority of the liquidity risk inherent in the commercial mortgage portfolio has been assumed by Commercial Re.

    On November 10, 1994, FSA Holdings announced the appointment of an independent trustee authorized to purchase shares of FSA Holdings' Common Stock in open market transactions, at times and prices determined by the trustee. These purchases are intended to fund future obligations relating to equity bonuses, performance shares and stock options under FSA Holdings' 1993 Equity Participation Plan. At September 30, 1995, the total number of shares purchased was 527,622 at a cost of $12.0 million.

                      FINANCIAL GUARANTY INDUSTRY OVERVIEW

GENERAL

    Financial guaranty insurance provides an unconditional and irrevocable guaranty to the holder of a debt obligation of full and timely payment of principal and interest. Financial guaranty insurance is primarily offered on municipal and asset-backed debt obligations. In the event of a default under the obligation, the insurer has recourse against the issuer and/or any related collateral (which is a more common component in the case of insured asset-backed obligations or other non-municipal debt) for amounts paid under the terms of the policy. Payments under the insurance policy may not be accelerated by the holder of the debt obligation. Generally, absent payment in full at the option of the insurer, in the event of a default under an insured obligation the holder continues to receive payments of principal and interest on schedule, as if no default had occurred. Each subsequent purchaser of the obligation generally receives the benefit of such guaranty.

    Financial guaranty insurance benefits both issuers and investors. The principal economic value of financial guaranty insurance to an issuer of an obligation is the savings in interest costs resulting from the difference between the interest rates on an insured obligation and the interest rate on the same obligation on an uninsured basis. Investors benefit from the greater marketability of the insured obligation and a reduction in the risk of loss associated with an issuer's default, as well as greater retention of value of their investment should the issuer experience adversity. See "Risk Factors -- Market and Other Factors" for a discussion of factors affecting the demand for and supply of financial guaranty insurance.

    The premium for financial guaranty insurance is paid by the issuer of the obligation either in full at the inception of the policy or, in installments on an annual basis. Premium rates are typically calculated as a percentage of either the principal amount of the debt or total exposure (principal and interest). Rate setting reflects such factors as the credit strength of the issuer, type of issue, sources of income, collateral pledged, restrictive covenants, maturity, prevailing market spreads between insured and uninsured obligations and competition from other insurers, other providers of credit enhancement and alternatives to credit enhancement.

    Premiums are generally non-refundable and are recognized as income over the life of the insured obligation. This long and relatively predictable earnings pattern is characteristic of the financial guaranty insurance industry and provides a relatively stable source of future revenues to financial guaranty insurers.

    In addition to FSA, there are currently five principal primary U.S. financial guaranty insurers: AMBAC, CapMAC, Connie Lee, FGIC and MBIA.

FINANCIAL GUARANTY MARKET

    The primary financial guaranty insurance market consists of two main sectors: municipal bond insurance and insurance on asset-backed securities.

    MUNICIPAL BOND MARKET. Municipal bond insurance provides credit enhancement of bonds, notes and other evidences of indebtedness issued by states and their political subdivisions (for example, counties, cities or towns), utility districts, public universities and hospitals, public housing and transportation authorities and other public and quasi-public entities. Municipal bonds are supported by the issuer's taxing power in the case of general obligation or special tax-supported bonds or by its ability to impose and collect fees and charges for public services or specific projects in the case of most revenue bonds. Insurance provided to the municipal bond market has been and continues to be the major source of revenue for the financial guaranty insurance industry.

    The volume of municipal bonds issued in 1994, $164.9 billion, represented a substantial decline from the $292.0 billion issued in the prior year. This decline was due to the substantial and rapid increase in interest rates, which caused a reduction in refunding issues to the point where they represented only 23% of total issuance compared to 51% in 1993. Bonds issued for new money purposes, however, increased to $116.0 billion in 1994 from the 1993 level of $97.0 billion. The insured volume of municipal bonds in 1994 declined to $61.2 billion from the 1993 level of $107.9 billion, representing 37% of total municipal bonds issued in both years.

    In the first nine months of 1995, $105.4 billion of municipal bonds were issued, of which $78.5 billion was for new money purposes. The insured portion of such new issues amounted to 41% in the nine-month period.

    The following table sets forth certain information regarding new-issue long term (over one year) municipal bonds and new-issue insured long term municipal bonds, in each case issued during the years indicated:

                                                                                  NEW INSURED
                                                                               MUNICIPAL VOLUME
                                                  NEW TOTAL    NEW INSURED     AS PERCENT OF NEW
                                                  MUNICIPAL     MUNICIPAL       TOTAL MUNICIPAL
YEAR                                               VOLUME        VOLUME             VOLUME
-----------------------------------------------  -----------  -------------  ---------------------
                                                       (IN BILLIONS)
1986...........................................   $   151.3     $    24.8              16.4%
1987...........................................       105.4          21.6              20.5
1988...........................................       117.8          30.5              25.9
1989...........................................       125.0          30.6              24.5
1990...........................................       128.1          33.5              26.2
1991...........................................       174.1          52.0              29.9
1992...........................................       235.0          80.8              34.4
1993...........................................       292.0         107.9              37.0
1994...........................................       164.9          61.2              37.1

------------------------
Figures are based upon estimated data provided by The Bond Buyer, November 7, 1995.

    In addition to insurance of new issues, financial guaranty insurers have provided insurance to certain investment vehicles, usually unit investment trusts or mutual funds, which invest in outstanding issues of municipal bonds. Although the insurer in such circumstances typically does not have the authority to restructure the documents of an outstanding issue to conform to its preferred format, it generally does apply stricter underwriting criteria in determining which issuers qualify for insurance. Issues with no reserve funds or other factors usually deemed important in assessing risk of non-payment will be insured only if the underlying creditworthiness of the issuer is stronger than usual.

    ASSET-BACKED    SECURITIES   MARKET.       Asset-backed    transactions   or
securitizations constitute a form of structured financing distinguishable from unsecured debt issues by being supported by a specific pool of assets having an ascertainable cash flow or market value that is held by the issuing entity, rather than relying on the general unsecured creditworthiness of the issuer of the obligation. While most asset-backed securities represent interests in pools of assets, such as residential and commercial mortgages and credit card and auto loan receivables, monoline financial guarantors have also insured asset-backed securities secured by one or a few assets, such as utility mortgage bonds and multifamily housing bonds.

    The asset-backed securities market experienced very substantial growth in this decade, with new issuances increasing from approximately $25 billion in 1989 to approximately $75 billion in 1994 and approximately $73 billion in the nine months ended September 30,1995. Securities backed by credit card receivables were the fastest growing segment of the market in 1993 and 1994 and constituted the largest single component of the market in 1994. The principal amount of asset-backed securities insured by monoline financial guarantors grew from $6.7 billion in 1989 to an estimated $27.4 billion in 1994.

                                    BUSINESS

GENERAL

    FSA Holdings, through its indirect wholly owned subsidiary, FSA, is primarily engaged in the business of providing financial guaranty insurance on asset-backed securities and municipal bonds. FSA Holdings and FSA were each incorporated in 1984 under the laws of the State of New York. FSA received its New York State insurance license and commenced operations in 1985. FSA is licensed to engage in the financial guaranty insurance business in all 50 states, the District of Columbia and Puerto Rico. FSAM, a wholly owned subsidiary of FSA, and Financial Security Assurance of Oklahoma, Inc. ("Oklahoma"), a wholly owned subsidiary of FSAM, provide reinsurance to FSA. Financial Security Assurance (U.K.) Limited ("FSA-UK"), a wholly owned subsidiary of Oklahoma, provides financial guaranty insurance for transactions in the United Kingdom, France and Ireland. FSA Portfolio Management Inc. ("FSA Portfolio Management") is a wholly owned subsidiary of FSA Holdings organized in December 1992 to provide investment management services to FSA and to third parties. Transaction Services Corporation is a wholly owned subsidiary of FSA Holdings organized in December 1995 to provide transaction management and workout services to FSA and third parties.

    In December 1995, FSA Holdings acquired Capital Guaranty in a merger transaction pursuant to which Capital Guaranty became a direct wholly owned subsidiary of FSA Holdings. Except as otherwise expressly provided, the information set forth in this section with respect to FSA Holdings and FSA does not reflect the effects of such acquisition. For additional information concerning Capital Guaranty, see "Capital Guaranty Corporation," "Selected Financial Information of Capital Guaranty Corporation" and "Incorporation of Certain Documents by Reference."

    Financial guaranty insurance written by FSA guarantees payment when due of scheduled payments on an issuer's obligations. In the case of a payment default on an insured obligation, FSA is generally required to pay only the principal, interest or other amounts due in accordance with the obligation's original payment schedule or, at FSA's option, on an accelerated basis.

    The claims-paying ability of FSA is rated "Aaa" by Moody's and "AAA" by S&P, Nippon Investors Services and S&P (Australia) Pty. Ltd. FSA was the first insurance company organized to insure asset-backed obligations and has been a leading insurer of asset-backed obligations (based on number of transactions insured) since its inception in 1985. FSA expanded the focus of its business in 1990 to include financial guaranty insurance of municipal obligations. For the year ended December 31, 1994 and the nine months ended September 30, 1995, FSA had gross premiums written of $106.4 million and $78.3 million, respectively, of which 64% and 46.1% respectively, related to insurance of municipal obligations and 36% and 53.9%, respectively, related to insurance of asset-backed obligations. At December 31, 1994 and September 30, 1995, FSA had net insurance in force of $45.8 billion and $52.5 billion, respectively, of which 62% and 59%, respectively, represented insurance on municipal obligations and 38% and 41%, respectively, represented insurance of asset-backed obligations.

    The Company's business strategy is to remain a leading insurer of asset-backed obligations and to become a more prominent insurer of municipal obligations. The Company believes that the demand for its financial guaranty insurance will grow over the long term in response to anticipated growth in insured asset-backed and municipal obligations. The Company expects continued growth in the insurance of asset-backed obligations due in part to the continued expansion of asset securitization to meet the liquidity needs and increasingly more stringent capital requirements of financial institutions. In the long term, the Company also expects growth in the insurance of municipal obligations due in part to increased issuance of municipal bonds to finance repairs and improvements to the nation's infrastructure and increased municipal bond purchases by individuals who generally purchase insured obligations. In 1995, however, there was a substantial decline in the issuance of municipal bonds, and there can be no assurance as to when, if ever, that trend will be reversed. The percentage of new domestic municipal bond volume which is insured, however, has increased each year since 1986, to 37.1% in 1994 and to 41% for the nine months ended September 30, 1995. The Company expects to continue to emphasize a diversified insured portfolio characterized by insurance of both asset-backed and municipal obligations, with a broad geographic distribution and a variety of revenue sources and transaction structures. The Company's acquisition of Capital Guaranty was intended to increase the Company's presence in the insured municipal bond sector.

TYPES OF PRODUCTS

    FSA's insurance is employed in both the new issue and secondary markets. Insurance premium rates take into account the cost and the projected return to and the risk assumed by FSA. Critical factors in assessing risk include the credit quality of the issuer, type of issue, sources of repayment, transaction structure and term to maturity. Each obligation is evaluated in accordance with, and the final premium rate is a function of, such factors and subject to FSA's underwriting guidelines. See "-- Credit Underwriting Guidelines, Standards and Procedures."

    In the case of new issues, the insured obligations are initially sold with FSA insurance. For both municipal and asset-backed obligations, FSA participates in negotiated offerings, where the investment banker and often the insurer have been selected by the sponsor or issuer. In addition, FSA participates in competitive offerings, where underwriting syndicates bid for securities and submit bids that may include insurance.

    In the secondary market, FSA's Triple-A Guaranteed Secondary Securities (TAGSS-Registered Trademark-) Program provides insurance for uninsured asset-backed obligations trading in the secondary market. TAGSS insured securities have included utility first mortgage bonds, sale-leaseback bonds and asset-backed securities supported by residential mortgages and receivables. FSA's Custody Receipt Program provides insurance for uninsured municipal obligations trading in the secondary market. The insurance on obligations outstanding in the secondary market generally affords a wider secondary market and therefore greater marketability to a given issue of previously issued obligations. Premiums for secondary market insurance are payable either in full at the time of policy issuance or over the life of the obligation. FSA's underwriting guidelines require it to apply the same underwriting standards on secondary market issues that it does on new security issues, although the evaluation procedures are typically abbreviated.

    FSA also writes portfolio insurance for securities held by investment funds such as unit investment trusts and mutual funds. Such insurance covers securities either while they are held by the fund or to their maturity, whether or not held by the fund.

    As of December 31, 1994 and September 30, 1995, FSA's insurance on new issues with respect to asset-backed obligations represented approximately 92.5% and 91.5%, respectively, of the aggregate net par amount outstanding with respect to such obligations, (excluding $88.8 million and $80.0 million par amount outstanding assumed by FSA under reinsurance agreements at December 31, 1994 and September 30, 1995, respectively) and its insurance on new issues with respect to municipal obligations as of such dates represented approximately 80.8% and 79.1%, respectively, of the aggregate net par amount outstanding with respect to such obligations (excluding $735.5 million and $628.0 million par amount outstanding assumed by FSA under reinsurance agreements at December 31, 1994 and September 30, 1995, respectively).

INSURANCE IN FORCE

    FSA has insured a variety of asset-backed obligations, including obligations backed by residential mortgages, consumer receivables, corporate bonds, bank loans, government debt and commercial mortgages. FSA has also insured investor-owned utility first mortgage bonds. FSA has insured a broad array of municipal obligations.

    FSA ceased writing insurance for commercial mortgage transactions in 1990 and announced its withdrawal from this sector of its business in 1992. In December 1993, in anticipation of the IPO, the Company undertook the Restructuring to reduce its risk of loss from commercial mortgage transactions previously insured by FSA and its subsidiaries. As part of the Restructuring,
(i) the Company established Commercial  Re, a newly formed reinsurance  company;
(ii) the Company distributed all the outstanding shares of Commercial Re to the existing shareholders of the Company in proportion to their ownership interests in the Company at the time; and (iii) Commercial Re assumed approximately 64.4% of the exposure of FSA and its subsidiaries, on a weighted average basis, on commercial mortgage transactions previously insured by FSA and its subsidiaries.

    FSA has selectively expanded its insured portfolio in a manner intended to achieve diversification. At December 31, 1994, FSA had in force 332 issues insuring approximately $18.8 billion in gross direct par amount outstanding of asset-backed obligations and 1,086 issues insuring approximately $20.8 billion in gross direct par amount outstanding of municipal obligations. In addition, at December 31, 1994, FSA had assumed pursuant to certain reinsurance contracts approximately $88.8 million and $735.5 million in par amount outstanding on asset-backed and municipal obligations, resulting in a total gross par amount outstanding of approximately $40.3 billion. At such date, the total net par amount outstanding, determined by reducing the gross par amount outstanding to reflect reinsurance ceded of approximately $12.1 billion, was approximately $28.2 billion. At December 31, 1994, the weighted average life of the direct principal insured on these policies was approximately seven and fourteen years, respectively, for asset-backed and municipal obligations.

ASSET-BACKED OPERATIONS

    FSA's insured portfolio of asset-backed obligations is divided into seven major areas:

    RESIDENTIAL MORTGAGES. Obligations primarily backed by residential mortgages generally take the form of conventional pass-through certificates or pay-through debt securities, but also include commercial paper obligations and other highly structured products. Residential mortgages backing these insured obligations include closed-end first mortgages and closed- and open-end second mortgages or home equity loans on one-to-four family residential properties, including condominiums and cooperative apartments.

    CONSUMER RECEIVABLES. Obligations primarily backed by consumer receivables include conventional pass-through and pay-through securities as well as more highly structured transactions. Consumer receivables backing these insured obligations include automobile loans and leases, credit card receivables, mobile home loans, timeshare loans and limited partnership investor notes.

    GOVERNMENT SECURITIES. Obligations primarily backed by government securities include insured investment funds that include government securities and insured bonds backed by letters of credit or repurchase agreements collateralized by government securities. Government securities include full faith and credit obligations of the United States and obligations of public and quasi-public agencies of the United States, such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, as well as obligations of non-U.S. sovereigns.

    POOLED CORPORATE OBLIGATIONS. Obligations primarily backed by pooled corporate obligations include obligations collateralized by corporate debt securities or corporate loans and obligations backed by cash flow or market value of non-consumer assets. Corporate obligations include corporate bonds, bank loan participations, trade receivables and equity securities.

    COMMERCIAL MORTGAGE PORTFOLIO. FSA ceased writing insurance in this sector in 1990 and as part of the Restructuring obtained reinsurance from Commercial Re relating to risk of loss in this category. Obligations backed by commercial mortgages are divided into commercial real estate and corporate secured. Commercial real estate obligations are primarily backed by commercial real estate including hotel properties, office buildings and warehouses and consist of pay-through bonds, pass-through certificates and more structured products, with credit protection provided by property cash flow, property values, first loss letters of credit, cash reserves and other means. Corporate secured obligations generally take the form of bond obligations secured by mortgages on properties leased to one or more affiliated corporate tenants, in which the obligations are secured primarily by the lease cash flow and secondarily by the value of the mortgaged properties. Lease obligors on these transactions include major food and clothing retailers, and properties securing these transactions include retail and warehouse facilities.

    INVESTOR-OWNED UTILITY OBLIGATIONS. Obligations backed by investor-owned utilities include, most commonly, first mortgage bond obligations of for-profit electric or water utilities providing retail, industrial and commercial service, and also include sale-leaseback obligation bonds issued by such entities. In each case, these bonds are secured by a mortgage on property owned by or leased to an investor-owned utility.

    OTHER ASSET-BACKED OBLIGATIONS. Other asset-backed obligations insured by FSA include bonds or other securities backed by a combination of assets that include elements of more than one of the categories set forth above.

MUNICIPAL OBLIGATIONS

    FSA's insured portfolio of municipal obligations is divided into eight major areas:

    GENERAL OBLIGATION BONDS. General obligation bonds are issued by states, their political subdivisions and other municipal issuers, and are supported by the general obligation of the issuer to pay from available funds and by a pledge of the issuer to levy taxes sufficient in an amount to provide for the full payment of the bonds to the extent other available funds are insufficient.

    HOUSING REVENUE BONDS. Housing revenue bonds include both multifamily and single family housing bonds, with multi-tiered security structures based on the underlying mortgages, reserve funds, and various other features such as Federal Housing Administration or private mortgage insurance, bank letters of credit, and, in some cases, the general obligation of the issuing housing agency or a state's "moral obligation" (that is, not a legally binding commitment) to make up deficiencies.

    MUNICIPAL UTILITY REVENUE BONDS. Municipal utility revenue bonds include obligations of all forms of municipal utilities, including electric, water and sewer utilities. Insurable utilities may be organized as municipal enterprise systems, authorities or joint-action agencies.

    HEALTH CARE REVENUE BONDS. Health care revenue bonds include both long-term maturities for capital construction or improvements of health care facilities and medium-term maturities for equipment purchase.

    INTERNATIONAL MUNICIPAL BONDS. International municipal bonds include U.K. housing authority obligations and debt issued or guarantied by the governments of Australia, Denmark, France, Italy and Sweden and various local governments of Australia, France and Spain.

    TAX-SUPPORTED (NON-GENERAL  OBLIGATION) BONDS.   Tax-supported  (non-general
obligation) bonds include a variety of bonds that, though not general obligations, are supported by the taxing ability of the issuer, such as tax-backed revenue bonds and lease revenue bonds. Tax-backed revenue bonds may be secured by a first lien on pledged tax revenues, such as those from special taxes, including those on retail sales and gasoline, or from tax increments (or tax allocations) generated by growth in property values within a district. FSA also insures bonds secured by special assessments, levied against property owners, which benefit from covenants by the district to levy, collect and enforce collections and to foreclose on delinquent properties. Lease revenue bonds or certificates of participation (COPs) may be secured by long-term obligations or by lease obligations subject to annual appropriation. The financed project is generally real property or equipment that, in the case of annual appropriation leases, FSA deems to serve an essential public purpose (e.g., schools, prisons, courts) or, in the case of long-term leases, is insulated from the risk of abatement resulting from nontenantability.

    TRANSPORTATION REVENUE BONDS. Transportation revenue bonds include a wide variety of revenue-supported bonds, such as bonds for airports, ports, tunnels, parking facilities, toll roads and toll bridges.

    OTHER MUNICIPAL BONDS. Other municipal bonds insured by FSA include college and university revenue bonds and resource recovery bonds.

                         SUMMARY OF INSURANCE PORTFOLIO

                                                                                                           AT SEPTEMBER
                                                          AT DECEMBER 31, 1994                               30, 1995
                               --------------------------------------------------------------------------  -------------
                                  NUMBER OF       NUMBER                      NET PAR         PERCENT       NET PAR AND
                                ISSUES SINCE     OF ISSUES     NET PAR     AND INTEREST     OF NET PAR       INTEREST
                                  INCEPTION      IN FORCE    OUTSTANDING    OUTSTANDING    AND INTEREST     OUTSTANDING
                               ---------------  -----------  ------------  -------------  ---------------  -------------
                                                         (DOLLARS IN MILLIONS)
ASSET-BACKED OBLIGATIONS
  Residential mortgages......           168            150    $    4,836     $   7,008           15.3%       $   9,427
  Consumer receivables.......            87             54         2,479         2,741            6.0            4,626
  Government securities......            35             19         2,017         2,142            4.7            1,715
  Pooled corporate
   obligations...............            49             23         1,686         2,076            4.5            2,570
  Commercial mortgage
   portfolio:
    Commercial real estate...            11              9           156           184            0.4           --
    Corporate secured........             6              5           118           172            0.4           --
  Investor-owned utility
   obligations...............            93             67           786         2,154            4.7            1,848
  Other asset-backed
   obligations...............            12              5           797           822            1.8            1,574
                                     ------     -----------  ------------  -------------       ------      -------------
    Total asset-backed
     obligations.............           461            332        12,875        17,299           37.8           21,760
                                     ------     -----------  ------------  -------------       ------      -------------
MUNICIPAL OBLIGATIONS
  General obligation bonds...           862            394         3,650         6,245           13.6            6,643
  Housing revenue bonds......           371            200         1,622         3,671            8.0            3,437
  Municipal utility revenue
   bonds.....................           323            169         2,169         4,018            8.8            4,545
  Health care revenue bonds..            64             50         1,594         3,151            6.9            3,154
  International municipal....            15             14           438           923            2.0            1,310
  Tax-supported (non-general
   obligation) bonds.........           265            142         3,426         6,055           13.2            6,964
  Transportation revenue
   bonds.....................            78             36           720         1,429            3.1            1,864
  Other municipal bonds......           248             81         1,729         3,033            6.6            2,869
                                     ------     -----------  ------------  -------------       ------      -------------
    Total municipal
     obligations.............         2,226          1,086        15,348        28,525           62.2           30,786
                                     ------     -----------  ------------  -------------       ------      -------------
    Total....................         2,687          1,418    $   28,223     $  45,824          100.0%       $  52,546
                                     ------     -----------  ------------  -------------       ------      -------------
                                     ------     -----------  ------------  -------------       ------      -------------


                                 PERCENT OF
                                 NET PAR AND
                                  INTEREST
                               ---------------

ASSET-BACKED OBLIGATIONS
  Residential mortgages......         17.9%
  Consumer receivables.......          8.8
  Government securities......          3.3
  Pooled corporate
   obligations...............          4.9
  Commercial mortgage
   portfolio:
    Commercial real estate...        --
    Corporate secured........        --
  Investor-owned utility
   obligations...............          3.5
  Other asset-backed
   obligations...............          3.0
                                    ------
    Total asset-backed
     obligations.............         41.4
                                    ------
MUNICIPAL OBLIGATIONS
  General obligation bonds...         12.6
  Housing revenue bonds......          6.5
  Municipal utility revenue
   bonds.....................          8.6
  Health care revenue bonds..          6.0
  International municipal....          2.5
  Tax-supported (non-general
   obligation) bonds.........         13.3
  Transportation revenue
   bonds.....................          3.5
  Other municipal bonds......          5.6
                                    ------
    Total municipal
     obligations.............         58.6
                                    ------
    Total....................        100.0%
                                    ------
                                    ------

------------------------------
September 30, 1995 pro forma net par and interest would have been $71,685 million, with municipal obligations representing 70% of the insured portfolio and asset-backed obligations representing 30%.

OBLIGATION TYPE

    The table below sets forth the relative percentages of net par amount written of obligations insured by FSA by security type during each of the last five years and for the nine months ended September 30, 1995 (adjusted as if the Restructuring had occurred at January 1, 1990):

                    NEW BUSINESS INSURED BY OBLIGATION TYPE
                                 (AS ADJUSTED)

                                                                           YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------------------------------
SECURITY TYPE                                             1990         1991         1992         1993         1994
-----------------------------------------------------  -----------  -----------  -----------  -----------  -----------
ASSET-BACKED OBLIGATIONS
  Residential mortgages..............................         19%          24%          18%          14%          25%
  Consumer receivables...............................          9           12            9           12           23
  Government securities..............................         17            9            9            0            0
  Pooled corporate obligations.......................         18            2            4            1            4
  Commercial Mortgage Portfolio:
    Commercial real estate(1)........................          0            0            0            0            0
    Corporate secured(2).............................          1            0            0            0            0
  Investor-owned utility obligations.................          1            2            0            3            2
  Other asset-backed obligations.....................          1            0            1            3            2
                                                             ---          ---          ---          ---          ---
    Total asset-backed obligations...................         66           49           41           33           56
                                                             ---          ---          ---          ---          ---
MUNICIPAL OBLIGATIONS
  General obligations bonds..........................         13           11           15           13           10
  Housing revenue bonds..............................          2           25            4            3            1
  Municipal utility revenue bonds....................          1            1            9           10            8
  Health care revenue bonds..........................          3            4            8            7            4
  International municipal............................          0            0            0            3            3
  Tax-supported (non-general obligation) bonds.......         12            8           12           17           11
  Transportation revenue bonds.......................          3            0            4            3            1
  Other municipal bonds..............................          0            2            7           11            6
                                                             ---          ---          ---          ---          ---
    Total municipal obligations......................         34           51           59           67           44
                                                             ---          ---          ---          ---          ---
    Total............................................        100%         100%         100%         100%         100%
                                                             ---          ---          ---          ---          ---
                                                             ---          ---          ---          ---          ---

                                                          NINE MONTHS
                                                             ENDED
                                                         SEPTEMBER 30,
SECURITY TYPE                                                1995
-----------------------------------------------------  -----------------
ASSET-BACKED OBLIGATIONS
  Residential mortgages..............................            32%
  Consumer receivables...............................            32
  Government securities..............................             0
  Pooled corporate obligations.......................             7
  Commercial Mortgage Portfolio:
    Commercial real estate(1)........................             0
    Corporate secured(2).............................             0
  Investor-owned utility obligations.................             0
  Other asset-backed obligations.....................             3
                                                                ---
    Total asset-backed obligations...................            74
                                                                ---
MUNICIPAL OBLIGATIONS
  General obligations bonds..........................             6
  Housing revenue bonds..............................             0
  Municipal utility revenue bonds....................             5
  Health care revenue bonds..........................             2
  International municipal............................             1
  Tax-supported (non-general obligation) bonds.......             7
  Transportation revenue bonds.......................             3
  Other municipal bonds..............................             2
                                                                ---
    Total municipal obligations......................            26
                                                                ---
    Total............................................           100%
                                                                ---
                                                                ---

------------------------
(1) On an historical basis, relative percentages of net par amount written of commercial real estate obligations insured for 1990, 1991, 1992, 1993, 1994 and the nine months ended September 30, 1995 were 2%, 0%, 0%, 0%, 0% and 0%, respectively.

(2) On an historical basis, relative percentages of net par amount written of corporate secured obligations insured for 1990, 1991, 1992, 1993, 1994 and the nine months ended September 30, 1995 were 9%, 0%, 0%, 0%, 0% and 0%, respectively.

    Pro forma new business written for the nine months ended September 30, 1995 would have consisted of 44% municipal obligations and 56% asset backed obligations.

GEOGRAPHIC CONCENTRATION

    In its asset-backed business, FSA considers geographic concentration as a factor in underwriting insurance covering securitizations of asset pools such as residential mortgages or consumer receivables. However, after the initial issuance of an insurance policy relating to such securitizations, the geographic concentration of the underlying assets may change over the life of the policy. In addition, in writing insurance for other types of asset-backed obligations, such as securities primarily backed by government or corporate debt, geographic concentration is not deemed by FSA to be a significant credit factor given other more relevant measures of diversification such as issuer or industry diversification.

    FSA seeks to maintain a diversified portfolio of insured municipal obligations designed to spread its risk across a number of geographic areas. The table below sets forth those states in which municipalities issued an aggregate of 2% or more of FSA's net par amount outstanding at December 31, 1994 and September 30, 1995 of insured municipal securities:

                                   MUNICIPAL
                           INSURED PORTFOLIO BY STATE

                                                      AT DECEMBER 31, 1994
                                           ------------------------------------------      AT SEPTEMBER 30, 1995
                                                                        PERCENT OF     -----------------------------
                                                                           TOTAL                       PERCENT OF
                                                          NET PAR      MUNICIPAL NET     NET PAR     TOTAL MUNICIPAL
                                             NUMBER        AMOUNT       PAR AMOUNT        AMOUNT     NET PAR AMOUNT
STATE                                       OF ISSUES   OUTSTANDING     OUTSTANDING    OUTSTANDING     OUTSTANDING
-----------------------------------------  -----------  ------------  ---------------  ------------  ---------------
California...............................         118    $    1,751          11.4%      $    2,082          12.4%
Florida..................................          77         1,595          10.4            1,678          10.0
New York.................................          53         1,549          10.1            1,632           9.7
New Jersey...............................          75         1,171           7.6            1,157           6.9
Pennsylvania.............................          58           801           5.2              861           5.1
Louisiana................................          56           775           5.0              759           4.5
Michigan.................................          43           637           4.2              663           4.0
Massachusetts............................          27           635           4.2              515           3.1
Texas....................................         101           557           3.6              644           3.9
Illinois.................................          49           281           1.8              456           2.7
Maine....................................           6           387           2.5              400           2.4
All other states.........................         404         4,240          27.7            4,584          27.3
Non-U.S.(1)..............................          19           969           6.3            1,336           8.0
                                                -----   ------------        -----      ------------        -----
Total....................................       1,086    $   15,348         100.0%      $   16,767         100.0%
                                                -----   ------------        -----      ------------        -----
                                                -----   ------------        -----      ------------        -----

------------------------
(1) Non-U.S. includes international and Puerto Rico.

ISSUER CONCENTRATION

    FSA has adopted underwriting and exposure management policies designed to limit the net insurance in force for any one credit. In many cases, FSA uses reinsurance to limit net exposure to any one credit. At December 31, 1994, insurance of asset-backed obligations constituted 37.8% of FSA's net insurance in force and insurance of municipal obligations constituted 62.2% of FSA's net insurance in force. As of such date, FSA's ten largest insured asset-backed transactions represented $2.6 billion, or 9.4%, of its total net par amount outstanding, and FSA's ten largest insured municipal credits represented $2.0 billion, or 7.1%, of its total net par amount outstanding. FSA is also subject to certain regulatory limits and rating agency guidelines on exposure to single credits.

    The following tables set forth the net par amount outstanding of FSA's insurance for the ten largest asset-backed transactions and municipal credits insured by FSA at September 30, 1995:

      TEN LARGEST INSURED ASSET-BACKED TRANSACTIONS AT SEPTEMBER 30, 1995

                          TRANSACTION                                     ASSET TYPE
----------------------------------------------------------------  ---------------------------    NET PAR
                                                                                                  AMOUNT
                                                                                               OUTSTANDING
                                                                                               ------------
                                                                                                   (IN
                                                                                                MILLIONS)
Olympic Auto Receivables Trust 1995-D                             Consumer Receivables          $    481.0
Mid-State Trust II                                                Residential Mortgages              378.1
Western Financial 1995-4 Grantor Trust                            Consumer Receivables               331.5
HFC Home Equity Loan Asset-Backed Certificates Series 1991-2      Residential Mortgages              330.4
Merit Securities Corp. Series 4                                   Residential Mortgages              322.6
Securitized Asset Sales Inc 1993-6                                Residential Mortgages              312.2
First Source Financial LLP CP                                     Pooled Corporate                   300.6
Credit Lyonnais                                                   Pooled Corporate                   265.5
Western Financial 1995-3 Grantor Trust                            Consumer Receivables               256.5
Olympic Auto Receivables Trust 1994-B                             Consumer Receivables               256.5
                                                                                               ------------
  Total                                                                                         $  3,234.9
                                                                                               ------------
                                                                                               ------------

          TEN LARGEST INSURED MUNICIPAL CREDITS AT SEPTEMBER 30, 1995

                             CREDIT                                     OBLIGATION TYPE
----------------------------------------------------------------  ---------------------------    NET PAR
                                                                                                  AMOUNT
                                                                                               OUTSTANDING
                                                                                               ------------
                                                                                                   (IN
                                                                                                MILLIONS)
Maine Health and Higher Education                                 Other Municipal Bonds         $    230.2
Vermont Student Assistance Corporation                            Other Municipal Bonds              225.0
Commonwealth of Puerto Rico                                       General Obligation                 215.3
Florida State Department of Natural Resources                     Tax-Supported                      212.5
State of California                                               General Obligation                 208.6
New York State Medical Care Facilities Finance Agency             Tax-Supported                      198.8
Washington Public Power Supply System                             Utility Revenue                    194.7
Lower Colorado River Authority                                    Utility Revenue                    194.4
Washington, D.C                                                   General Obligation                 173.7
Los Angeles County                                                General Obligation                 168.8
                                                                                               ------------
  Total                                                                                         $  2,022.0
                                                                                               ------------
                                                                                               ------------

CREDIT UNDERWRITING GUIDELINES, STANDARDS AND PROCEDURES

    Financial guaranty insurance, as written by FSA, relies on an assessment of the adequacy of various payment sources to meet debt service payments or other obligations in a specific transaction without regard to premiums paid or income from investment of premiums. FSA's underwriting policy is to insure asset-backed and municipal obligations that would otherwise be investment grade without the benefit of FSA's insurance. To this end, each policy written or reinsured by FSA must meet the general underwriting guidelines and specific standards for particular types of obligations approved by its Board of Directors. In addition, the Company's Board of Directors has established an Underwriting Committee which periodically reviews completed transactions to ensure conformity with underwriting guidelines and standards.

    FSA's underwriting guidelines for asset-backed obligations are built on the concept of multiple layers of protection, and vary by obligation type in order to reflect different structures and credit support. In this regard, asset-backed obligations insured by FSA are generally issued in structured transactions and backed by pools of assets such as consumer or trade receivables, residential mortgage loans, securities or other assets having an ascertainable cash flow or market value. In addition, FSA seeks to insure asset-backed obligations that generally provide for one or more forms of overcollateralization (such as excess collateral values, excess cash flow or "spread," or reserves) or third-party protection (such as bank letters of credit, guarantees, net worth maintenance agreements, indemnity agreements or reinsurance policies). This overcollateralization or third-party protection need not indemnify FSA against all loss, but is generally intended to assume the primary risk of financial loss. Overcollateralization or third-party protection may not, however, be required in transactions in which FSA is insuring the obligations of certain highly rated issuers that typically are regulated or have implied or explicit government support or in transactions in which FSA is insuring bonds issued to refinance other bonds insured by FSA as to which the issuer is or may be in default. FSA's general policy has been to insure 100% of the principal, interest and other amounts due in respect of asset-backed insured obligations rather than providing partial or first loss coverage sufficient to convey a triple-A rating on the insured obligations.

    FSA's underwriting guidelines for municipal obligations require that the municipal obligor be rated investment grade by Moody's or S&P or, in the alternative, such obligor is considered by FSA to be the equivalent of investment grade. Where the municipal obligor is a governmental entity with taxing power or providing an essential public service paid by taxes, assessments or other charges, supplemental protections may be required if such taxes, assessments or other charges are not projected to provide sufficient debt service coverage. Where appropriate, the municipal obligor is required to provide a rate or charge covenant and a pledge of additional security (e.g., mortgages on real property, liens on equipment or revenue pledges) to secure the obligation.

    The rating agencies participate to varying degrees in the underwriting process. Each asset-backed obligation insured by FSA is reviewed prior to issuance by both S&P and Moody's to evaluate the risk proposed to be insured. In the case of municipal obligations, prior rating agency review is a function of the type of the insured obligation and the risk elements involved. In addition, substantially all transactions insured by FSA are reviewed by at least one of the major rating agencies after issuance to confirm continuing compliance with rating agency standards. The independent review of FSA's underwriting practices performed by the rating agencies further strengthens the underwriting process.

    The underwriting process that implements these underwriting guidelines and standards is supported by approximately 61 analysts, underwriting officers and credit officers and ten attorneys. Moreover, the approval of senior management is required for all transactions.

    Each underwriting group in the Financial Guaranty Department has a senior underwriting officer responsible for confirming that each transaction proposed by the Financial Guaranty Department conforms to the underwriting guidelines and standards. The evaluation by the senior underwriting officer is reviewed and approved, in the case of asset-backed transactions, by the Chief Underwriting Officer, and, in the case of municipal transactions, by the Chief Municipal Underwriting Officer. This review may take place while the transaction is in its formative stages, thus facilitating the introduction of further enhancements at a stage when the transaction is more receptive to change.

    Final transaction approval is obtained from FSA's Management Review Committee for asset-backed transactions and from FSA's Municipal Underwriting Committee for municipal transactions. Approval is usually based upon both a written and an oral presentation by the underwriting group to the respective committee. The Management Review Committee is comprised of the President, the Chief Operating Officer, the Chief Underwriting Officer, the General Counsel and, on a rotating basis, a senior officer from the Financial Guaranty Department. The Municipal Underwriting Committee is comprised of the President, the Chief Operating Officer, the Chief Municipal Underwriting Officer, the Associate General Counsel for Municipal Transactions, the Managing Director for the Financial Guaranty Group and a senior officer from the Financial Guaranty Department. Following approval, minor transaction modifications may be approved by the Chairs of the underwriting groups. Major changes require the concurrence of the Management Review Committee or the Municipal Underwriting Committee, as applicable. Secondary market and partial maturity asset-backed transactions of $25.0 million or less of gross principal insured that meet certain credit and return criteria may be approved by the Chief Underwriting Officer. Municipal transactions of $25.0 million or less of gross principal insured that meet certain credit and return criteria may be approved by a committee composed of the Chief Municipal Underwriting Officer, the Associate General Counsel for Municipal Transactions and the municipal analyst for the transaction.

CORPORATE UNDERWRITING AND RESEARCH

    FSA's Corporate Underwriting and Research Department includes nine professionals under the direction of the Chief Underwriting Officer. The Corporate Underwriting and Research Department is responsible for evaluating the credit of entities participating or providing recourse in obligations insured by FSA. The Corporate Underwriting and Research Department also provides analysis of relevant industry segments. Members of the Corporate Underwriting and Research Department generally report their findings directly to the Management Review Committee or Municipal Underwriting Committee in the context of transaction review and approval.

INSURED PORTFOLIO MANAGEMENT

    FSA's Insured Portfolio Management Department includes 19 professionals under the direction of a managing director. The Insured Portfolio Management Department is responsible for monitoring the performance of outstanding transactions and taking remedial actions as appropriate. The Insured Portfolio Management Department is independent of the analysts and credit officers involved in the underwriting process. The managing director responsible for the Insured Portfolio Management Department reports to an Oversight Committee comprised of such managing director, the President, the General Counsel, the Chief Underwriting Officer and the Chief Financial Officer. The Insured Portfolio Management Department reviews each insured transaction to confirm compliance with transaction covenants, monitors credit and other developments affecting transaction participants and collateral and determines the steps, if any, required to protect the interests of FSA and the holders of FSA-insured obligations. Reviews for asset-backed transactions typically include an examination of reports provided by, and (as circumstances warrant) discussions with, issuers, servicers or trustees. In some instances, reviews of asset-backed transactions include servicer audits, site visits or evaluations by third-party appraisers, engineers or other experts retained by FSA. The Insured Portfolio Management Department reviews each transaction to determine the level of ongoing attention it will require. These judgments relate to current credit quality and other factors, including compliance with reporting or other requirements, legal or regulatory actions involving transaction participants and liquidity or other concerns that may not have a direct bearing on credit quality. Transactions with the highest risk profile are generally subject to more intensive review and, if appropriate, remedial action. The Insured Portfolio Management Department works together with the Legal Department and the Corporate Underwriting and Research Department in monitoring these transactions, negotiating restructurings and pursuing appropriate legal remedies.

LEGAL

    FSA's Legal Department includes ten attorneys and six legal assistants under the direction of the General Counsel. The Legal Department plays a major role in establishing and implementing legal requirements and procedures applicable to obligations insured by FSA. Members of the Legal Department serve on both the Management Review Committee and the Municipal Underwriting Committee, which provide final underwriting approval for transactions. An attorney in the Legal Department works together with a counterpart in the Financial Guaranty Department in determining the legal and credit elements of each obligation proposed for insurance and in overseeing the execution of approved transactions. Asset-backed obligations insured by FSA are ordinarily executed with the assistance of outside counsel working closely with the Legal Department. Municipal obligations insured by FSA are ordinarily executed without employment of outside counsel. The Legal Department works closely with the Insured Portfolio Management Department in addressing legal issues, rights and remedies, as well as proposed amendments, waivers and consents, in connection with obligations insured by FSA. The Legal Department is also responsible for domestic and international regulatory compliance, reinsurance, secondary market transactions, litigation and other matters.

LOSS RESERVES

    FSA establishes a case basis reserve for the present value of the estimated loss when, in management's opinion, the likelihood of a future loss is probable and determinable at the balance sheet date. A case basis reserve for a particular insured obligation represents FSA's estimate of the present value of the anticipated shortfall, net of reinsurance, between (i) scheduled payments on the insured obligations plus the anticipated loss adjustment expenses and (ii) the anticipated cash flow from and proceeds to be received on sales of any collateral supporting the obligation.

    In addition to the case basis reserves, FSA established a general loss reserve in December 1992, in order to account for the identified risks inherent in its overall portfolio. FSA does not consider traditional actuarial approaches used in the property/casualty insurance industry to be applicable to the determination of its loss reserves because of the absence of a sufficient number of losses in its financial guaranty insurance activities and in the financial guaranty industry generally to establish a meaningful statistical base. The general loss reserve amount is calculated by applying a loss factor to the total net par amount outstanding of FSA's insured obligations outstanding over the term of such insured obligations and discounting the result at a risk-free rate. The loss factor used for this purpose has been determined based upon an independent rating agency study of bond defaults and FSA's portfolio characteristics and history. FSA monitors the general loss reserve on an ongoing basis and may periodically adjust such reserve based on FSA's actual loss experience, its future mix of business and future economic conditions. The general loss reserve is available to be applied against future additions or accretions to existing case basis reserves or to new case basis reserves to be established in the future. To the extent that any such future additions to case basis reserves are applied from the available general loss reserve, there will be no impact on the Company's earnings for that period except to the extent that increases to FSA's general loss reserve are implemented to replenish that reserve. To the extent that additions to case basis reserves for any period exceed the remaining available general loss reserve or are not applied from the general loss reserve, the excess will be charged against the Company's earnings for that period. Any addition to the general loss reserve which results from applying the loss factor to new par written will also result in a charge to earnings at that time. However, the release of amounts in the general loss reserve as a result of the runoff of existing net insurance in force will be available to be applied against additions to the general loss reserve required for new business written.

    FSA maintains reserves in an amount believed by its management to be sufficient to pay its estimated ultimate liability for losses and loss adjustment expenses with respect to obligations it has insured. At September 30, 1995 and December 31, 1994, FSA's net loss reserves totaled $39.7 million and $35.6 million, respectively. In 1994, losses of $3.0 million were incurred to increase the general loss reserve for new business written in 1994 and $16.9 million was transferred from the general loss reserve to case basis reserves for projected losses on certain transactions, the majority of which were in the Company's discontinued commercial mortgage portfolio. Giving effect to this transfer, FSA's unallocated general loss reserve totaled $20.9 million at December 31, 1994. In the first nine months of 1995, losses of $4.8 million were incurred to increase the general loss reserve. At September 30, 1995, the general reserve totaled $24.9 million.

    Inasmuch as reserves are necessarily based on estimates and because of the absence of a sufficient number of losses in its financial guaranty insurance activities and in the financial guaranty insurance industry generally to establish a meaningful statistical base, there can be no assurance that the case basis reserves or the general loss reserve will be adequate to cover losses in FSA's insured portfolio.

COMPETITION AND INDUSTRY CONCENTRATION

    FSA faces competition from both other providers of third party credit enhancement and alternatives to third party credit enhancement. The majority of asset-backed and municipal obligations are sold without third party credit enhancement. Accordingly, each transaction proposed to be insured by FSA must generally compete against an alternative execution which does not employ third party credit enhancement. FSA also faces competition from other monoline primary financial guaranty insurers, primarily AMBAC, CapMAC, Connie Lee, FGIC and MBIA. In terms of statutory surplus plus contingency reserves, FSA is the fourth largest of the six major financial guaranty insurers. Traditional credit enhancers such as bank letter of credit providers and mortgage pool insurers also provide significant competition to FSA as providers of credit enhancement for asset-backed obligations. While actions by securities rating agencies in recent years have significantly reduced the number of triple-A rated banks that can offer a product directly competitive with FSA's triple-A guaranty, and recently implemented risk-based capital guidelines applicable to banks have generally increased costs associated with letters of credit that compete directly with financial guaranty insurance, bank letter of credit providers and other credit enhancement, such as cash collateral accounts, provided by banks, continue to provide significant competition to FSA.

    Insurance law generally restricts multiline insurance companies, such as large property/casualty insurers and life insurers, from engaging in the financial guaranty insurance business other than through separately capitalized affiliates. Entry requirements include (i) assembling the group of experts required to operate a financial guaranty insurance business, (ii) establishing the triple-A claims-paying ability ratings with the credit rating agencies,
(iii) complying with substantial capital requirements, (iv) developing name recognition and market acceptance with issuers, investment bankers and investors and (v) organizing a monoline insurance company and obtaining insurance licenses to do business in the applicable jurisdictions.

    FSA's net insurance in force is the outstanding principal, interest and other amounts to be paid over the remaining life of all obligations insured by FSA, net of ceded reinsurance, refunded bonds secured by United States government securities held in escrow or other qualified collateral, defeased policy obligations and redemptions and repayments. Qualified statutory capital, determined in accordance with statutory accounting principles, is the aggregate of policyholders' surplus and contingency reserves calculated in accordance with statutory accounting principles. Set forth below are FSA's aggregate gross insurance in force, net insurance in force, qualified statutory capital and leverage ratio (represented by the ratio of its net insurance in force to qualified statutory capital) and the average industry leverage ratio at the dates indicated:

                                                                       DECEMBER 31,
                                                              -------------------------------
                                                                1992       1993       1994
                                                              ---------  ---------  ---------
                                                                   (DOLLARS IN MILLIONS)
FINANCIAL GUARANTY PRIMARY INSURERS, EXCLUDING FSA (1)
Leverage ratio..............................................      140:1      140:1      145:1
FSA
Gross insurance in force....................................  $  52,592  $  61,290  $  65,824
Net insurance in force......................................     37,334     41,667     45,824
Qualified statutory capital.................................        461        454        466
Leverage ratio..............................................       81:1       92:1       98:1

------------------------
(1) Financial guaranty primary insurers for which data is included in this table are AMBAC, CapMAC, CGIC, Connie Lee, FGIC and MBIA. Information relating to the financial guaranty primary insurers is derived from data from the Association of Financial Guaranty Insurors and from statutory accounting financial information publicly available from each insurer at December 31, 1992, 1993 and 1994.

REINSURANCE

    Reinsurance is the commitment by one insurance company, the "reinsurer," to reimburse another insurance company, the "ceding company," for a specified portion of the insurance risks underwritten by the ceding company in consideration for a portion of the premiums received. The ceding company also usually receives ceding commissions to cover costs of business generation. Because the insured party contracts for coverage solely with the ceding company, the failure of the reinsurer to perform does not relieve the ceding company of its obligation to the insured party under the terms of the insurance contract.

REINSURANCE CEDED

    FSA obtains reinsurance to increase its policy writing capacity, both on an aggregate risk and a single risk basis, to meet state insurance regulatory, rating agency and internal limits, to diversify risks, to reduce the need for additional capital and to strengthen financial ratios. At December 31, 1995, FSA had reinsured approximately 26.9% of its direct principal amount outstanding (excluding policies issued by FSAM). Most of FSA's reinsurance is on a quota share basis, with a small portion being provided on a first loss or excess of loss per risk basis. Reinsurance arrangements typically require FSA to retain a specified amount of the risk.

    FSA arranges reinsurance on both a facultative (transaction-by-transaction) and treaty basis. Treaty reinsurance provides coverage for a portion of the exposure from all qualifying policies issued during the term of the treaty. The reinsurer's participation in a treaty is cancelable annually upon 90 days' prior notice by either FSA or the reinsurer and is cancelable by FSA upon specified financial deterioration of the reinsurer. As required by applicable state law, reinsurance agreements may be subject to certain other termination conditions.

    Treaties generally provide coverage for the full term of the policies reinsured during the annual treaty period, except that, upon a financial deterioration of the reinsurer and the occurrence of certain other conditions, FSA generally has the right to reassume all of the business reinsured.

    FSA's principal ceded reinsurance program currently consists of three quota share treaties. One treaty (the "asset-backed treaty") covers all of FSA's approved regular lines of business, except municipal bond insurance. In 1995, FSA ceded 14.5% of each covered policy under this treaty, up to a maximum of $29 million insured principal per policy. At its sole option, FSA was entitled to increase the ceding percentage to 21.75% up to $42.5 million insured principal per policy. A second treaty (the "municipal treaty") covers FSA's municipal bond insurance business. In 1995, FSA ceded 14% of each covered policy under this treaty that is classified by FSA as providing municipal bond insurance as defined by Article 69 of the insurance laws of New York up to a limit of $37.3 million insured principal per single risk which is defined by revenue source. At its sole option, FSA was entitled to increase the ceding percentage to 30% up to $80 million insured principal per single risk. A third treaty (the "teaching hospital and higher education treaty") covers substantially all teaching hospital and higher education risks (also covered under the municipal treaty). In 1995, FSA ceded 5% to 15% (depending on the type of obligation) of its retention (i.e., after cessions of policies under the municipal treaty) of each covered policy under this treaty, up to limits that range from $7.5 million to $30 million per single risk. At its sole option, FSA was entitled to increase the ceding percentage from 15% up to 30% (depending on the type of obligation) of its retention, subject to the same limits. Each of the three treaties allowed FSA to withhold a ceding commission to defray its expenses.

    Primary insurers, such as FSA, are required to fulfill their obligations to policyholders if reinsurers fail to meet their obligations. The financial condition of reinsurers is therefore evaluated carefully by FSA, and FSA's reinsurance is placed with high quality and financially strong reinsurers. FSA's treaty reinsurers at December 31, 1995 were Abeille Reassurances, Capital Reinsurance Company ("Capital Re"), Compagnie Transcontinentale de Reassurance, Connie Lee Insurance Company, Enhance Reinsurance Company ("Enhance"), Frankona Reinsurance Company, Tokio Marine and Trade Indemnity plc. In 1994, nine reinsurers participated in the asset-backed treaty, three reinsurers participated in the municipal treaty (including health care and higher education) and one reinsurer participated in a health care and higher education treaty.

    FSA, FSAM and Oklahoma have entered into a quota share reinsurance pooling agreement pursuant to which, after reinsurance cessions to other reinsurers, FSA, FSAM and Oklahoma share in the net retained risk insured by each of these three companies in proportion to their policyholders' surplus and contingency reserve as of December 31 of the prior year (with the percentages adjusted commencing April 1 of each year). For the year commencing April 1, 1995, FSA retained 60.48%, FSAM (as assignee of FSAI in the case of policies issued prior to December 20, 1995) retained 27.03% and Oklahoma (as assignee of the prior Oklahoma with respect to policies issued prior to June 29, 1995) retained 12.49% of each policy issued by these companies after cessions to all other reinsurers. FSA-UK and FSA have entered into a quota share and stop loss reinsurance agreement pursuant to which (i) FSA-UK reinsures with FSA its retention under its policies after other reinsurance based on an agreed-upon percentage that is substantially in proportion to the policyholders' surplus and contingency reserve of FSA-UK to the total policyholders' surplus and contingency reserves of FSA and its subsidiary insurers (including FSA-UK) and (ii) subject to certain limits, FSA is required to make payments to FSA-UK when FSA-UK's loss ratio exceeds 100%. Under this agreement, FSA-UK ceded to FSA 98% of its retention after other reinsurance of its policies issued in 1994.

    In connection with the Restructuring, FSA is party to a quota share reinsurance agreement with Commercial Re pursuant to which Commercial Re assumed approximately 64.4% of FSA's exposure, on a weighted average basis, on transactions in FSA's commercial mortgage portfolio.

RATING AGENCIES

    Moody's and S&P periodically review the business and financial condition of FSA and other companies providing financial guaranty insurance. These rating agency reviews focus on the insurer's underwriting policies and procedures and the quality of the obligations insured. The rating agencies frequently perform assessments of the credits insured by FSA to confirm that FSA continues to meet the capital allocation criteria considered necessary by the particular rating agency to maintain FSA's triple-A claims-paying ability rating. See "Credit Underwriting Guidelines, Standards and Procedures" above. FSA's ability to compete with other triple-A rated financial guarantors, and its results of operations and financial condition, would be materially adversely affected by any reduction in its ratings.

INVESTMENT PORTFOLIO

    FSA manages its investments with the objectives of preserving its capital and claims-paying ability, maintaining a high level of liquidity and, within these constraints, obtaining a high long-term total return. During 1994, FSA Holdings changed its investment strategy to emphasize total return rather than current income. To accomplish its objectives, FSA Holdings has established guidelines for eligible investments, requiring that each individual investment must be rated at least "single A" at acquisition and the overall portfolio must be rated "double A" on average. Investments falling below the minimum quality level are required to be disposed of at the earliest opportunity that such disposition will not adversely affect the portfolio. For liquidity purposes, FSA Holdings' policy is to invest in investments which are readily marketable with no legal or contractual restrictions on resale. Eligible investments include U.S. Treasury and agency obligations, corporate bonds, tax-exempt bonds and mortgage pass-through instruments.

    The weighted average maturity of FSA Holdings' investment portfolio at December 31, 1994 was approximately 12.9 years. FSA Holdings' current investment strategy is to invest in quality readily marketable instruments of intermediate average duration so as to generate stable investment earnings with minimal market value or credit risk.

    The following tables set forth certain information concerning the investment portfolio of FSA:

                       INVESTMENT PORTFOLIO BY RATING(1)

                                                                    PERCENT OF             PERCENT OF
                                                                    INVESTMENT             INVESTMENT
                                                                   PORTFOLIO AT           PORTFOLIO AT
RATING                                                           DECEMBER 31, 1994     SEPTEMBER 30, 1995
-------------------------------------------------------------  ---------------------  ---------------------
AAA (2)......................................................            56.9%                  64.1%
AA...........................................................            26.1                   27.3
A............................................................            17.0                    8.6
                                                                        -----                  -----
                                                                        100.0%                 100.0%
                                                                        -----                  -----
                                                                        -----                  -----

------------------------
(1) Ratings are based on the higher of Moody's or S&P ratings available at December 31, 1994 and September 30, 1995, respectively.

(2) Includes U.S. Treasury and agency obligations, which comprised 13.7% and 33.0% of the total portfolio at December 31, 1994 and September 30, 1994, respectively.

                             SUMMARY OF INVESTMENTS

                                                                       DECEMBER 31, 1994         SEPTEMBER 30, 1995
                                                                   -------------------------  -------------------------
                                                                                 WEIGHTED                   WEIGHTED
                                                                   AMORTIZED      AVERAGE     AMORTIZED      AVERAGE
INVESTMENT CATEGORY                                                   COST       YIELD (1)       COST       YIELD (1)
-----------------------------------------------------------------  ----------  -------------  ----------  -------------
                                                                                  (DOLLARS IN THOUSANDS)
Long-term investments:
  Taxable bonds..................................................  $  284,226        7.95%    $  333,183        7.42%
  Tax-exempt bonds...............................................     390,384        6.52        411,008        5.90
                                                                   ----------                 ----------
    Total long-term investments..................................     674,610        7.13        744,191        6.58
Short-term investments (2).......................................      92,449        5.91         32,949        5.95
                                                                   ----------                 ----------
    Total investments............................................  $  767,059        6.98%    $  777,140        6.55%
                                                                   ----------                 ----------
                                                                   ----------                 ----------

------------------------
(1) Yields are stated on a pre-tax basis.

(2) Includes taxable and tax-exempt investments and excludes cash equivalents of $13.5 million, and $22.3 million, respectively.

                     INVESTMENT PORTFOLIO BY SECURITY TYPE

                                                                       DECEMBER 31, 1994         SEPTEMBER 30, 1995
                                                                   -------------------------  -------------------------
                                                                                 WEIGHTED                   WEIGHTED
                                                                   AMORTIZED      AVERAGE     AMORTIZED      AVERAGE
INVESTMENT CATEGORY                                                   COST       YIELD (1)       COST       YIELD (1)
-----------------------------------------------------------------  ----------  -------------  ----------  -------------
                                                                                  (DOLLARS IN THOUSANDS)
U.S. government securities.......................................  $    7,036        8.09%    $   34,027        7.03%
Mortgage-backed securities.......................................     179,205        8.13        247,621        7.48
Municipal bonds..................................................     390,384        6.52        411,008        5.90
Asset-backed securities..........................................      81,449        7.52         24,603        7.65
Other securities.................................................      16,536        8.00         26,942        7.15
                                                                   ----------                 ----------
    Total fixed maturities.......................................     674,610        7.13        744,201        6.58
Short-term investments(2)........................................      92,449        5.91         32,939        5.95
                                                                   ----------                 ----------
    Total investments............................................  $  767,059        6.98%    $  777,140        6.55%
                                                                   ----------                 ----------
                                                                   ----------                 ----------

------------------------
(1) Yields are stated on a pre-tax basis.

(2) Includes taxable and tax-exempt investments and excludes cash equivalents of $13.5 million and $22.3 million, respectively.

                    DISTRIBUTION OF INVESTMENTS BY MATURITY

                                                                   DECEMBER 31, 1994       SEPTEMBER 30, 1995
                                                                 ----------------------  ----------------------
                                                                             ESTIMATED               ESTIMATED
                                                                 AMORTIZED     MARKET    AMORTIZED     MARKET
INVESTMENT CATEGORY                                                 COST       VALUE        COST       VALUE
---------------------------------------------------------------  ----------  ----------  ----------  ----------
                                                                             (DOLLARS IN THOUSANDS)
Due in one year or less (1)....................................  $   93,950  $   93,942  $   33,419  $   33,145
Due after one year through five years..........................      30,209      29,520      23,070      23,341
Due after five years through ten years.........................      36,140      36,453     132,627     136,120
Due after ten years............................................     346,106     322,973     315,800     319,702
Mortgage-backed securities.....................................     179,205     169,846     247,621     251,724
Asset-backed securities........................................      81,449      80,926      24,603      25,045
                                                                 ----------  ----------  ----------  ----------
    Total investments..........................................  $  767,059  $  733,660  $  777,140  $  789,077
                                                                 ----------  ----------  ----------  ----------
                                                                 ----------  ----------  ----------  ----------

------------------------
(1) Includes short-term investments in the amount of $92.4 million and $32.9 million at December 31, 1994 and September 30, 1995, respectively, but excludes cash equivalents of $13.5 million and $22.3 million, respectively.

                          CAPITAL GUARANTY CORPORATION

    In December 1995, FSA Holdings consummated the Merger, pursuant to which Capital Guaranty became a direct wholly owned subsidiary of FSA Holdings. Capital Guaranty was incorporated in June 1986 under the laws of the State of Maryland. Capital Guaranty is an insurance holding company that insured municipal bonds through its wholly owned subsidiary, CGIC. Following the Merger, the name of CGIC was changed to FSAM, and its principal business is now to reinsure policies issued by FSA or reinsured by FSA from unaffiliated third parties. CGIC is authorized to write financial guaranty insurance in all 50 states, the District of Colombia, Puerto Rico, Guam and the U.S. Virgin Islands. Municipal bond insurance written by CGIC guarantees payment to the investor when due of principal and interest on the bond insured. CGIC sought to maintain a diversified insurance portfolio which spreads its exposure to loss based upon a number of criteria including issue size, type of bond, geographic area and issuer. CGIC derived its revenues primarily from insurance premiums earned over the life of the insured obligation and from investment income.

    CGIC has earned triple-A claims-paying ability ratings, the highest ratings available from Moody's and S&P. For additional information concerning Capital Guaranty and CGIC, see "Incorporation of Certain Documents by Reference."

TYPE OF PRODUCTS

    CGIC's insurance was employed in both the new issue and secondary markets. CGIC participated in both negotiated offerings, where the investment banker and often the insurer were selected by the sponsor of the issuer, and competitive offerings, where underwriting syndicates bid for securities and submitted bids that may have included insurance.

    Insurance on municipal bonds which are already issued and trading in the secondary market is typically purchased by either a dealer or an institution to facilitate the sale of municipal bonds in its portfolio. The insurance generally increases the sale price of bonds (by an amount greater than the cost of the policy) and affords a wider secondary market, and therefore greater marketability. As with new issues, the premium is payable at the time of policy issuance. CGIC employed the same underwriting standards on secondary market issues that it did on newly issued municipal bond issues and primarily insured the same bond categories as in the competitive bid market.

    As of December 31, 1994, 81.3% of the aggregate net par amount of CGIC's insurance outstanding insured was new issues.

INSURANCE IN FORCE

    CGIC provided financial guarantees for municipal bond issues in the primary and secondary markets. Financial guaranty insurance of the type written by CGIC guaranteed to the holder of the underlying obligation the timely payment of principal and interest on the obligation in accordance with the obligation's original debt service schedule. Accordingly, payments under the insurance policy cannot be accelerated by the bondholder in the case of a payment on the insured obligation.

    CGIC sought to maintain a diversified insurance portfolio designed to spread its risk according to a variety of criteria, including issue size, type of bond, geographic area, and issuer.

    Since its formation in 1986, CGIC wrote 1,467 policies on 625 municipal credits, of which 1,123 policies on 523 credits remained outstanding as of December 31, 1994. A separate policy was generally written to cover each separate bond issue. CGIC defined "credits" as any group of issues by the same municipal issuer and supported by the same revenue source. At December 31, 1994, CGIC's total insured debt service exposure, net of reinsurance of $2.4 billion, was $15.8 billion and the net par amount outstanding of municipal securities insured by CGIC was $8.4 billion. At December 31, 1994, the weighted average remaining life of CGIC's insurance in force was 13.6 years and the average issue size by net par amount outstanding insured by CGIC was $7.5 million.

    Approximately $6.8 billion, or 81.3%, of CGIC's net par insurance in force at December 31, 1994, was comprised of primary policies underwritten and issued by CGIC (or issued by United States Fidelity and

Guaranty Company and reinsured in full or assumed by CGIC, principally in connection with its formation and initial operations). The remainder of CGIC's net par insurance in force at December 31, 1994 was comprised of reinsurance assumed, most of which was assumed from Capital Re under an excess of loss facility pursuant to which CGIC is responsible for a layer of losses in excess of a specified minimum exposure retained by Capital Re. The exposure retained on each individual credit by Cap Re ranged from $40.0 million to $57.5 million par amount and associated interest depending upon the bond category reinsured. CGIC's maximum exposure was $75.0 million par amount and associated interest for each individual credit insured. Such reinsurance assumed generally carried lower S&P weighted average capital charge than the remainder of CGIC's in force business. This excess of loss facility was terminated on a run-off basis on January 1, 1992.

    TYPE OF OBLIGATIONS

    CGIC's insured portfolio was divided into eight major areas: General Obligations, Special Revenue, Utilities, Leases, Healthcare, Asset-backed, Colleges/Universities and Housing/Structured. The table below sets forth CGIC's insured portfolio as of December 31, 1994 and September 30, 1995 by bond type:

                         SUMMARY OF INSURANCE PORTFOLIO

                                                    AT DECEMBER 31, 1994                      AT SEPTEMBER 30, 1995
                                          ----------------------------------------   ----------------------------------------
                                                        NET PAR     % OF TOTAL NET                 NET PAR     % OF TOTAL NET
                                          NUMBER OF     AMOUNT        PAR AMOUNT     NUMBER OF     AMOUNT        PAR AMOUNT
                                           ISSUES     OUTSTANDING    OUTSTANDING      ISSUES     OUTSTANDING    OUTSTANDING
                                          ---------   -----------   --------------   ---------   -----------   --------------
                                                          (IN                                        (IN
                                                       MILLIONS)                                  MILLIONS)
General Obligation......................      478       $2,976             35%           650       $ 3,878            37%
Special Revenue.........................      126        1,613             19            168         2,025            20
Utilities...............................      193        1,390             17            216         1,565            15
Leases..................................      237        1,317             16            287         1,611            16
Healthcare..............................       43          706              8             49           855             8
Asset-backed............................       20          220              3             20           210             2
Colleges/Universities...................       19          133              2             27           215             2
Housing/Structured......................        7           32         --                  7            31        --
                                          ---------   -----------       -----        ---------   -----------       -----
  Total.................................    1,123       $8,387          100.0%         1,424       $10,390         100.0%
                                          ---------   -----------       -----        ---------   -----------       -----
                                          ---------   -----------       -----        ---------   -----------       -----

    General obligation bonds, which are supported by the full faith and credit and taxing power of state and local government issuers, and utility revenue bonds, which are supported primarily by a pledge of revenues imposed and collected by state and local public entities for the provision of essential services, generally represent a lower credit risk than other types of municipal bonds. Due to CGIC's focus on these lower risk-weighted obligations and financial guaranty reinsurance business assumed on an excess of loss basis from Capital Re, CGIC's management believed that CGIC continued to have the lowest weighted average capital charge under S&P's risk-weighted system of any municipal bond insurer at December 31, 1994. S&P's risk-weighted system assigns capital charges based on bond category (without considering differences among issuers within a category) and average annual debt service, and takes into account third-party capital support such as reinsurance. Accordingly, the fact that CGIC had the lowest weighted average capital charge indicated that, on the basis of S&P's capital allocation methodology, CGIC's insured portfolio had the lowest risk profile of any of the municipal bond insurers (based on S&P's bond categories).

    GEOGRAPHIC CONCENTRATION

    CGIC had a geographically diversified portfolio that generally reflected national issuance patterns. The table below sets forth a geographic analysis of CGIC's portfolio as of December 31, 1994 and September 30, 1995.
                           INSURED PORTFOLIO BY STATE

                                                AT DECEMBER 31, 1994                          AT SEPTEMBER 30, 1995
                                    ---------------------------------------------  --------------------------------------------
                                                    NET PAR      % OF TOTAL NET                   NET PAR      % OF TOTAL NET
                                     NUMBER OF      AMOUNT         PAR AMOUNT       NUMBER OF      AMOUNT        PAR AMOUNT
                                      ISSUES      OUTSTANDING      OUTSTANDING       ISSUES     OUTSTANDING      OUTSTANDING
                                    -----------  -------------  -----------------  -----------  ------------  -----------------
                                                    (IN MILLIONS)                                   (IN
                                                                                                 MILLIONS)
California........................        151      $   1,497              18%             201    $    1,980             19%
New York..........................        254            944              11              307           996             10
Pennsylvania......................         60            699               8               72           765              7
Texas.............................         73            499               6              124           793              8
Minnesota.........................         63            483               6               90           775              7
Illinois..........................         32            293               4               37           298              3
Puerto Rico.......................        103            291               3              125           322              3
Iowa..............................         19            267               3               27           357              3
Missouri..........................         33            236               3               51           338              3
Michigan..........................         23            235               3               31           269              3
Other (1).........................        520          2,943              35              569         3,497             34
                                        -----         ------           -----            -----   ------------         -----
  Total...........................      1,331(2)   $   8,387           100.0%           1,634    $   10,390          100.0%
                                        -----         ------           -----            -----   ------------         -----
                                        -----         ------           -----            -----   ------------         -----

------------------------
(1) Consists of those states in which CGIC had an exposure of less than 3.0% of its total net par amount outstanding.

(2) This total differs from those in the previous tables because certain bond insurance policies provide coverage in more than one state.

    ISSUER CONCENTRATION

    CGIC had adopted underwriting and reinsurance policies designed to limit the net insurance in force for any one municipal credit. Such policies relied primarily on the single risk limits set forth under the New York financial guaranty insurance law, which specify that, for each bond issued by a single entity and backed by a single revenue source (i) the insured average annual debt service, net of reinsurance and collateral, may not exceed 10% of the aggregate of the insurer's policyholders' surplus and contingency reserves, and (ii) the insured unpaid principal, net of reinsurance and collateral, may not exceed 75% of the aggregate of the insurer's policyholders' surplus and contingency reserves. In addition, CGIC's underwriting and reinsurance policies took into account rating agency guidelines on maximum exposure to single credits and CGIC's internal policies regarding diversification of its portfolio based on geography and bond category. CGIC's largest single credit exposure at December 31, 1994 was in connection with general obligation bonds issued by the City of New York, which is rated A- by S&P and A by Moody's. The total net par amount insured was $148.0 million for a total net exposure of $327.4 million including both unpaid principal and interest. The average net exposure per issue at December 31, 1994 was $14.0 million.

REINSURANCE CEDED

    As of December 31, 1994, CGIC had retained 87.3% of its $9.6 billion gross par amount outstanding and had ceded 12.7% to certain facultative and excess of loss reinsurers. State insurance laws and regulations, as well as S&P and Moody's, impose minimum capital requirements on financial guaranty companies which limit the aggregate amount of insurance that may be written by an insurer as well as the amount of exposure to any single revenue stream. CGIC used reinsurance as a means of managing its exposure to single issuers and classes of credits in order to comply with regulatory and rating agency requirements and internal underwriting and portfolio management criteria.

    In general, CGIC conducted its reinsurance on a facultative basis under which selected portions of CGIC's liabilities were ceded on an issue-by-issue basis. Most of such reinsurance was ceded on a proportional basis. CGIC had, in a few instances, participated in non-proportional reinsurance arrangements. These arrangements were effected on an excess of loss basis and involve the retention by CGIC of a first loss exposure (liability for all losses related to a particular risk up to a stated dollar amount).

    As a primary insurer, CGIC was required to honor its obligations to its policyholders whether or not its reinsurers performed their obligations under their reinsurance agreements with CGIC. The surveillance group of CGIC monitored the financial positions of its reinsurers, both independently and through the use of rating agency evaluations, on a regular basis. Moreover, the reinsurance agreements typically entered into by CGIC provided CGIC with the right to replace a reinsurer which had been downgraded or to demand that collateral support be provided by such reinsurer. CGIC's primary reinsurers were Enhance Reinsurance Company and Capital Re. In addition, CGIC ceded certain transactions to USF&G, Continental Insurance Company, Hannover Ruckversicherungs AG and Connie Lee.

CREDIT FACILITY

    CGIC had a $25.0 million seven-year stand-by irrevocable limited recourse credit facility with an international bank, as agent. The line provided liquidity to CGIC in the event claims from municipal obligations exceeded specified levels. Repayment of any amounts drawn under the facility was limited primarily to the amount of any recoveries of claims paid. The credit facility had no direct correlation to CGIC's underwriting guidelines since losses were not anticipated and underwriting guidelines were designed to achieve an ultimate zero-loss underwriting result. This credit facility was terminated upon the consummation of the Merger.

INVESTMENTS AND INVESTMENT POLICY

    Capital Guaranty's primary investment criteria were quality and liquidity, with yield secondary. The investment objective was a total return greater than the Lehman 50/50 Intermediate/Long-Term, Government/Corporate Index adjusted to an after-tax basis. At December 31, 1994, 89.4% of the portfolio was invested in Triple-A rated and U.S. Government securities, and 10.3% in Double-A rated securities. At that date, cash and short-term instruments accounted for 16.1% of Capital Guaranty's total invested assets. The average portfolio quality was AAA, overall duration was 5 1/4 years and average maturity was 8 years.

    The Investment Committee of the Board of Directors of Capital Guaranty, established in 1994, set policy, monitored performance and ratified transactions. Senior management carried out the policy and oversaw day-to-day portfolio management by an independent investment management firm.

    The   following  tables  summarize  the  composition  of  CGIC's  investment portfolio:

                     INVESTMENT PORTFOLIO BY S&P RATING (1)
                            AS OF DECEMBER 31, 1994

RATING                                      FAIR VALUE     % OF PORTFOLIO
----------------------------------------  --------------   --------------
                                          (IN THOUSANDS)
AAA and Short-term investments..........     $246,238           89.4%
AA......................................       28,389           10.3
A.......................................          743             .3
                                          --------------       -----
Total...................................     $275,370          100.0%
                                          --------------       -----
                                          --------------       -----

------------------------
(1) Ratings are based on S&P ratings.

                        SUMMARY OF INVESTMENT PORTFOLIO

                                                         AT DECEMBER 31, 1994            AT SEPTEMBER 30, 1995
                                                    ------------------------------   ------------------------------
                                                                     WEIGHTED                         WEIGHTED
                                                                   AVERAGE BOOK                     AVERAGE BOOK
                                                                       YIELD                            YIELD
                                                    FAIR VALUE      TO MATURITY      FAIR VALUE      TO MATURITY
                                                    ----------   -----------------   ----------   -----------------
                                                                        (DOLLARS IN THOUSANDS)
Taxable
  Short term......................................   $  44,453          5.3%          $  12,118          5.6%
  Long term.......................................      98,616          7.0             128,520          7.5
Tax Exempt
  Long term.......................................     132,301          5.6             176,186          5.7
                                                    ----------          ---          ----------          ---
    Total.........................................   $ 275,370          6.1%          $ 316,824          6.4
                                                    ----------          ---          ----------          ---
                                                    ----------          ---          ----------          ---

                     INVESTMENT PORTFOLIO BY SECURITY TYPE

                                                         AT DECEMBER 31, 1994            AT SEPTEMBER 30, 1995
                                                    ------------------------------   ------------------------------
                                                                     WEIGHTED                         WEIGHTED
                                                                   AVERAGE BOOK                     AVERAGE BOOK
CATEGORY                                            FAIR VALUE   YIELD TO MATURITY   FAIR VALUE   YIELD TO MATURITY
--------------------------------------------------  ----------   -----------------   ----------   -----------------
                                                                        (DOLLARS IN THOUSANDS)
U.S. government obligations.......................   $  58,410          6.5%          $  43,799          6.8%
Mortgage-backed securities........................      23,646          8.7              68,379          8.1
Municipal obligations.............................     132,301          5.6             176,186          5.7
Corporate securities..............................      16,560          6.4              16,342          6.6
                                                    ----------          ---          ----------          ---
Total long-term investments.......................     230,917          6.2             304,706          6.5
Short-term investments............................      44,453          5.3              12,118          5.6
                                                    ----------          ---          ----------          ---
    Total investments.............................   $ 275,370          6.1%          $ 316,824          6.4%
                                                    ----------          ---          ----------          ---
                                                    ----------          ---          ----------          ---

                        INVESTMENT PORTFOLIO BY MATURITY

                                                        AT DECEMBER 31, 1994              AT SEPTEMBER 30, 1995
                                                 ----------------------------------  -------------------------------
MATURITY                                          FAIR VALUE    % OF PORTFOLIO (1)   FAIR VALUE    % OF PORTFOLIO
-----------------------------------------------  -------------  -------------------  ----------  -------------------
                                                                       (DOLLARS IN THOUSANDS)
Due in one year or less........................  $    52,576             19.1%       $   22,132            7.0%
Due after one year through five years..........       35,671             12.9            25,546            8.0
Due after five years through ten years.........       57,240             20.8            61,410           19.4
Due after ten years............................      106,237             38.6           139,358           44.0
                                                 -------------          -----        ----------          -----
                                                     251,724             91.4           248,446           78.4
Mortgage-backed securities.....................       23,646              8.6            68,378           21.6
                                                 -------------          -----        ----------          -----
    Total Investments..........................  $   275,370(1)         100.0%       $  316,824          100.0%
                                                 -------------          -----        ----------          -----
                                                 -------------          -----        ----------          -----

------------------------
(1) The weighted average maturity of the Company's investment portfolio at December 31, 1994 was 8.0 years.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                        OF CAPITAL GUARANTY CORPORATION

    The following table sets forth selected consolidated historical financial information of Capital Guaranty and has been derived from and should be read in conjunction with the audited consolidated financial statements of Capital Guaranty for each of the five fiscal years ended December 31, 1994 and the unaudited interim consolidated financial statements of Capital Guaranty for the nine-month periods ended September 30, 1995 and September 30, 1994, including the respective notes thereto. See "Available Information" and "Incorporation of Certain Documents by Reference." In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation, have been included in the unaudited interim data. Interim results for the nine months ended September 30, 1995 are not necessarily indicative of results which may be expected for future periods, including the year ending December 31, 1995.

                                                                                                               NINE MONTHS
                                                                                                                  ENDED
                                                                                                                SEPTEMBER
                                                               YEAR ENDED DECEMBER 31,                             30,
                                        ---------------------------------------------------------------------  -----------
                                            1990           1991          1992          1993          1994         1994
                                        -------------  -------------  -----------  -------------  -----------  -----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)        (UNAUDITED)
INCOME STATEMENT
Gross premiums written................  $    23,520    $    24,955    $    24,747  $    26,544    $    24,671  $    15,598
Net premiums written..................       13,754         22,296         23,662       17,439         23,885       15,134
Net premiums earned...................        6,752         10,282         12,097       18,743         12,598       10,136
Net realized investment gains.........           16          2,676          1,553        1,218          1,138          663
Net investment income.................       12,821         12,874         13,710       14,957         16,655       12,330
Total revenues........................       19,674         26,064         27,512       34,977         30,420       23,155
Income before income taxes and
 cumulative effect of change in
 accounting for income taxes..........        7,787(1)      19,026         21,397       25,949         19,368       14,360
Income tax............................        1,703(1)       5,650          7,321        8,475          4,679        3,554
Cumulative effect of change in
 accounting for income taxes (2)......                                                     425
Net income............................        6,084(1)      13,376         14,076       17,899         14,689       10,806
Net income per common share: (3)
Income before cumulative effect of
 accounting change....................  $      0.62(1) $      1.47    $      1.59  $      1.96    $      1.60  $      1.17
Cumulative effect of accounting
 change...............................         0.00           0.00           0.00         0.05           0.00         0.00
                                        -------------  -------------  -----------  -------------  -----------  -----------
Net income per common share...........  $      0.62(1) $      1.47    $      1.59  $      2.01    $      1.60  $      1.17
                                        -------------  -------------  -----------  -------------  -----------  -----------
                                        -------------  -------------  -----------  -------------  -----------  -----------
Weighted average common shares
 outstanding..........................        9,199          8,857          8,659        8,741          8,943        8,993
SELECTED FINANCIAL RATIOS
GAAP BASIS (4)
Loss ratio............................            0%             0%             0%           0%             0%           0%
Expense ratio.........................          176(1)          68             51           42             71           71
Combined ratio........................          176(1)          68             51           42             71           71
SAP BASIS(4)
Loss ratio............................            0%             0%             0%           0%             0%           0%
Expense ratio.........................           96             44             31           34             46           53
Combined ratio........................           96             44             31           34             46           53
BALANCE SHEET
Cash and investments..................  $   165,108    $   184,295    $   206,000  $   278,488(5) $   282,400  $   276,506
Total assets..........................      206,865        231,604        252,844      331,364(5)     334,387      327,753
Unearned premiums (6).................       61,883         73,897         85,462       84,159         95,451       89,156
Senior notes payable..................       --             --            --            30,000         30,000       30,000
Other liabilities.....................        6,704         11,716          9,942       13,059          8,690        9,822
Total liabilities.....................       83,358        101,778        109,112      145,636        151,061      145,943
Total stockholders' equity............      123,507        129,826        143,732      185,728(5)     183,326      181,810
Total capitalization..................      123,507        129,826        143,732      215,728(5)     213,326      211,810
Book value per common share...........          N/A            N/A            N/A        19.79          20.25        20.08
SELECTED FINANCIAL STATISTICS
Gross insurance in force..............  $10,470,000    $12,944,000    $14,248,000  $15,398,000    $18,126,000  $16,868,000
Net insurance in force................    8,646,000     10,919,000     12,365,000   12,929,000     15,764,000   14,588,000
Qualified statutory capital...........      113,000        118,000        133,000      191,000        197,000      193,000
Policyholders' leverage ratio.........         76:1           92:1           93:1         68:1           80:1         76:1
ANALYTICAL DATA
Adjusted book value per common share
 (7)..................................          N/A            N/A            N/A        24.02          25.30        24.75


                                           1995
                                        -----------

INCOME STATEMENT
Gross premiums written................  $    22,299
Net premiums written..................       20,211
Net premiums earned...................        8,727
Net realized investment gains.........          542
Net investment income.................       14,196
Total revenues........................       23,503
Income before income taxes and
 cumulative effect of change in
 accounting for income taxes..........       15,893
Income tax............................        3,740
Cumulative effect of change in
 accounting for income taxes (2)......
Net income............................       12,153
Net income per common share: (3)
Income before cumulative effect of
 accounting change....................  $      1.35
Cumulative effect of accounting
 change...............................         0.00
                                        -----------
Net income per common share...........  $      1.35
                                        -----------
                                        -----------
Weighted average common shares
 outstanding..........................        8,794
SELECTED FINANCIAL RATIOS
GAAP BASIS (4)
Loss ratio............................            0%
Expense ratio.........................           69
Combined ratio........................           69
SAP BASIS(4)
Loss ratio............................            0%
Expense ratio.........................           37
Combined ratio........................           37
BALANCE SHEET
Cash and investments..................  $   316,465
Total assets..........................      371,628
Unearned premiums (6).................      106,935
Senior notes payable..................       30,000
Other liabilities.....................       14,978
Total liabilities.....................      169,504
Total stockholders' equity............      202,124
Total capitalization..................      232,124
Book value per common share...........        22.39
SELECTED FINANCIAL STATISTICS
Gross insurance in force..............  $21,571,000
Net insurance in force................   19,139,000
Qualified statutory capital...........      205,000
Policyholders' leverage ratio.........         94:1
ANALYTICAL DATA
Adjusted book value per common share
 (7)..................................        28.13

    (1) Reflects expenses incurred in connection with the repurchase and accruals of vested units issued to management pursuant to a performance stock rights plan. Without the effect of such expenses, income before taxes, net income and net income per common share would have been $14.3 million, $10.4 million and $1.09, respectively, and Capital Guaranty's expense ratio and combined ratio would have been 80%.

    (2) Reflects the adoption of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," effective January 1, 1993. As permitted by SFAS No. 109, Capital Guaranty elected not to restate the financial statements of any prior years.

    (3) Net income per common share and the weighted average number of common shares outstanding have been calculated giving effect to recapitalization transactions which occurred subsequent to December 31, 1992. See Notes 1 and 6 to Capital Guaranty's 1994 consolidated financial statements. Assumed conversion of the Capital Guaranty Preferred Stock resulted in a $0.01 dilutive effect for the year ended December 31, 1993.

    (4) The GAAP loss ratio represents loss and loss adjustment expenses incurred divided by net premiums earned. The GAAP expense ratio represents underwriting and operating expenses divided by net premiums earned. The GAAP combined ratio represents the total of the loss and expense ratios. The statutory loss ratio represents loss and loss adjustment expenses incurred divided by statutory net premiums earned. The statutory expense ratio represents statutory underwriting and operating expenses divided by statutory net premiums written. The statutory combined ratio represents the total of the statutory loss and expense ratios.

    (5) Reflects the adoption of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" at December 31, 1993, resulting in an increase in cash and investments and total assets of $9.0 million and stockholders' equity and total capitalization of $5.9 million.

    (6) Deferred premium revenue is presented net of prepaid reinsurance premiums.

    (7) Adjusted book value per common share, which is book value plus net unearned premium reserve plus the present value of net future installment premiums less deferred acquisition costs less tax effect (in each case, on a per common share basis), is used by management and equity analysts as a measurement of FSA Holdings' and Capital Guaranty's intrinsic value. Adjusted book value per common share is not a substitute for GAAP book value per common share.

                          INSURANCE REGULATORY MATTERS

GENERAL

    FSA is licensed to engage in insurance business in all 50 states, the District of Columbia and Puerto Rico. FSA is subject to the insurance laws of the New York Insurance Law, FSAM is subject to the insurance laws of the State of Maryland, International is subject to the insurance laws of the State of Indiana, Oklahoma is subject to the insurance laws of the State of Oklahoma, and FSA-UK is subject to the insurance laws of the United Kingdom, their respective jurisdictions of incorporation. Each is also subject to the insurance laws of the other states in which it is licensed to transact an insurance business. Each of FSA and its domestic insurance subsidiaries are required to file periodic statutory financial statements in each jurisdiction in which they are licensed, and are subject to statutory restrictions concerning the types and quality of investments and the filing and use of policy forms and premium rates. In addition, FSA's accounts and operations are subject to periodic examination by the New York Superintendent (the last such examination having been conducted in 1995 for the period ended December 31, 1994) and other state insurance regulatory authorities.

INSURANCE HOLDING COMPANY AND OTHER LAWS

    FSA Holdings and its domestic insurance subsidiaries (FSA, FSAM, International and Oklahoma) are subject to regulation under insurance holding company statutes of New York, Maryland, Indiana and Oklahoma, where these respective insurers are domiciled, as well as other jurisdictions where these companies are licensed to do insurance business. The requirements of holding company statutes vary from jurisdiction to jurisdiction but generally require insurance holding companies and their insurance subsidiaries to register and file certain reports describing, among other information, their capital structure, ownership and financial condition. The holding company statutes also require prior approval of changes in control, of certain dividends and other intercorporate transfers of assets and of transactions between insurance companies and their affiliates. The holding company statutes generally require that all transactions with affiliates be fair and reasonable and that those exceeding specified limits require prior notice to or approval by insurance regulators.

    Under the laws in effect in New York, Maryland, Indiana and Oklahoma, any acquisition of control of FSA Holdings, and thereby indirect control of FSA, FSAM, International and Oklahoma, requires the prior approval of the New York Superintendent and the Maryland, Indiana and Oklahoma Insurance Commissioners. A similar law applies to the United Kingdom, requiring approval of the United Kingdom Department of Trade and Industry (the "DTI") for any change of control of FSA-UK. "Control" is defined as the direct or indirect power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. Any purchaser of 10% or more of the outstanding voting securities of a corporation is presumed to have acquired control of that corporation and its subsidiaries, although the insurance regulator may find that "control" in fact does or does not exist when a person owns or controls either a lesser or greater amount of voting securities.

NEW YORK FINANCIAL GUARANTY INSURANCE LAW

    In 1989, New York enacted Article 69 ("Article 69") of the New York Insurance Law, a comprehensive financial guaranty insurance statute, which governs all financial guaranty insurers licensed to do business in New York, including FSA. This statute limits the business of financial guaranty insurers to financial guaranty insurance and related lines (such as surety).

    Article 69 requires that financial guaranty insurers maintain a special statutory accounting reserve called the "contingency reserve" to protect policyholders against the impact of excessive losses occurring during adverse economic cycles. Article 69 requires a financial guaranty insurer to provide a contingency reserve (i) with respect to policies written prior to July 1, 1989 in an amount equal to 50% of earned premiums and (ii) with respect to policies written on and after July 1, 1989, quarterly on a pro rata basis over a period of 20 years for municipal bonds and 15 years for all other obligations, in an amount equal to the greater of 50% of premiums written for the relevant category of insurance or a percentage of the principal guarantied, varying from 0.55% to 2.50%, depending upon the type of obligation guarantied, until the contingency reserve amount for the category equals the applicable percentage of net unpaid principal. This reserve must be maintained for the periods specified above, except that reductions by the insurer may be permitted under specified circumstances in the event that actual loss experience exceeds certain thresholds or if the reserve accumulated is deemed excessive in relation to the insurer's outstanding insured obligations. Financial guaranty insurers are also required to maintain reserves for losses and loss adjustment expenses on a case-by-case basis and reserves against unearned premiums.

    Article 69 establishes single risk limits for financial guaranty insurers applicable to all obligations issued by a single entity and backed by a single revenue source. For example, under the limit applicable to qualifying asset-backed securities, the lesser of (i) the insured average annual debt service for a single risk or (ii) the insured unpaid principal (reduced by the extent to which the unpaid principal of the supporting assets exceeds the insured unpaid principal) divided by nine, net of qualifying reinsurance and collateral, may not exceed 10% of the sum of the insurer's policyholders' surplus and contingency reserve, subject to certain conditions. Under the limit applicable to municipal obligations, the insured average annual debt service for a single risk, net of qualifying reinsurance and collateral, may not exceed 10% of the sum of the insurer's policyholders' surplus and contingency reserve. In addition, insured principal of municipal obligations attributable to any single risk, net of qualifying reinsurance and collateral, is limited to 75% of the insurer's policyholders' surplus and contingency reserve. Single risk limits are also specified for other categories of insured obligations, and generally are more restrictive than those listed for asset-backed or municipal obligations.

    Article 69 also establishes aggregate risk limits on the basis of aggregate net liability insured as compared to statutory capital. "Aggregate net liability" is defined as outstanding principal and interest of guarantied obligations insured, net of qualifying reinsurance and collateral. Under these limits, policyholders' surplus and contingency reserves must not be less than a percentage of aggregate net liability equal to the sum of various percentages of aggregate net liability for various categories of specified obligations. The percentage varies from 0.33% for certain municipal obligations to 4% for certain non-investment grade obligations.

DIVIDEND RESTRICTIONS

    Pursuant to the New York Insurance Law, FSA may declare dividends, subject to any restriction in its certificate of incorporation, out of its earned surplus. "Earned surplus" is defined as the portion of policyholders' surplus that represents the net earnings, gains or profits, after deduction of all losses, that have not been distributed to shareholders as dividends, or transferred to stated capital or capital surplus or applied to other purposes permitted by law, but does not include unrealized appreciation or depreciation of assets. FSA may not declare or distribute any dividend to shareholders which, together with all dividends declared or distributed by it during the preceding 12 months, exceeds the lesser of (i) 10% of policyholders' surplus as of its last statement on file with the New York Superintendent or (ii) adjusted net investment income during such period unless, upon prior application therefor, the New York Superintendent approves a greater dividend distribution based upon his finding that FSA will retain sufficient policyholders' surplus to support its obligations and writings. "Adjusted net investment income" is defined as net investment income for the 12 months immediately preceding the declaration or distribution of the current dividend increased by the excess, if any, of net investment income over dividends declared or distributed during the period commencing 36 months prior to the declaration or distribution of the current dividend and ending 12 months prior thereto.

    Approval of the New York Superintendent was required in connection with the purchase by Fund American of Common Stock in 1994. As a customary condition to approving the change in control, any dividend payment by FSA to FSA Holdings during the two year period following such change in control requires the prior approval of the New York Superintendent. Such approval was provided for the payment of dividends by FSA to FSA Holdings in 1994 and 1995 in the ordinary course of business.

FINANCIAL GUARANTY INSURANCE REGULATION IN OTHER JURISDICTIONS

    FSA is subject to laws and regulations of jurisdictions other than the State of New York concerning the transaction of financial guaranty insurance. The laws and regulations of these other jurisdictions are generally not more stringent in any material respect than the New York Insurance Law.

    In May 1994, the DTI issued an insurance license to FSA-UK. Pursuant to European Community Directives, FSA-UK has since been authorized to provide financial guaranty insurance for transactions in France and Ireland from its home office in the United Kingdom. Previously, the London office of FSA operated as a marketing and sales office with underwriting activities conducted through FSA Holdings' New York office under a no-action response by the DTI to FSA Holdings' filings. FSA has received a determination from the Australian Insurance and Superannuation Commissioner that the financial guaranties issued by it with respect to Australian transactions do not constitute insurance for which a license is required.

                                   ACCOUNTING

GENERAL

    The consolidated financial statements of FSA Holdings are prepared in accordance with GAAP. For reporting to certain regulatory authorities, the financial statements of FSA, FSAM, International and Oklahoma are prepared in accordance with SAP, which consist of recording transactions and preparing financial statements in accordance with the rules and procedures prescribed or permitted by state regulatory authorities.

REVENUE RECOGNITION

    Premiums for financial guaranty insurance policies are either payable up front in full on the date the policy is written (as is primarily the case with policies on municipal obligations) or on an installment basis over the life of the policy (as is primarily the case with policies on asset-backed obligations). FSA Holdings defers recognition of the premium received from an insurance policy in which premiums are payable up front by crediting the premium to its unearned premium reserve and amortizing the premium over the life of the underlying insured obligation. FSA Holdings recognizes installment premiums as revenue over the period to which such premiums apply. FSA Holdings credits installment premiums as unearned premium reserve in the period in which such premiums are due to FSA Holdings and recognizes revenue from the amortization of the premiums over the period, generally one year or less, to which such premiums apply. The revenue that FSA Holdings recognizes from its insurance premiums for each period is its net premiums earned for that period.

    When an insured issue has been refunded, the remaining unearned premiums on the refunded issue in excess of the unearned premiums attributable to the refunding issue (the "new issue") are recognized at that time, as the risk to FSA on the refunded issue is considered to have been eliminated. If the new issue is not insured by FSA, the entire amount of the remaining unearned premium on the refunded issue is recognized as revenue when FSA receives proper notification and documentation that the refunding has occurred. In the case of the refunding, redemption or other prepayment of an insured obligation as to which the premiums are payable in installments, FSA is generally not entitled to receive further premiums in respect of the policy covering such obligation to the extent prepaid.

DEFERRED ACQUISITION COSTS

    In accordance with GAAP, in order to match expenses with revenues, FSA defers certain policy acquisition costs and amortizes them over the period in which the related premiums are earned. Deferred acquisition costs comprise those expenses, generally incurred at the commencement of the term of the insurance policy, that vary with and are primarily related to the production of new or renewal business, including allocated amounts of salaries and related costs of underwriting and marketing personnel, rating agency fees, premium taxes, legal fees, underwriting report costs and association dues, offset by reinsurance commissions received on premiums ceded to reinsurers. See the Consolidated Balance Sheets included with the Consolidated Financial Statements of the Company incorporated herein by reference for the amounts of unearned premiums and deferred acquisition costs.

RESERVES

RESERVES UNDER GAAP

    Under GAAP, FSA Holdings defers recognition of the premium received from an up front insurance policy by crediting the premium to its unearned premium reserve and amortizing the premium over the life of the underlying insured obligation. FSA Holdings' unearned premium reserve, net of reinsurance, at September 30, 1995 and December 31, 1994 was $216.9 million and $212.9 million, respectively.

    FSA establishes a case basis reserve for losses and related loss adjustment expenses when, in its judgment, a particular insured obligation is in default or a default and subsequent loss is probable, and the amount of the loss can be reasonably estimated by FSA. FSA does not consider traditional actuarial approaches used in the property/casualty insurance industry to be applicable to the determination of its loss reserves because of the absence of a sufficient number of losses in its financial guaranty insurance activities and in the financial guaranty industry generally to establish a meaningful statistical base. A case basis reserve for a particular insured obligation represents FSA's estimate of the present value of the anticipated shortfall, net of reinsurance, between (i) scheduled payments on the insured obligations plus the anticipated loss adjustment expenses and (ii) the anticipated cash flow from and proceeds to be received on sales of any collateral supporting the obligation. For a description of the specific case basis reserves established by FSA, see "Business -- Credit Underwriting Guidelines, Standards and Procedures -- Loss Reserves."

    In addition to the case basis reserves, FSA established in December 1992 the general loss reserve, which was $20.9 million at December 31, 1994, in order to account for the identified risks inherent in its overall portfolio. The general loss reserve amount was calculated by applying a loss factor to the total net par amount outstanding of FSA's insured obligations outstanding over the term of such insured obligations and discounting the result at a risk-free rate. The loss factor used for this purpose has been determined based upon an independent rating agency study of bond defaults and FSA's portfolio characteristics and history. FSA will on an ongoing basis monitor the general loss reserve and may periodically adjust such reserve based on FSA's actual loss experience, its future mix of business and future economic conditions. The general loss reserve is available to be applied against future additions or accretions to existing case basis reserves or to new case basis reserves to be established in the future. To the extent that any such future additions to case basis reserves are less than the available general loss reserve, there will be no impact on FSA Holdings' earnings for that period. If additions to case basis reserves for any period exceed the remaining available general loss reserve, the excess will be charged against FSA Holdings' earnings for that period. Any addition to the general loss reserve which results from applying the loss factor to new par written will also result in a charge to earnings at that time. However, the release of amounts in the general loss reserve as a result of the runoff of existing net insurance in force will be available to be applied against additions to the general loss reserve required for new business written.

    FSA maintains reserves in an amount believed by its management to be sufficient to pay its estimated ultimate liability for losses and loss adjustment expenses with respect to obligations it has insured. At September 30, 1995 and December 31, 1994, FSA's net loss reserves totaled $39.7 million and $35.6 million, respectively.

RESERVES UNDER SAP

    FSA establishes an unearned premium reserve relating to premiums received by FSA but unearned. These premiums are generally earned in accordance with regulatory requirements over the term of the obligations to which the premiums relate. At September 30, 1995 and December 31, 1994, FSA Holdings' SAP unearned premium reserve, net of reinsurance, was $250.5 million and $242.8 million, respectively.

    The New York Insurance Law requires that financial guaranty insurers maintain both a reserve for known incurred losses (similar to GAAP case basis loss reserves discussed above) and a special SAP reserve called the "contingency reserve" to protect policyholders against the impact of excessive losses occurring during adverse economic cycles. At December 31, 1994, FSA had a statutory contingency reserve totalling $121.4 million.

                        DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below is certain information concerning directors and executive officers of FSA Holdings. Each director holds office (subject to FSA Holdings' by-laws) until the next annual meeting of shareholders and until his or her successor has been elected and qualified. The management of FSA Holdings is conducted by a Management Committee, the permanent members of which are Messrs. Cochran, Taylor, Brain, Brewer, Harrison, McCarthy and Stern. The information concerning the directors has been furnished by them to FSA Holdings.

          NAME                AGE (1)                           POSITION WITH FSA
-------------------------  -------------  -------------------------------------------------------------
John J. Byrne                       63    Chairman of the Board and Director
Robert P. Cochran                   46    President, Chief Executive Officer and Director
Roger K. Taylor                     44    Managing Director, Chief Operating Officer and Director
Joshua Brain                        39    Managing Director and head of Insured Portfolio Management of
                                          FSA
Russell B. Brewer II                38    Managing Director and Chief Underwriting Officer of FSA
John A. Harrison                    52    Managing Director and Chief Financial Officer
Sean W. McCarthy                    36    Managing Director and head of Financial Guaranty Department of FSA
Bruce E. Stern                      41    Managing Director, General Counsel and Secretary
Robert N. Downey                    60    Director
Barbara M. Japha                    42    Director
K. Thomas Kemp                      55    Director
Kozo Kusakari                       53    Director
David O. Maxwell                    65    Director
Richard D. McCormick                55    Director
James M. Osterhoff                  59    Director
James H. Ozanne                     52    Director
Richard A. Post                     37    Director
Allan L. Waters                     38    Director

------------------------
(1) As of January 25, 1996

    MR. BYRNE has been Chairman of the Board of Directors and a director of FSA Holdings since May 1994. He has also been Chairman of the Board of Directors and Chief Executive Officer of Fund American since 1985 and President of Fund American since 1990. From 1989 through 1990, Mr. Byrne was Chairman of the Board of Directors of Fireman's Fund Insurance Company ("Fireman's Fund"). Prior to joining Fireman's Fund, Mr. Byrne was Chairman and Chief Executive Officer of GEICO Corporation. Mr. Byrne is also Chairman of Fund American Enterprises, Inc. ("FAE"), a subsidiary of Fund American, and a director of Source One Mortgage
Services Corporation ("Source One"), a subsidiary of FAE. Mr. Byrne is a director of Terra Nova (Bermuda) Holdings Ltd., Mid America Apartment Communities and Zurich Reinsurance, Ltd.

    MR. COCHRAN has been President and Chief Executive Officer of FSA Holdings and of FSA since August 1990. Mr. Cochran has been Chairman of FSA since July 1994, and a director of FSA Holdings since August 1990 and of FSA since July 1988. From September 1990 until December 1993, Mr. Cochran was a director of USWCC. Prior to August 1990, Mr. Cochran was Managing Director, Financial Guaranty Department of FSA. Prior to joining FSA Holdings in 1985, Mr. Cochran was managing partner of the Washington, D.C. office of the Kutak Rock law firm. Mr. Cochran is a director of Fund American and of White Mountains Insurance Holdings, Inc.

    MR. TAYLOR has been director of FSA Holdings since February 1995. Mr. Taylor has been Chief Operating Officer of FSA Holdings since May 1993. Mr. Taylor has been a Managing Director of FSA since January 1991 and was a consultant to FSA from January 1990 to January 1991. He was a director of FSA Holdings from August 1993 until August 1994 and has been a director of FSA since January 1992. Prior to joining FSA, Mr. Taylor was Executive Vice President of Financial Guaranty Insurance Company, a financial guaranty insurer. Mr. Taylor is also a director of Source One Mortgage Services Corporation.

    MR. BRAIN has been a Managing Director of FSA since March 1989 and head of its Insured Portfolio Management Department since July 1992. He has been a director of FSA since September 1993. Prior to joining FSA in March 1989, Mr. Brain was an attorney with Cleary, Gottlieb, Steen & Hamilton.

    MR. BREWER has been a Managing Director of FSA since March 1989 and the Chief Underwriting Officer of FSA since September 1990. He has been a director of FSA since September 1993. From March 1989 to August 1991, Mr. Brewer was Managing Director, Asset Finance Group, of FSA. Prior to joining FSA in 1986, Mr. Brewer was an Associate Director of Moody's.

    MR. HARRISON has been a Managing Director and the Chief Financial Officer of FSA since August 1991 and the Chief Financial Officer of FSA Holdings since February 1993. He has been a director of FSA since September 1993. From April 1987 through August 1991, Mr. Harrison was Chief Financial Officer of Citibank, N.A. -U.S. Consumer Banking Group, and prior thereto was Managing Director, Real Estate Finance Group, of Merrill Lynch & Co. Inc.

    MR. MCCARTHY has been a Managing Director of FSA since March 1989 and head of its Financial Guaranty Department since April 1993. He has been a director of FSA since September 1993. Prior to joining FSA in 1988, Mr. McCarthy was a Vice President of PaineWebber Incorporated.

    MR. STERN has been a Managing Director, the Secretary and the General Counsel of FSA Holdings since April 1993. Since April 1993, he has been the Secretary of FSA, and since March 1989, he has been a Managing Director of FSA. He has been a director of FSA since August 1990. Prior to joining FSA as General Counsel in 1987, Mr. Stern was an attorney with Cravath, Swaine & Moore.

    MR. DOWNEY has been director of FSA Holdings since August 1994. Mr. Downey has been a limited partner since 1990, and a general partner from 1976 until 1990, of Goldman, Sachs & Co. At Goldman, Sachs & Co., Mr. Downey served as head of the Municipal Bond Department and Vice Chairman of the Fixed Income Division. Mr. Downey was a Director of the Securities Industry Association from 1987 through 1991 and served as its Chairman in 1990 and Vice Chairman in 1988 and 1989.

    MS. JAPHA has been director of FSA Holdings since May 1994. Ms. Japha has been Vice President -- Business Development of U S WEST Communications Group since October 1995. From May 1995 to October 1995, Ms. Japha served as Vice President -- Law and Human Resources of U S West Communications Group. Prior to that time, Ms. Japha served as Vice President -- Law and Associate General Counsel, General Corporation Section, U S WEST since 1994, and has been employed as counsel by U S WEST in other positions since 1989. Prior to joining U S WEST, Ms. Japha was Assistant Vice President and Legal Counsel, of Columbia Savings, a Federal Savings and Loan Association.

    MR. KEMP has been director of FSA Holdings since August 1994. Mr. Kemp has served as Executive Vice President, Treasurer and Secretary of Fund American since 1993 and Vice President, Treasurer and Secretary since 1991. Since 1994, Mr. Kemp has served as President and Chief Executive Officer of White Mountains Holdings, Inc., a subsidiary of Fund American. Mr. Kemp was a Vice President of Fireman's Fund from 1990 to January 1991. Prior to joining Fireman's Fund, Mr. Kemp was President of Resolute Reinsurance Company. Mr. Kemp is a director of Fund American, FAE, Main Street America Holdings, Inc., White Mountains Holdings, Inc. and White Mountains Insurance Company.

    MR. KUSAKARI has been director of FSA Holdings and FSA since June 1991. Mr. Kusakari has been General Manager of the Guarantee and Credit Underwriting Department of Tokio Marine since June 1993. From June 1990 through May 1993, he was General Manager of the Credit & Guarantee Insurance Division and Non-Marine Underwriting Department of Tokio Marine. From June 1988 through May 1990, Mr. Kusakari was General Manager of the Credit & Guarantee Insurance Division of Tokio Marine.

    MR. MAXWELL has been director of FSA Holdings since August 1994. Mr. Maxwell was Chairman of the Board and Chief Executive Officer of Federal National Mortgage Association from 1981 until his retirement in 1991. Mr. Maxwell is a director of Hechinger Company, Potomac Electric Power Company (PEPCO) and SunAmerica Inc.

    MR. MCCORMICK has been director of FSA Holdings since August 1994. Mr. McCormick has been Chairman of U S WEST since May 1992 and President and Chief Executive Officer of U S WEST since January 1991. He was President and Chief Operating Officer of U S WEST from 1986 to 1991. Mr. McCormick is a director of Norwest Corp. and UAL, Inc.

    MR. OSTERHOFF has been director of FSA Holdings since April 1992. Mr. Osterhoff was a director of FSA from September 1993 until July 1994. He was Executive Vice President and Chief Financial Officer of U S WEST from December 1991 until September 1995. Prior to joining U S WEST, Mr. Osterhoff was Vice President -- Finance and Chief Financial Officer of Digital Equipment Corp., a computer manufacturer. Mr. Osterhoff is a director of GenCorp.

    MR. OZANNE has been director of FSA Holdings since December 1989. Mr. Ozanne was a director of FSA from December 1989 until July 1994. He was Chairman and Director of Nations Financial Holdings Corporation from January 1994 through January 2, 1996. During December 1993, Mr. Ozanne served as President and Chief Operating Officer of Nations Financial Capital Corporation. He was President and Chief Executive Officer of USWCC from September 1989 until December 1993. Prior to joining USWCC, Mr. Ozanne was Executive Vice President of General Electric Capital Corporation, a financial services company.

    MR. POST has been director of FSA Holdings since April 1994. Mr. Post was a director of FSA from April 1994 until July 1994. In addition, he has been President of USWCC and U S WEST Financial Services Inc. since December 1993, President of U S WEST Real Estate Inc. since September 1993 and Vice President -- Capital Assets of U S WEST since August 1993, and prior thereto was employed by U S WEST in a number of other positions. Effective January 1996, Mr. Post will assume additional responsibilities as Vice President -- Commercial Development of U S WEST Media Group. In addition, Mr. Post has been a director of a number of U S WEST-affiliated companies.

    MR. WATERS has been director of FSA Holdings since August 1994. Mr. Waters has been Senior Vice President and Chief Financial Officer of Fund American since December 1993. He was Vice President and Controller of FAE from 1991 to 1993 and has been a member of the Fund American organization (formerly the Fireman's Fund organization) since 1985. Mr. Waters is also a director of FAE, Source One, White Mountains Insurance Holdings, Inc. and White Mountains Insurance Company.

    In addition, pursuant to the Merger, U S WEST and Fund American agreed to cause the Board of Directors to be increased by four members, and to elect Messrs. Michael Djordjevich, Anthony Frank, Howard Zelikow and Staats Pellett, Jr. to fill the vacancies created by such increase. Each of Messrs. Djordjevich, Frank, Zelikow and Pellet ceased to serve as a director and officer, as the case may be, of Capital Guaranty and its affiliates upon consummation of the Merger. Set forth below is certain information concerning Messrs. Djordjevich, Frank, Zelikow and Pellet.

    MR. DJORDJEVICH has been Vice Chairman of FSA Holdings since December 1995. Prior to December 1995, he was President and Chief Executive Officer of Capital Guaranty, CGIC and Capital Guaranty Service Corporation ("CGSC") from 1986 until the consummation of the Merger and Chairman of the Board of Directors of all three companies from 1992 until the consummation of the Merger.

    MR.  FRANK was a director  of Capital Guaranty from  February 1994 until the
consummation  of  the  Merger.  He  has  been  Chairman  of  Acrogen,  Inc.,   a
biotechnology company, since 1992. Mr. Frank was Postmaster

General of the United States from 1988 to 1992 and, prior to that, he served as Chairman of the Board and Chief Executive Officer of First Nationwide Bank from 1971 to 1988. Mr. Frank has also been a director of Charles Schwab Inc., Bedford Properties Inc., Irvine Apartment Communities, Inc., Living Centers of America, Inc., General American Investors, Inc., Temple-Inland, Inc. and Crescent Real Estate Equities.

    MR. ZELIKOW was a director of Capital Guaranty from February 1994 until the consummation of the Merger. He has been a management and financial consultant doing business at ZKA Associates since 1987 and has been a member of Kayne Anderson Investment Management, Inc. since 1988. Mr. Zelikow has been a director of Victoria Financial Corporation from 1991 to the present and a director of Nobel Insurance Limited from 1989 to 1993.

    MR. PELLETT was a director of Capital Guaranty from February 1994 until the consummation of the Merger. He was Senior Vice President of Bessemer Trust Company N.A. ("Bessemer"), a federally chartered bank engaged in investment management, fiduciary and other financial services. Mr. Pellett was at Bessemer from 1976 to January 1996. He also served as a Public Member of the Municipal Securities Rulemaking Board.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding ownership of FSA Holdings' equity at December 21, 1995 as to (a) each person known by FSA Holdings to beneficially own, within the meaning of the Exchange Act, 5% or more of the outstanding shares of the Common Stock or Preferred Stock, (b) each director and nominee for director of FSA Holdings, (c) each of the five most highly compensated executive officers of FSA Holdings and (d) all such executive officers and directors of FSA Holdings as a group. The table provides information regarding actual, beneficial and voting ownership. In connection with the IPO, the Company, Fund American and U S WEST entered into certain arrangements affecting such ownership, which are summarized in Notes (3) and (4) to the following table.

                                                                     NUMBER OF SHARES OWNED (1)
                                                              -----------------------------------------
                                                                                                           VOTING
                                                                    ACTUAL            BENEFICIAL (2)      POWER (3)
               5% SHAREHOLDERS, DIRECTORS AND                 -------------------   -------------------   ---------
                     EXECUTIVE OFFICERS                         NUMBER    PERCENT     NUMBER    PERCENT    PERCENT
------------------------------------------------------------  ----------  -------   ----------  -------   ---------
U S WEST Capital Corporation................................  15,856,910   50.3%    15,856,910   50.3%      41.7%
 c/o U S WEST, Inc.
 7800 East Orchard Road
 Englewood, Colorado 80111 (4)(5)
Fund American Enterprises Holdings, Inc.....................   2,460,200    7.8      7,020,807   22.3       19.0
 The 1820 House
 Main Street
 Norwich, Vermont 05055 (5)(6)
The Tokio Marine and Fire Insurance Co., Ltd................   1,929,000    6.1      1,929,000    6.1        5.8
 2-1, Marunouchi 1-Chome
 Chiyoda-ku, Tokyo 100 Japan
Oppenheimer Group, Inc......................................   1,352,820    4.3      1,352,820    4.3        4.0
 Oppenheimer Tower,
 World Financial Center,
 New York, New York 10281
Russell B. Brewer II........................................       5,010    *           61,222    *         *
John J. Byrne (6)...........................................      15,000    *           15,000    *         *
Robert P. Cochran...........................................      46,954    *          238,457    *         *
Robert N. Downey............................................      50,000    *           50,000    *         *
Barbara M. Japha............................................      --        *           --        *         *
K. Thomas Kemp (6)..........................................       1,600    *            1,600    *         *
Kozo Kusakari...............................................      --        *           --        *         *
David O. Maxwell............................................       6,000    *            6,000    *         *
Sean W. McCarthy............................................       6,984    *           80,841    *         *
Richard D. McCormick........................................       1,000    *            1,000    *         *
James M. Osterhoff..........................................       1,000    *            1,000    *         *
James H. Ozanne.............................................       3,000    *            3,000    *         *
Richard A. Post.............................................         200    *              200    *         *
Bruce E. Stern..............................................       4,672    *           62,010    *         *
Roger K. Taylor.............................................      19,726    *          138,647    *         *
Allan L. Waters.............................................       2,000    *            2,000    *         *
All executive officers and directors as a group (18
 persons)...................................................     168,206    *          775,588    2.5%         *%

--------------------------
 *  Indicates less than 1%

(1) In the case of USWCC, Fund American, Tokio Marine and Oppenheimer Group, Inc., number of shares owned is based on Schedules 13D or 13G filed by such entities with the Commission. Percents are calculated (a) based on 31,502,025 shares of Common Stock outstanding (excluding 677,722 shares held by or for the account of FSA Holdings and its subsidiaries), at January 23, 1996 and (b) in accordance with Rule 13d-3 of the Exchange Act with regard to beneficial ownership, but including (i) vested and unvested performance shares with each performance share treated as one share of Common Stock, (ii) unvested restricted stock, (iii) equity bonus shares and (iv) vested stock options exercisable within 60 days, in each case awarded under plans described in note (2) below.

(2) A person is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. In computing the percentage of outstanding shares held by each person named above on a given date, any security which such person has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Please see Notes (3) and (4) below for additional information regarding shares beneficially owned by Fund American. Shares beneficially owned by executive officers include (a) unvested restricted shares issued to them under the Company's Supplemental Restricted Stock Plan, (b) equity bonuses awarded under the FSA Holdings' 1993 Equity Partnership Plan and (c) vested and unvested performance shares awarded under the Company's 1993 Equity Participation Plan assuming such performance shares are paid out as one share of Common Stock for each performance share. The table includes shares subject to vested and unvested performance shares, and equity bonus awards, in the following amounts:
    Robert P. Cochran -- 64,000 vested and 96,000 unvested performance shares, and 8,071.81 equity bonus shares; Roger K. Taylor -- 40,000 vested and 60,000 unvested performance shares, and 4,967.28 equity bonus shares; Russell B. Brewer II -- 20,000 vested and 30,000 unvested performance shares, and 1,552.27 equity bonus shares; Sean W. McCarthy -- 26,000 vested and 39,000 unvested performance shares, and 2,638.86 equity bonus shares; Bruce E. Stern -- 20,000 vested and 30,000 unvested performance shares, and 2,980.37 equity bonus shares; all executive officers and directors as a group -- 210,000 vested and 315,000 unvested performance shares, and 24,681.14 equity bonus shares.

(3) Under a voting trust agreement among Fund American, USWCC and The First National Bank of Chicago, as voting trustee thereunder (the "Voting Trustee"), 1,893,940 shares of Common Stock deliverable upon the exercise in full of an option granted by USWCC to Fund American were deposited into a voting trust administered by the Voting Trustee, and Fund American has the right to direct the voting of such shares prior to the exercise of the option (the "Voting Trust Agreement"). In addition, at any time that Fund American owns at least 35% of the issued and then outstanding shares of Common Stock (including, for this purpose, the 1,893,940 shares subject to such option), in order that the Company be considered a majority owned subsidiary of Fund American, USWCC will deposit into the voting trust an additional number of shares, to the extent USWCC beneficially owns such shares, so that Fund American will be able to vote 50.1% of the then issued and outstanding shares of Common Stock. Percents are calculated based upon
    (a) 31,502,025 shares of Common Stock outstanding (excluding 677,722 shares held by or for the account of FSA Holdings) and (b) 2,000,000 shares of Series A Convertible Redeemable Preferred Stock of FSA Holdings (the "Preferred Stock") outstanding at January 23, 1996.

(4) All of such shares are subject to the Fund American Shareholders Agreement (as hereinafter defined) and the Tokio Marine Stockholders Agreement (as hereinafter defined). See "Certain Relationships and Related Transactions -- Fund American Shareholders Agreement" and "-- Tokio Marine Stockholders Agreement." 7,000,000 of such shares (plus an additional 1,050,000 if the underwriters of the DECS exercise their over-allotment option) may be delivered by U S WEST or USWCC, at U S WEST's option, upon maturity of the DECS.

(5) On December  21,  1995, Fund  American  owned  (subject, in  each  case,  to anti-dilutive adjustment): (a) 2,000,000 shares of Preferred Stock, constituting all the issued and outstanding Preferred Stock on such date, which are convertible into an equal number of shares of Common Stock at the conversion price of $29.65 per share; (b) an option, which expires on May 13, 1999 and entitles Fund American to purchase up to 666,667 shares of Common Stock from USWCC at an exercise price of $23.50 per share; (c) an option, which expires on November 2, 2004 and entitles Fund American to purchase up to 1,893,940 shares of Common Stock from USWCC at an exercise price of $26.40 per share; and (d) certain voting rights with respect to certain shares of Common Stock as described in Note (3) above. If Fund American were to exercise both such options, USWCC's actual and beneficial ownership would be reduced to 13,296,303 shares, or 42.2%.

(6) Mr. Byrne is the Chairman, President and Chief Executive Officer, and a major shareholder, of Fund American, and Mr. Kemp is Executive Vice President, Treasurer and Secretary of Fund American. Messrs. Byrne and Kemp disclaim beneficial ownership of Common Stock and Preferred Stock held by Fund American.

                              SELLING SHAREHOLDER

    This Prospectus relates to 7,000,000 shares of Common Stock, plus up to an additional 1,050,000 shares solely to cover over-allotments, which may be delivered by U S WEST or an affiliate thereof, at U S WEST's option, pursuant to the terms of the DECS, which are being offered by U S WEST pursuant to the DECS Prospectus. Such 8,050,000 shares of Common Stock are owned by USWCC, a wholly-owned subsidiary of U S WEST. In addition to the 8,050,000 shares of Common Stock which may be delivered upon maturity of the DECS, USWCC owns 7,806,910 shares of Common Stock. All or a portion of the shares of Common Stock owned by USWCC are subject to the Fund American Shareholders Agreement and the Tokio Marine Stockholders Agreement. See "Certain Relationships and Related Transactions -- Fund American Shareholders Agreement" and "-- Tokio Marine Stockholders Agreement."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FUND AMERICAN, U S WEST AND FSA HOLDINGS RELATIONSHIPS

    In May 1994, Fund American purchased 2,000,000 shares of Common Stock directly from USWCC, and USWCC simultaneously consummated an initial public offering of an additional 5,500,000 shares of Common Stock (plus 582,385 shares of Common Stock pursuant to the underwriters' over-allotment option), at a price of $20.00 per share. In September 1994, Fund American completed the second stage (the "Second Closing") of its investment in FSA Holdings and acquired: (i) 50,000 shares of preferred stock, par value $1.00 per share, designated as Series B Cumulative Redeemable Preferred Stock of U S WEST, Inc., a Colorado corporation and U S WEST's predecessor (the "U S WEST Preferred Stock"); (ii)(A) options to acquire 666,667 shares of Common Stock from USWCC at an exercise price of $23.50 per share beginning November 13, 1994 and ending May 13, 1999 (the "Five-Year Option") and (B) options to acquire 1,893,940 shares of Common Stock from USWCC at an exercise price of $26.40 per share beginning November 13, 1994 and ending September 2, 2004 (the "Ten-Year Option" and together with the Five-Year Option, the "USWCC Options"); the number of shares and price per share contained in the USWCC Options are, in each case, subject to anti-dilutive adjustment); and (iii) 2,000,000 shares of the Series A Convertible Redeemable Preferred Stock of FSA Holdings from FSA Holdings which are convertible into an equal number of shares of Common Stock at a price of $29.65 per share beginning November 13, 1994 and ending on the redemption date thereof, May 13, 2004. On November 1, 1995, the U S WEST Preferred Stock was converted into 50,000 shares of preferred stock, par value $1.00 per share, designated as Series C Cumulative Redeemable Preferred Stock, of U S WEST, in connection with the implementation of a recapitalization plan by U S WEST. The USWCC Options and the Preferred Stock remain outstanding and their terms have not since been amended.

    The aggregate purchase price paid by Fund American at the Second Closing was $50,700,000 in cash, consisting of $50,000,000 paid for the U S WEST Preferred Stock and the USWCC Options and $700,000 paid for the Preferred Stock. According to the Schedule 13-D filed by Fund American, the source of such funds was current assets of Fund American, and no part of such funds is or was represented by funds or other consideration borrowed or otherwise obtained for the purpose of acquiring, holding, trading or voting such securities.

    In connection with the Second Closing, FSA Holdings entered into a Registration Rights Agreement with USWCC and Fund American (the "Registration Rights Agreement"). Under this Agreement, at any time prior to May 13, 2004, each of Fund American and USWCC is entitled to four demand registrations and the right to register certain shares on a "piggyback" basis at the expense of FSA Holdings on an unlimited number of occasions if FSA Holdings proposes to have a public offering of Common Stock. FSA Holdings has agreed to indemnify Fund American and USWCC for certain liabilities, including liabilities under the Securities Act, or to contribute to payments Fund American or USWCC may be required to make in respect thereof, in connection with sales by such person of Common Stock in a registration statement prepared by FSA Holdings under the Registration Rights Agreement. The shares of Common Stock offered hereby are being registered pursuant to a demand registration exercised by USWCC in accordance with the terms of the Registration Rights Agreement.

FUND AMERICAN SHAREHOLDERS AGREEMENT

    In connection with the Second Closing, Fund American entered into (i) a Voting Trust Agreement with USWCC and The First National Bank of Chicago, as voting trustee thereunder, and (ii) the Shareholders Agreement (the "Fund American Shareholders Agreement") with USWCC and FSA Holdings. Pursuant to the Voting Trust Agreement, Fund American has the right to direct the voting of the 1,893,940 shares of Common Stock deliverable upon the exercise in full of the Ten-Year Option prior to the exercise of the Ten-Year Option. In addition, under certain circumstances, Fund American may require USWCC to deposit additional shares into the voting trust, to the extent USWCC beneficially owns such shares, so that Fund American will be able to vote 50.1% of the then issued and outstanding shares of Common Stock.

    The Fund American Shareholders Agreement provides that Fund American and U S WEST will use their best efforts to cause the Board of Directors of FSA Holdings to consist of 11 directors and the persons nominated to serve on the Board of Directors to include (i) seven persons designated by Fund American, four of whom must be approved by U S WEST in the exercise of its sole discretion, (ii) two independent directors (within the meaning of the rules of the NYSE), (iii) the President-Chief Executive Officer of FSA Holdings and (iv) one person who is a senior employee of Tokio Marine, for the period that such person is required to be designated as a director of FSA Holdings in accordance with the Tokio Marine Stockholders Agreement referred to below under "Certain Relationships and Related Transactions -- Tokio Marine Stockholders Agreement." Fund American and U S WEST have agreed to use their best efforts to cause Mr. Byrne to be Chairman of the Board of FSA Holdings (as long as he is able to serve) and he will be deemed to be a designee not requiring approval of U S WEST.

    The Securities Purchase Agreement provides that from and after the 1996 annual meeting of shareholders of FSA Holdings and thereafter, or from an earlier date in certain events, the parties will use their best efforts to cause the Board of Directors of FSA Holdings to consist of 11 directors and the persons nominated to serve on the Board of Directors to include (i) two independent directors (within the meaning of the rules of the NYSE), (ii) the President-Chief Executive Officer of FSA Holdings, (iii) one person who is a senior employee of Tokio Marine, for the period that such person is required to be designated as a director of FSA Holdings in accordance with the Tokio Marine Stockholders Agreement, and (iv) seven persons designated by Fund American, of whom U S WEST must approve a number based on the "voting power" held by Fund American and U S WEST as of the date of the nominations as set forth in the following table:

FUND AMERICAN VOTING POWER AS A
PERCENTAGE OF FUND AMERICAN AND                                       DESIGNEES TO BE APPROVED
U S WEST COMBINED VOTING POWER                                               BY U S WEST
------------------------------------------------------------------  -----------------------------
0% through 14.29%.................................................                6
Above 14.29% through 28.58%.......................................                5
Above 28.58% through 50.00%.......................................                4
Above 50.00% through 57.16%.......................................                3
Above 57.16% through 71.45%.......................................                2
Above 71.45% through 90.00%.......................................                1
Above 90.00%......................................................                0

    FSA Holdings, U S WEST and Fund American are free to alter the foregoing arrangements and have in fact provided for (a) three (rather than two) independent directors, (b) the inclusion of FSA Holdings' Chief Operating Officer as a director, for a total of thirteen directors (rather than eleven) and (c) the inclusion of four nominees of Capital Guaranty as required pursuant to the terms of the Merger, for a total of 17 directors.

    Under the Fund American Shareholders Agreement, "voting power" means the number of shares held outright by a party or its affiliates, except that shares of Common Stock deliverable to Fund American upon exercise of the Ten-Year Option, and any additional shares deposited by U S WEST in the voting trust described above, will be deemed to be owned by Fund American and not by U S WEST, provided that the votes attributed to the Preferred Stock will be excluded from Fund American's "voting power." The Fund American Shareholders Agreement requires Fund American and U S WEST to vote all shares of Common Stock over which they exercise voting control in favor of the election of all persons nominated as provided in such agreement.

    The Fund American Shareholders Agreement terminates upon the earliest to occur of (i) the cessation of the existence of FSA Holdings, (ii) September 2, 1997, (iii) the consent of U S WEST and Fund American, (iv) the sale, disposition or other transfer of any shares of Common Stock by U S WEST that causes U S WEST to own outright (excluding shares of Common Stock deliverable to Fund American and its majority owned subsidiaries upon exercise of the Ten-Year Option) less than 15% of the outstanding shares of Common Stock, or (v) such time as U S WEST, Fund American and their permitted transferees own less than 50% of the outstanding shares of Common Stock.

U S WEST, FSA HOLDINGS AND FSA RELATIONSHIPS

    In   December  1993,   FSA  Holdings  completed   the  Restructuring,  which
significantly reduced its risk of loss from its insured portfolio of obligations backed by commercial mortgages (the "Commercial Mortgage

Portfolio"). As part of the Restructuring, FSA obtained reinsurance from Commercial Re in respect of the Commercial Mortgage Portfolio. Commercial Re is an insurance company organized for the purpose of the Restructuring that is owned approximately 91.6% by USWCC and 8.4% by Tokio Marine. Various agreements were entered into among FSA Holdings, Commercial Re and U S WEST in connection with the Restructuring, all of which remains in force and have not since been amended. These agreements include (i) a quota share reinsurance agreement, (ii) an investment management agreement providing for the management by FSA Portfolio Management of Commercial Re's investment portfolio and other matters in exchange for a fee initially ranging from 15 to 30 basis points per annum on the market value of Commercial Re's investment portfolio and (iii) a management agreement pursuant to which FSA Holdings provides management services to Commercial Re, including regulatory compliance and accounting services, for a fixed fee of $100,000 per annum.

    So long as USWCC may be deemed to control FSA Holdings, FSA Holdings is subject to the Modification of Final Judgment (the "Judgment") entered in 1984 in connection with the settlement of the legal action entitled UNITED STATES V. WESTERN ELECTRIC COMPANY, INC. Pursuant to the Judgment, American Telephone and Telegraph Company divested itself of its interest in the seven regional operating companies, including U S WEST. The Judgment prohibits FSA Holdings from entering into certain activities or obtaining an ownership interest in or exercising control over any entity that engages in such activities. FSA Holdings has not engaged, and does not intend to engage, in any of such activities and, accordingly, the Judgment has not had, and is not expected to have, any material effect on the business of FSA Holdings.

    Since its acquisition of FSA Holdings, U S WEST has provided insurance coverage for FSA Holdings under insurance policies issued to U S WEST, including worker's compensation, property and general liability, business interruption, directors and officer's liability and fiduciary liability coverage. FSA Holdings pays an allocated share of the premiums for such coverages which are lower than those FSA Holdings would have to pay were it separately covered for such matters. FSA Holdings' allocated share of such premiums for 1994 was $0.2 million. In May 1994, U S WEST and FSA Holdings entered into an Insurance Indemnification and Insurance Agreement that requires U S WEST to continue to include FSA Holdings and its subsidiaries as insureds under certain insurance policies until December 31, 1997, subject to earlier termination at the election of either party.

TOKIO MARINE, FSA HOLDINGS AND FSA RELATIONSHIPS

    Tokio Marine, FSA Holdings and FSA entered into a Cooperation Agreement dated as of December 27, 1990 (the "Cooperation Agreement") in connection with Tokio Marine's investment in FSA Holdings. The Cooperation Agreement contains reinsurance provisions (discussed below) and reciprocal marketing provisions. The Cooperation Agreement also entitles Tokio Marine to select one director of FSA Holdings and of FSA and to place up to three of its employees in FSA's New York offices. The term of the Cooperation Agreement is automatically renewed on an annual basis for successive one-year terms unless notice is given, subject to earlier termination by one party upon default by the other, prior to December 31 of the prior year. Pursuant to the Cooperation Agreement, FSA has entered into a Master Reinsurance Placement Memorandum (the "Memorandum") dated December 27, 1990 by which FSA has agreed to cede and Tokio Marine has agreed to accept reinsurance equal to 10% of the principal amount of new business written by FSA in each calendar year, with the cessions to be composed of treaty participations and facultative cessions, including an automatic facility by which FSA at its option may cede up to $25.0 million per policy on a quota share basis subject to certain condition. Pursuant to the Memorandum, Tokio Marine participates in FSA's non-municipal and municipal treaties and has provided facultative reinsurance to FSA. FSA Holdings ceded premiums of $14.2 million and $6.6 million to Tokio Marine for the years ended December 31, 1993 and 1994, respectively. In the opinion of the management of FSA Holdings and FSA, the terms of the Cooperation Agreement and reinsurance with Tokio Marine are no less favorable to FSA than the terms that could be obtained from unaffiliated parties.

TOKIO MARINE STOCKHOLDERS AGREEMENT

    Pursuant to a Stockholders Agreement dated December 27, 1990, as amended (the "Tokio Marine Stockholders Agreement"), among Tokio Marine, FSA Holdings and USWCC, USWCC has agreed to vote all stock in FSA Holdings owned by it to nominate and to elect a senior employee of Tokio Marine designated by Tokio Marine to the Board of Directors of FSA Holdings as long as Tokio Marine owns at least 5% (9.9% in the event the Cooperation Agreement is terminated as a result of a breach by Tokio Marine) of FSA Holdings' outstanding Common Stock or the Cooperation Agreement is in effect. As long as such conditions are met, to the extent permitted by law, FSA Holdings has agreed to cause a senior employee of Tokio Marine to be nominated as a director of FSA Holdings. So long as Tokio Marine owns any Common Stock, USWCC has agreed to use commercially reasonable efforts to cause the maximum cash dividends to be paid each year with respect to the Common Stock of FSA Holdings which can be paid without violating applicable law, causing the rating agencies to lower or consider lowering the triple-A claims-paying ability ratings of FSA or reducing the cash of FSA Holdings and its subsidiaries below the amount needed to satisfy their reasonably anticipated business needs.

    The Tokio Marine Stockholders Agreement contains certain restrictions on the ability of Tokio Marine, USWCC and FSA Holdings to sell or otherwise transfer any stock of FSA Holdings or any subsidiary of FSA Holdings (and, under certain circumstances, the stock of USWCC), or all or substantially all of the assets of FSA Holdings or FSA, including a right of first offer in the event of a proposed sale of Common Stock by USWCC or Tokio Marine. Under such right of first offer, Tokio Marine will have the right to purchase all of the shares of Common Stock owned by USWCC which may be delivered upon maturity of the DECS. Certain of the rights granted to Tokio Marine under the Tokio Marine Stockholders Agreement may make it more difficult for USWCC to sell additional shares of Common Stock or for FSA Holdings to dispose of certain assets or raise funds from the sale of Common Stock and therefore might be deemed to restrict a change of control of FSA Holdings.

REINSURANCE AGREEMENTS WITH ENHANCE REINSURANCE COMPANY

    Enhance, a subsidiary of Enhance Financial Services Group Inc. ("Enhance Financial") which was 31.5% owned by a subsidiary of U S WEST at September 30, 1995, provides reinsurance to FSA by participating in the asset-backed and municipal reinsurance treaties and through facultative cessions. On December 11, 1995, U S WEST issued 5,430,800 of its 7.625% Exchangeable Notes due December 15, 1998 (the "Enhance DECS"). At maturity of the Enhance DECS, U S WEST may, at its option, deliver to holders of the Enhance DECS the shares of common stock of Enhance Financial owned by U S WEST's subsidiary. If U S WEST so elects to deliver such shares, the interest of U S WEST in Enhance Financial will be significantly reduced.

    For 1994, FSA ceded to Enhance 4% of the principal amount of new business written in the asset-backed area (which FSA may increase to 6%), subject to certain treaty limitations and exclusions, and 5% of the principal amount of new business written in the municipal area (which FSA may increase to 10%), subject to certain treaty limitations and exclusions. Asset Guaranty Insurance Company ("Asset Guaranty"), which is also a subsidiary of Enhance Financial, previously participated in the asset-backed treaty and assumed reinsurance through facultative cessions. Pursuant to reinsurance agreements in effect in prior years with Enhance and Asset Guaranty, FSA Holdings ceded to Enhance and Asset Guaranty premiums of $13.4 million, $10.0 million and $7.6 million for the years ended December 31, 1992, 1993 and 1994, respectively. In the opinion of the management of FSA Holdings, the terms of the existing reinsurance agreements with Enhance are no less favorable to FSA and its subsidiaries than the terms that could be obtained from unaffiliated parties.

OTHER RELATIONSHIPS

    In connection with the 1989 acquisition of FSA by U S WEST, FSA Holdings issued promissory notes and incurred other obligations to Mr. Cochran and to several former members of the management of FSA Holdings, in exchange for all their common stock of FSA Holdings. In addition, certain amounts of deferred compensation were included in the notes and obligations to several of these individuals. The aggregate principal amounts owed to Mr. Cochran and to certain former members of management in the aggregate, at January 1, 1995, were $620,107 and $5,003,532, respectively. The respective principal balances were paid in two equal installments on January 3, 1995 and March 31, 1995.

    In February 1992, FSA Holdings provided a loan in the principal amount of $630,000 to Mr. Sean W. McCarthy, a Managing Director of FSA, in connection with his relocation to New York City at the request of FSA Holdings. In December 1993, the loan agreement was amended to (i) reduce the principal balance by $141,173 (an amount equal to the loss on the sale of his home in connection with such relocation) and (ii) allow for the repayment of the remaining principal balance of $362,827.06 at December 31, 1993 over a ten-year period in equal installments at an interest rate of 5.27% per annum. Installment payments were made in January 1995 and January 1996.

                              PLAN OF DISTRIBUTION

    Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") among FSA Holdings, U S WEST and the Underwriters, for whom Salomon, Donaldson, Lufkin & Jenrette Securities Corporation and Lehman Brothers Inc. are acting as representatives, U S WEST has agreed to sell to the Underwriters, and the Underwriters have agreed to purchase, the aggregate number of DECS set forth opposite their names below:

                                                                                              NUMBER OF
UNDERWRITERS                                                                                    DECS
-------------------------------------------------------------------------------------------  -----------
Salomon Brothers Inc.......................................................................
Donaldson, Lufkin & Jenrette Securities Corporation........................................
Lehman Brothers Inc. ......................................................................
                                                                                             -----------
  Total....................................................................................    7,000,000
                                                                                             -----------
                                                                                             -----------

    In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the DECS offered pursuant to the DECS Prospectus if any of the DECS are purchased.

    U S WEST has been advised by the Underwriters that they propose to offer the DECS directly to the public initially at the public offering price set forth on the cover of the DECS Prospectus and to certain dealers at such prices less a
concession not in excess of  $       per DECS.  The Underwriters may allow,  and
such dealers may reallow, a concession not in excess of $ per DECS to other dealers. After the initial public offering, such public offering price and such concession and reallowance may be changed.

    U S WEST and FSA Holdings have agreed not to offer for sale, sell or contract to sell, or otherwise dispose of, or announce the offering of, without the prior written consent of Salomon, any shares of Common Stock or any securities convertible into or exchangeable for, or warrants to acquire, Common Stock for a period of 180 days after the date of this Prospectus; provided, however, that such restriction shall not affect the ability of (i) U S WEST, FSA Holdings or their respective subsidiaries to take any such actions in connection with the offering of the DECS made pursuant to the DECS Prospectus or any exchange at maturity pursuant to the terms of the DECS, (ii) FSA Holdings to take any such actions in connection with any employee stock option plan, stock ownership plan or dividend reinvestment plan of FSA Holdings in effect at the date of this Prospectus or (iii) U S WEST to lend shares of Common Stock pursuant to the terms of the Securities Loan Agreement (as defined herein).

    In connection with the DECS Offering, U S WEST or an affiliate thereof (referred to herein as the "Lender"), and Salomon intend to enter into a Securities Loan Agreement (the "Securities Loan Agreement") which provides that, subject to certain restrictions and with the agreement of the Lender, Salomon may from time to time borrow, return and reborrow shares of Common Stock from the Lender (the "Borrowed Securities"); PROVIDED, HOWEVER, that the number of Borrowed Securities at any time may not exceed 1,600,000 shares, subject to adjustment to provide antidilution protection. The Securities Loan Agreement is intended to facilitate market-making activity in the DECS by Salomon. Salomon may from time to time borrow shares of Common Stock under the Securities Loan Agreement to settle short sales of Common Stock entered into by Salomon to hedge any long position in the DECS resulting from its market-making activities. Such sales will be made on the NYSE or in the over-the-counter market at market prices prevailing at the time of sale or at prices related to such market prices. Market conditions will dictate the extent and timing of Salomon's market-making transactions in the DECS and the consequent need to borrow shares of Common Stock. The availability of shares of Common Stock under the Securities Loan Agreement, if any, at any time is not assured and any such availability does not assure market-making activity with respect to the DECS and any market-making actually engaged in by Salomon may cease at any time. The foregoing description of the Securities Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as an exhibit to the Registration Statement of which the Prospectus is a part.

    U S WEST has granted to the Underwriters an option, exercisable for the 30-day period after the date of the DECS Prospectus, to purchase up to an additional 1,050,000 DECS from U S WEST, at the same price per DECS as the initial DECS to be purchased by the Underwriters. The Underwriters may exercise such option only for the purpose of covering over-allotments, if any, incurred in connection with the sale of DECS offered pursuant to the DECS Prospectus. To the extent that the Underwriters exercise such option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the same proportion of the DECS as the number of DECS to be purchased and offered by such Underwriter in the above table bears to the total number of initial DECS to be purchased by the Underwriters.

    The DECS will be a new issue of securities with no established trading market. The Underwriters intend to make a market in the DECS, subject to applicable laws and regulations. However, the Underwriters are not obligated to do so and any such market-making may be discontinued at any time at the sole discretion of the Underwriters without notice. Accordingly, no assurance can be given as to the liquidity of such market.

    At U S WEST's option, upon maturity of the DECS, shares of Common Stock may be delivered by U S WEST or USWCC pursuant to the terms of the DECS. For a description of the terms of such exchange, see the DECS Prospectus.

    The Underwriting Agreement provides that U S WEST and FSA Holdings will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

    The Underwriters have from time to time performed various investment banking and financial advisory services for U S WEST, FSA Holdings and their respective affiliates, for which customary compensation has been received.

                                    EXPERTS

FINANCIAL STATEMENTS

    The consolidated financial statements of FSA Holdings and its subsidiaries as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, incorporated by reference in FSA Holdings' Annual Report (Form 10-K), have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Capital Guaranty and its subsidiaries as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, incorporated by reference in Capital Guaranty's Annual Report (Form 10-K), have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the Common Stock being offered hereby will be passed upon for FSA Holdings by Bruce E. Stern, Esq., General Counsel of FSA Holdings.

                          GLOSSARY OF INSURANCE TERMS

Acquisition costs.................  All  expenses  incurred  that are  primarily  related to acquiring new insurance policies.
Asset-backed debt obligation or
 asset-backed debt security.......  A debt instrument that is supported by a pool of assets, such as  automobile  loans  or  single  family  mortgage
                                    loans.  The payments  on the assets  produce the revenue
                                    stream that services the  interest and principal on  the
                                    asset-backed debt obligation.
Capacity..........................  The  measure of an insurer's financial strength to issue
                                    contracts  of  insurance,  usually  determined  by   the
                                    largest amount acceptable on a given risk or, in certain
                                    other  situations, by the maximum  volume of business it
                                    is prepared to accept.
Cede..............................  To pass on to a reinsurer  all or part of the  insurance written  by  an insurer  (the  ceding insurer)  with the
                                    object of reducing the possible liability of the latter.
                                    "Cessions" is the noun equivalent of the verb "cede."
Ceded premiums....................  Premiums  transferred  under  reinsurance  policies   in
                                    connection  with the transfer by an insurance company of
                                    a portion of  its insured risk  to another insurer  (the
                                    reinsurer).
Ceding commission.................  The  consideration  paid  by an  assuming  company  to a ceding company  to cover  acquisition costs  related  to
                                    business  assumed  under a  reinsurance  or retrocession
                                    contract.
Ceding company....................  An insurance company that cedes a portion of its insured risk to a reinsurer.
Combined ratio....................  The sum  of the  loss  ratio and  the expense  ratio  on either a SAP or a GAAP basis, as the case may be.
Contingency reserve...............  A  reserve used  in SAP  accounting designed  to protect policyholders against  the  effect of  excessive  losses
                                    occurring during adverse economic cycles.
Credit enhancement................  Use  of  a  financial  guaranty  to  upgrade  the credit quality of a security such as by the use of an insurance
                                    policy or letter of credit.
Credit rating.....................  An alphabetic system  used by major  rating agencies  to categorize  the  creditworthiness  of  an  issuer  of  a
                                    specific obligation. A  credit rating of  BBB or Baa  or
                                    better is considered an investment grade rating, meaning
                                    the  securities have  been analyzed and  are regarded as
                                    having adequate capacity  to provide  timely payment  of
                                    debt  service.  A  credit  rating below  BBB  or  Baa is
                                    considered a speculative grade rating, meaning there  is
                                    a greater vulnerability to default.
Deferred acquisition cost.........  Those  expenses, generally incurred  at the commencement of the term of the insurance policy, that vary with  and
                                    are  primarily  related  to  the  production  of  new or
                                    renewal business, including: salaries and related  costs
                                    of  underwriting  and  marketing,  rating  agency  fees,
                                    premium taxes, and  certain other underwriting  expenses
                                    offset  by reinsurance commissions  received on premiums
                                    ceded to reinsurers.

Earned premium....................  The portion of net premiums that is recognized as income during a given period. The amount of earned premium in a
                                    given period  is determined  differently under  SAP  and
                                    under GAAP.
Excess of loss reinsurance........  A form of non-proportional reinsurance which, subject to
                                    a   specified  limit,  indemnifies  the  ceding  company
                                    against loss in  excess of a  specified deductible  with
                                    respect to claims under a policy. This form of insurance
                                    is also known as stop-loss insurance.
Expense ratio.....................  On  a SAP basis, the ratio of underwriting and operating expenses divided  by net  premiums  written. On  a  GAAP
                                    basis,  the ratio of underwriting and operating expenses
                                    to net premium earned.
Facultative reinsurance...........  Involves individual risks offered to the reinsurer which the latter is under no obligation to accept.
Financial guaranty................  The promise to make payments  to the holders of a  debt, loan  or other similar financial instrument in the event
                                    the borrower or underlying obligor fails to do so.
GAAP..............................  Generally accepted accounting  principles as defined  by the  American Institute of Certified Public Accountants,
                                    the  Financial  Accounting  Standards  Board  and  other
                                    recognized accounting literature.
GAAP expense ratio................  The   quotient  derived  by  dividing  underwriting  and
                                    operating expenses by net premiums earned.
Gross insurance in force..........  The sum of all  liabilities insured under insurance  and reinsurance  policies in force. Gross insurance in force
                                    in the case of a financial guaranty insurance policy  is
                                    the  sum  of all  unpaid  principal, interest  and other
                                    obligations, in  respect  of  the  obligations  insured,
                                    assuming  payment  at  maturity in  accordance  with the
                                    terms of such obligations, net of refunded bonds secured
                                    by United States government securities held in escrow or
                                    other qualified collateral  and net  of defeased  policy
                                    obligations and redemptions and repayments.
Gross par amount insured..........  The aggregate principal amount of obligations insured.
Gross par amount outstanding......  The outstanding principal amount of insured obligations,
                                    net   of  refunded   bonds  secured   by  United  States
                                    government securities held in escrow or other  qualified
                                    collateral and net of defeased policy obligations.
Gross premiums written............  All  premiums arising  from policies  issued directly by the primary insurance company to its policyholders  plus
                                    assumed premiums.
Guarantor.........................  The  entity, such as an insurance company, that promises to pay on an obligation  in the event the obligor  fails
                                    to do so.
Incurred losses...................  Losses  which have  already occurred  and which  have or will result in a claim  under the terms of an  insurance
                                    policy or a reinsurance agreement.
Insurance in force or exposure....  Principal  outstanding and interest to  be paid over the remaining life  of  a  given obligation  in  respect  of
                                    obligations insured and reinsured by the Company, net of
                                    refunded  debt  obligations,  retrocessions, redemptions
                                    and repayments.

Issuer............................  A municipality or  corporation or other  entity that  is the obligor on a debt issuance to the capital markets.
Leverage ratio....................  The  ratio of insurance in  force to qualified statutory capital.
Loss adjustment expenses or LAE...  All of  the  costs  associated with  the  settlement  of claims, except the claim payment itself.
Loss ratio........................  On  a SAP basis, the ratio of losses and loss adjustment expenses incurred (exclusive of additions to the general
                                    loss reserve) to net premiums  earned. On a GAAP  basis,
                                    the   ratio  of  losses  and  loss  adjustment  expenses
                                    incurred (inclusive  of additions  to the  general  loss
                                    reserve) to net premiums earned.
Loss reserve......................  For  an individual loss,  an estimate of  the amount the insurer expects to pay for the reported claim. For total
                                    losses, estimates of expected payments for reported  and
                                    unreported   claims.  May   include  amounts   for  loss
                                    adjustment expenses. See "Incurred losses."
Monoline financial guaranty
 insurer..........................  A property/casualty insurer which  operates in areas  of bond  insurance and closely related lines, and which has
                                    no exposure resulting from other general
                                    property/casualty lines of business. Monoline  financial
                                    guaranty  insurer traditionally referred  to a writer of
                                    municipal bond  insurance,  but currently  includes,  as
                                    well, insurers of asset-backed debt obligations.
Net insurance in force............  The gross insurance in force under outstanding insurance and  reinsurance policies issued by  the insurer, net of
                                    ceded reinsurance.
Net par amount outstanding........  Gross par amount outstanding, net of ceded reinsurance.
Net premiums earned...............  Premiums  earned,  net  of  earned  premiums  ceded   to
                                    reinsurers.
Net premiums written..............  Gross   premiums  written,  net  of  premiums  ceded  to
                                    reinsurers.
Obligor...........................  The entity required to make payments under a debt,  loan or other similar financial instrument.
Policyholders' surplus............  The  amount remaining  after all  liabilities, including loss and contingency reserves,  are subtracted from  all
                                    assets, applying SAP.
Premiums earned...................  The  premiums written during a  period plus the unearned premiums  at  the  beginning  of  the  period  less  the
                                    unearned premiums at the end of the period.
Proportional reinsurance..........  A  generic term  describing all forms  of reinsurance in which the reinsurer  shares a proportional  part of  the
                                    original losses and premiums of the reinsured.
Qualified statutory capital.......  The  aggregate of policyholders' surplus and contingency reserves, calculated in accordance with SAP.
Quota share.......................  A form  of  proportional  reinsurance  under  which  the ceding  insurer transfers  to the  reinsurer a specified
                                    percentage of  each risk  within a  defined category  or
                                    insurance  business written by the insurer in return for
                                    a similar percentage of the premium applicable thereto.

Reinsurance.......................  The procedure whereby an insurer transfers ("cedes")  to another  insurer  a portion  of the  risk insured  and a
                                    portion of  the  related premiums.  Reinsurance  can  be
                                    effected  by a "treaty," where reinsurance automatically
                                    covers a portion  of all  risks of  a defined  category,
                                    amount  and type, or by "facultative" reinsurance, where
                                    reinsurance  is  negotiated  on  a  contract-by-contract
                                    basis.
Residual value insurance..........  Insurance  that guaranties a minimum  value for an asset or pool of assets at a particular point in time, such as
                                    at the expiration date of  a lease with respect to  such
                                    asset or assets.
SAP...............................  Statutory  Accounting Practices  consisting of recording
                                    transactions  and  preparing  financial  statements   in
                                    accordance  with the rules  and procedures prescribed or
                                    permitted by state regulatory authorities.
Surety............................  A line of  insurance in  which the  obligor promises  to perform  the  obligations  of  a  third  party  under  a
                                    contractual agreement should the third party fail to  do
                                    so. A surety is similar in form to a financial guaranty,
                                    the essential difference being that financial guaranties
                                    apply   to  third-party  obligations   which  are  of  a
                                    financial nature.
Treaty reinsurance................  Reinsurance  written  on  a  treaty  basis  instead   of
                                    facultatively.  A  reinsurance treaty  is  a reinsurance
                                    agreement between the ceding company and the  reinsurer,
                                    usually  for one  year or  longer, which  stipulates the
                                    technical particulars applicable  to the reinsurance  of
                                    some class or classes of business.
Underwriting......................  The   insurer's  or  reinsurer's  process  of  reviewing
                                    submissions for insurance coverage, deciding whether  to
                                    accept  all  or  part  of  the  coverage  requested  and
                                    determining the applicable premiums; also refers to  the
                                    acceptance of such coverage.
Unearned premiums.................  The  portion  of premium  attributable to  the unexpired period of policies that has been collected by an insurer
                                    but has not yet been  recognized as earned premiums  and
                                    accounted for as revenues.

NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                           --------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Available Information..........................          2
Incorporation of Certain Documents by
 Reference.....................................          3
Prospectus Summary.............................          4
Risk Factors...................................          9
Recent Developments............................         12
Use of Proceeds................................         14
Price Range of Common Stock and Dividends......         15
Unaudited Pro Forma Consolidated Condensed
 Financial Information.........................         16
Selected Historical Consolidated Financial
 Information of Financial Security Assurance
 Holdings Ltd..................................         23
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................         25
Financial Guaranty Industry Overview...........         33
Business.......................................         35
Capital Guaranty Corporation...................         50
Selected Historical Consolidated Financial
 Information of Capital Guaranty Corporation...         55
Insurance Regulatory Matters...................         57
Accounting.....................................         59
Directors and Executive Officers...............         61
Security Ownership of Certain Beneficial Owners
 and Management................................         65
Selling Shareholder............................         67
Certain Relationships and Related
 Transactions..................................         68
Plan of Distribution...........................         73
Experts........................................         74
Legal Matters..................................         74
Glossary of Insurance Terms....................         75

7,000,000 SHARES

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

COMMON STOCK
($.01 PAR VALUE)

    [LOGO]

PROSPECTUS

DATED            , 1996

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY U S WEST OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF U S WEST SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS ARE NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              -------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                ---------
                  PROSPECTUS SUPPLEMENT
Risk Factors Relating to DECS.................        S-3
U S WEST, Inc.................................        S-5
Recent Development............................        S-5
Financial Security Assurance Holdings Ltd.....        S-6
Relationship Between U S WEST and FSA
  Holdings....................................        S-8
Capitalization................................        S-9
Summary Financial Data........................       S-10
Price Range and Dividend History of FSA
  Holdings Common Stock.......................       S-11
Use of Proceeds...............................       S-11
Description of the DECS.......................       S-12
Certain United States Federal Income Tax
  Considerations..............................       S-18
Plan of Distribution..........................       S-21
Legal Opinions................................       S-22

                       PROSPECTUS

Available Information.........................          2
Incorporation of Certain Documents by
  Reference...................................          3
U S WEST, Inc.................................          4
Recent Development............................          4
Ratio of Earnings to Fixed Charges............          5
Use of Proceeds...............................          5
Description of Debt Securities................          5
Plan of Distribution..........................         10
Legal Opinions................................         11
Experts.......................................         11
Appendix A

7,000,000 DECS-SM-

(DEBT EXCHANGEABLE FOR
COMMON STOCK-SM-)

U S WEST, INC.

    % EXCHANGEABLE NOTES
DUE              , 1999

[LOGO]

SALOMON BROTHERS INC

DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

LEHMAN BROTHERS

PROSPECTUS SUPPLEMENT

DATED             , 1996